Execution Version

Exhibit 10.1
U.S. $800,000,000
CREDIT AGREEMENT
OCELOT MERGER SUB, INC.,
which on the Closing Date shall be merged with and into
GXS GROUP, INC.,
which shall survive such merger as Borrower
-and-
OPEN TEXT CORPORATION, as Guarantor
-and-
THE OTHER DOMESTIC GUARANTORS PARTY HERETO
-and-
THE LENDERS NAMED HEREIN as Lenders
-and-
BARCLAYS BANK PLC as sole Administrative Agent and Collateral Agent
-and-
BARCLAYS BANK PLC and RBC CAPITAL MARKETS∗ as Lead Arrangers and Joint Bookrunners
Dated as of January 16, 2014

____________________________
* RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada

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ARTICLE 1
INTERPRETATION
Section 1.01Defined Terms    2
Section 1.02Gender and Number    40
Section 1.03Interpretation not Affected by Headings, etc.    40
Section 1.04Currency    40
Section 1.05Certain Phrases, etc.    40
Section 1.06Accounting Terms    40
Section 1.07Non-Business Days    40
Section 1.08Ratable Portion of Accommodations    40
Section 1.09Incorporation of Schedules    41
Section 1.10Control of Equity Securities    41
ARTICLE 2
CREDIT FACILITY
Section 2.01Availability    41
Section 2.02Commitments and Facility Limits    43
Section 2.03Use of Proceeds    43
Section 2.04Mandatory Repayments and Reductions of Commitments    43
Section 2.05Mandatory Prepayments/Offers to Prepay    45
Section 2.06Optional Prepayments and Reductions of Commitments    46
Section 2.07Fees    47
Section 2.08Payments under this Agreement    47
Section 2.09Application of Payments and Prepayments    47
Section 2.10Computations of Interest and Fees    48
Section 2.11Security    49
Section 2.12Defaulting Lenders    51
Section 2.13Amend and Extend Transactions    52
ARTICLE 3
TERM LOAN CREDIT FACILITY ADVANCES
Section 3.01The Advances    53
Section 3.02Procedure for Borrowing.    54
Section 3.03Conversions and Elections Regarding Advances    54
Section 3.04Circumstances Requiring Floating Rate Pricing    55
Section 3.05Interest on Advances    56
ARTICLE 4
CONDITIONS OF LENDING
Section 4.01Conditions Precedent to the Initial Accommodation    57
Section 4.02No Waiver    60
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
Section 5.01Representations and Warranties    61
Section 5.02Survival of Representations and Warranties    69

ARTICLE 6
COVENANTS OF THE LOAN PARTIES
Section 6.01Affirmative Covenants    70
Section 6.02Negative Covenants    82
Section 6.03Financial Covenant    88
ARTICLE 7
EVENTS OF DEFAULT
Section 7.01Events of Default    88
Section 7.02Remedies Upon Demand and Default    91
ARTICLE 8
YIELD PROTECTION
Section 8.01Increased Costs; Reserves on LIBOR Advances    92
Section 8.02Taxes    94
Section 8.03Mitigation Obligations: Replacement of Lenders    97
Section 8.04Illegality; Inability to Determine Rates    98
ARTICLE 9
RIGHT OF SETOFF
Section 9.01Right of Setoff.    99
ARTICLE 10
SHARING OF PAYMENTS BY LENDERS
Section 10.01Sharing of Payments by Lenders    100
ARTICLE 11
ADMINISTRATIVE AGENT’S CLAWBACK
Section 11.01Administrative Agent’s Claw back    101
ARTICLE 12
AGENCY
Section 12.01Appointment and Authority    102
Section 12.02Rights as a Lender    106
Section 12.03Exculpatory Provisions    106
Section 12.04Reliance by Administrative Agent    108
Section 12.05Indemnification of Agents    108
Section 12.06Delegation of Duties    109
Section 12.07Replacement of Administrative Agent or Collateral Agent    109
Section 12.08Non-Reliance on Agents and Other Lenders    110
Section 12.09Collective Action of the Lenders    110
Section 12.10No Other Duties, etc.    111
Section 12.11Administrative Agent May File Proofs of Claim    111
ARTICLE 13
NOTICES: EFFECTIVENESS; ELECTRONIC COMMUNICATION
Section 13.01Notices, etc.    112

ARTICLE 14
EXPENSES; INDEMNITY: DAMAGE WAIVER
Section 14.01Expenses; Indemnity: Damage Waiver    114
ARTICLE 15
SUCCESSORS AND ASSIGNS
Section 15.01Successors and Assigns    116
ARTICLE 16
AMENDMENTS AND WAIVERS
Section 16.01Amendments and Waivers    121
Section 16.02Judgment Currency.    124
Section 16.03Releases.    125
ARTICLE 17
GOVERNING LAW; JURISDICTION; ETC.
Section 17.01Governing Law; Jurisdiction; Etc.    125
ARTICLE 18
WAIVER OF JURY TRIAL
Section 18.01Waiver of Jury Trial    126
ARTICLE 19
MISCELLANEOUS
Section 19.01Counterparts; Integration; Effectiveness; Electronic Execution    126
Section 19.02Severability    127
Section 19.03Payments Set Aside.    127
Section 19.04No Waiver; Remedies Cumulative; Enforcement.    127
Section 19.05Affiliate Activities.    128
Section 19.06No Advisory or Fiduciary Responsibility.    129
ARTICLE 20
TREATMENT OF CERTAIN INFORMATION: CONFIDENTIALITY
Section 20.01Treatment of Certain Information: Confidentiality    129
ARTICLE 21
DOMESTIC GUARANTEE
Section 21.01Domestic Guarantee.    131
Section 21.02Indemnity.    132
Section 21.03Payment and Performance.    132
Section 21.04Continuing Obligation.    133
Section 21.05Guarantee Unaffected.    133
Section 21.06Waivers.    134
Section 21.07Guaranteed Parties’ Right to Act.    135
Section 21.08Assignment and Postponement.    135
Section 21.09Action or Inaction.    136
Section 21.10Guaranteed Parties’ Rights.    136
Section 21.11Demand.    136
Section 21.12No Representations.    136

Section 21.13Keepwell.    136
Section 21.14Intercreditor Agreement.    137
ARTICLE 22
PARALLEL DEBT
Section 22.01Definitions.    137
Section 22.02Undertaking.    137
Section 22.03Characteristics.    137
Section 22.04Administrative Agent.    138
Section 22.05Payments of Parallel Debt.    138
Section 22.06Application of Payments of Parallel Debt.    138
Section 22.07Application to German Security Only.    138

SCHEDULES
Schedules Relating to Accommodations

Schedule 1	-	Form of Borrowing Notice
Schedule 2	-	Form of Interest Rate Election Notice
Schedule 3	-	Notice Periods and Amounts
Schedule 4	-	Applicable Margins
Schedule 5	-	Form of Compliance Certificate
Forms Schedules/Other Schedules

Schedule 6	-	Assignment and Assumption Agreement
Schedule 7	-	Form of Open Text Solvency Certificate
Schedule 8	-	Form of Borrower Solvency Certificate
Schedule 9	-	Auction Procedures
Schedule 10	-	Form of Intercreditor Agreement
Disclosure Schedules

Schedule A	-	Jurisdiction of Incorporation; Equity Securities; Locations; Etc.
Schedule B	-	Litigation
Schedule C	-	Location of Business
Schedule D	-	Trademarks/Patents, etc.
Schedule E	-	Owned Real Property
Schedule F	-	Subsidiaries
Schedule G	-	Material Permits
Schedule H	-	Material Agreements
Schedule I	-	Environmental Matters
Schedule J	-	Exempt Immaterial Subsidiaries
Schedule K	-	Existing Debt/Liens/Restrictions

2

Schedule L	-	Intercompany Securities/Instruments

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of January 16, 2014 (this “Agreement”), between OCELOT MERGER SUB, INC., a Delaware corporation, as borrower (the “Borrower”; provided, that on the Closing Date, upon the merger of such entity with and into GXS Group, Inc., a Delaware corporation (the “Company”), Company shall become the “Borrower”), OPEN TEXT CORPORATION, a corporation amalgamated under the laws of Canada (“Open Text”), the DOMESTIC GUARANTORS PARTY HERETO, each of the lenders listed on the signature pages hereof or which pursuant to Section 15.01 becomes a “Lender” hereunder, BARCLAYS BANK PLC, as sole Administrative Agent and Collateral Agent.

A.    Open Text is party to an Agreement and Plan of Merger dated as of November 4, 2013 (the “GXS Acquisition Agreement”), by and among the Borrower, a wholly-owned Subsidiary of Open Text, Company and Global Acquisition LLC as stockholders’ representative, pursuant to which the Borrower will engage in a business combination transaction with Company that is implemented by the acquisition (the “GXS Acquisition”) by Open Text of all of the equity interests of Company as follows: (i) Open Text causes the Borrower to be merged with and into Company, (ii) with Company surviving as a wholly-owned Subsidiary of Open Text, and the equityholders of Company receiving the merger consideration provided for in the GXS Acquisition Agreement

B.    On the Closing Date, or within a period of time thereafter as provided in the GXS Acquisition Agreement, Borrower will repay in full the obligations of the Company, or of its Subsidiaries, under (i) that certain Credit and Guaranty Agreement, dated as of December 23, 2009, among GXS Worldwide, Inc., a Delaware Corporation, certain subsidiaries of Company, as guarantors, the lenders party thereto from time to time, Wells Fargo Foothill, Inc., as administrative agent and Wilmington Trust FSB as collateral trustee, Wells Fargo Foothill, Inc., Barclays Capital, the investment banking division of Barclays Bank PLC, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Barclays Capital, the investment banking division of Barclays Bank PLC and J.P. Morgan Securities, Inc., as co-syndication agents, and Citigroup Global Markets Inc., as documentation agent, as amended (the “GXS Credit Facility”); (ii) the Indenture dated as of December 23, 2009, among GXS Worldwide, Inc., a Delaware corporation, the guarantors and U.S. Bank National Association, as trustee and Wilmington Trust FSB, as collateral trustee, as amended (the notes issued thereunder, the “GXS Senior Notes”); and (iii) the Purchase Agreement, dated October 5, 2007, by and between GXS Holdings, Inc. and General Electric Capital Corporation, as amended (the notes issued thereunder, the “GXS Subordinated Notes”, and together with the GXS Credit Facility, the GXS Senior Notes, the “GXS Indebtedness”).

C.    In furtherance of the foregoing, the Borrower has requested that the Lenders extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of U.S. $800,000,000, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

D.    Unless otherwise defined in these Recitals or this Agreement, capitalized terms used herein shall have the respective meanings assigned to them in Article 1 and, for the purposes of this Agreement and the other Credit Documents, the rules of construction set forth in Article 1 shall govern. These Recitals shall be construed as part of this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.01	Defined Terms
As used in this Agreement, the following terms have the following meanings:
“ABR Rate” means, on any day, the greater of (i) the rate of interest established by the Administrative Agent from time to time as its prime commercial lending rate for such day for borrowings in U.S. Dollars, changing effective on the date of announcement of said corporate base rate changes, (ii) the Federal Funds Rate plus 0.50% per annum and (iii) one month Eurodollar Rate plus 1.00% per annum. The corporate base rate is not necessarily the lowest rate charged by the Lender acting as the Administrative Agent to its customers.
“ABR Advance” has the meaning specified in the definition of “Advance” herein.
“Accommodation” means an Advance made by a Lender on the occasion of any Borrowing.
“Accommodation Notice” means a Borrowing Notice or an Interest Rate Election Notice, as the case may be.
“Accommodations Outstanding” means, at any time, in relation to (a) the Borrower and all Term Loan Lenders, the principal amount of all Accommodations outstanding at such time made to the Borrower, and (b) the Borrower and each Term Loan Lender, the principal amount of all Accommodations outstanding at such time made by such Term Loan Lender under its Term Loan Commitment.
“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which any Loan Party directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of Assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body; provided, that in no event shall any transaction or series of related transactions for which the aggregate purchase price is less than U.S. $5,000,000 constitute an Acquisition hereunder.

“Additional Compensation” has the meaning specified in Section 8.01(4).
“Additional Guarantor” has the meaning specified in Section 21.04(1).
“Additional Restructuring and Integration Costs” means restructuring and integration costs of Open Text and its Subsidiaries incurred in respect of, and arising within twelve months of, any Permitted Acquisition in an amount not to exceed 20% of the aggregate purchase price for such Permitted Acquisition; provided that the aggregate amount for all such costs shall not exceed U.S. $65,000,000 in any Financial Year.
“Administrative Agent” means Barclays Bank PLC as Administrative Agent for the Lenders under this Agreement, and any successor appointed pursuant to Section 12.07.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advances” means the advances made by the Lenders pursuant to Article 3 and “Advance” means any one of such Advances. An Advance may (in accordance with and subject to Articles 2 and 3) be designated as a “LIBOR Advance” or an “ABR Advance”. Each of a LIBOR Advance and an ABR Advance is a “Type” of Advance.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliate Assignment Agreement” has the meaning assigned to such term in Schedule 9.
“Agent-Related Persons” means each Agent, together with its Related Parties.
“Agents” means the Administrative Agent, the Collateral Agent and the Lead Arrangers.
“Agreement” means this amended and restated credit agreement, as further amended, restated, supplemented, modified, renewed or replaced from time to time.
“Annual Business Plan” means, for any Financial Year, reasonably detailed pro-forma balance sheet, statement of operations and statement of cash flows in respect of Open Text and its Subsidiaries, prepared on a consolidated basis in accordance with GAAP (subject to the absence of footnotes), in respect of such Financial Year and each Financial Quarter therein and supported by appropriate explanations, notes and information, all as approved by the board of directors of Open Text.
“Anti-Terrorism Law” shall mean any laws relating to terrorism or money laundering, including the Bank Secrecy Act of 1990, as amended by the USA PATRIOT ACT, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control, the Criminal Code, and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margins” means, at any time, subject to the next following sentence, the margins in basis points set forth and defined in Schedule 4. In respect of (i) LIBOR Advances, the Applicable Margin shall be the margin referred to in the column “LIBOR Advances” and (ii) ABR Advances, the Applicable Margin shall be the margin referred to in the column “ABR Advances”.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assets” means, with respect to any Person, any property (including real property), assets and undertakings of such Person of every kind and wheresoever situated, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest of any Person in any other Person).
“Assigned Agreement” means each agreement and hedge agreement in which the U.S. Grantors have assigned a security interest to the Administrative Agent pursuant to the terms of the Security and Pledge Agreement.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Schedule 6 or any other form approved by the Administrative Agent.
“Attorney” has the meaning specified in Section 12.01(2).
“Auction” has the meaning given such term in Section 15.01(3)(a).
“Auction Manager” means the Administrative Agent.
“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person and having the force of Law.
“basis point” means 1/100th of one percent.
“Benefit Arrangement” means at any time an “employee benefit plan”, within the meaning of Section 3(2) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any Loan Party, but does not include a Canadian Pension Plan or a Canadian Benefit Plan.
“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time.
“Borrower” has the meaning given to such term in the Recitals hereto.
“Borrower Materials” has the meaning specified in Section 13.01(2).

“Borrower’s Account” means the Borrower’s U.S. Dollar account, the particulars of which shall have been notified to the Administrative Agent by Borrower at least one Business Day prior to the making of any Accommodation.
“Borrowing” means a borrowing consisting of one or more Advances.
“Borrowing Notice” has the meaning specified in Section 3.02.
“Buildings and Fixtures” means all plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on the Owned Real Properties.
“Business” means the business of software development, maintenance, support, marketing, distribution, licensing and professional services in connection with the foregoing.
“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York or Toronto, Ontario and, where used in the context of a LIBOR Advance, is also a day on which dealings are carried on in the London interbank market.
“Canadian Benefit Plan” means any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party has any liability with respect to any of its employees or former employees employed in Canada, and includes any Canadian Pension Plan.
“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.
“Capital Expenditures” means, in respect of any Person, expenditures made by such Person for the purchase, lease or acquisition of Assets (other than current Assets) required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capital Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, moveable or immoveable, that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, (i) in the case of Cash Management Agreements existing on the Closing Date, is a Lender or an Affiliate of Lender as of the date hereof and (ii) in the case of Cash Management Agreements entered into after the Closing

Date, is a Lender or an Affiliate of a Lender at the time it enters into a Cash Management Agreement, in each case in its capacity as a party to such Cash Management Agreement.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended from time to time.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, or (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws in connection therewith, all guidelines and directives in connection therewith and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date adopted, issued, promulgated or implemented.
“Change of Control” means, any Person (or any two or more Persons acting in concert) acquires legal or beneficial ownership, either directly or indirectly, of more than 35% of the Equity Securities of Open Text entitled to vote for the election of the board of directors of Open Text.
“Closing Date” means January 16, 2014.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” means the Assets of the Loan Parties in respect of which the Administrative Agent, the Collateral Agent or any Lender has a security interest pursuant to a Security Document or in which a security interest is intended to be created in favour of the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of a Security Document.
“Collateral Account” means the U.S. Grantors’ collateral deposit accounts, if any, opened at the request of the Administrative Agent for the purpose of holding proceeds of Collateral.
“Collateral Agent” means Barclays Bank PLC as Collateral Agent for the Lenders under this Agreement, and any successor appointed pursuant to Section 12.07.
“Commitment” means, at any time, in respect of the Term Loan Facility, U.S. $800,000,000 (the “Term Loan Commitment”). “Lender’s Term Loan Commitment” means, at any time, the relevant amount designated as such and set forth opposite such Lender’s name on the signature pages hereof or in the assignment and assumption agreement executed and delivered pursuant to Section 15.01(2) pursuant to which it shall become a party hereto (as reduced or increased in accordance with the terms hereof).

“Commodity Exchange Act” means the U.S. Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” has the meaning given to such term in the Recitals hereto.
“Company Material Adverse Effect” shall have the meaning given to such term in the Section 4.01(1)(b) hereof.
“Compliance Certificate” means a certificate of Open Text signed on its behalf by its chief executive officer, chief financial officer or any other two senior officers, in the form attached hereto as Schedule 5.
“Consolidated Assets” means, at any time, the assets of Open Text and its Subsidiaries, determined on a consolidated basis as of such time in accordance with GAAP.
“Consolidated Debt” means, at any time, the aggregate amount of all Debt of Open Text and its Subsidiaries, determined on a consolidated basis as of such time.
“Consolidated Depreciation and Amortization Expense” means, for any Measurement Period, depreciation and amortization expense of Open Text and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” means, in respect of Open Text and its Subsidiaries for any Measurement Period, and without duplication, Consolidated Net Income for such period increased, to the extent deducted in calculating Consolidated Net Income, by the sum of (i) Consolidated Interest Expense for such period; (ii) Consolidated Income Tax Expense for such period; (iii) Consolidated Depreciation and Amortization Expense for such period; (iv) Restructuring and Integration Costs and Additional Restructuring and Integration Costs incurred during such period; (v) stock or stock-option based compensation expenses; (vi) Transaction Costs; and (vii) any non-recurring non-cash items decreasing Consolidated Net Income for such period (such as, for clarification, deferred revenue deducted in acquisition accounting), and decreased by (viii) all cash payments during such period relating to non-cash charges which were added back in determining Consolidated EBITDA in any prior period (excluding for purposes of this clause (viii) all Restructuring and Integration Costs and Additional Restructuring and Integration Costs, in each case paid in cash during such period), (ix) interest income (except to the extent deducted in determining Consolidated Interest Expense) and (x) any non-recurring non-cash items increasing Consolidated Net Income for such period or which require an accrual of, or reserve for, cash charges for any future period, all as determined at such time in accordance with GAAP.
For purposes of calculating Consolidated EBITDA for any period pursuant to any determination of the Consolidated Net Leverage Ratio, if during such period (or in the case of calculations determined on a pro forma basis, during the period from the last day of such period to and including the date as of which such calculation is made) Open Text or one or more of its Subsidiaries shall have made a Material Disposition or a Material Permitted Acquisition, Consolidated EBITDA for such period shall be calculated after giving effect thereto on a pro forma basis calculated on terms reasonably satisfactory to the Administrative

Agent, giving effect to identifiable cost savings documented to the reasonable satisfaction of the Administrative Agent.
“Consolidated Income Tax Expense” means, for any Measurement Period, the aggregate of all Taxes (including deferred Taxes) based on income of Open Text and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, in respect of Open Text and its Subsidiaries, for any Measurement Period, the sum of, without duplication, (i) all items properly classified as interest expense in accordance with GAAP and (ii) the imputed interest component of any element of Consolidated Debt (such as leases) which would not be classified as interest expense pursuant to (i), all as determined at such time in accordance with GAAP.
“Consolidated Net Debt for Borrowed Money” means, at any time, (a) (i) all Debt of Open Text and its Subsidiaries of the types described in clause (i) of the definition of “Debt” hereunder, determined on a consolidated basis, and (ii) all Synthetic Debt of Open Text and its Subsidiaries as of such time, determined on a consolidated basis, minus (b) Unrestricted Cash.
“Consolidated Net Leverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated Net Debt for Borrowed Money to (b) Consolidated EBITDA, in each case for such period.
“Consolidated Net Income” means, for any Measurement Period, the net income (loss) of Open Text and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Senior Secured Net Debt for Borrowed Money” means, at any time, (a) the aggregate amount of (i) all Debt of Open Text and its Subsidiaries of the types described in clause (i) of the definition of “Debt” hereunder and secured by an Encumbrance on the Assets of Open Text or any of its Subsidiaries, on a consolidated basis and (ii) all Synthetic Debt of Open Text and its Subsidiaries and secured by an Encumbrance on the Assets of Open Text or any of its Subsidiaries as of such time, determined on a consolidated basis, minus (b) Unrestricted Cash.
“Consolidated Senior Secured Net Leverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated Senior Secured Net Debt for Borrowed Money to (b) Consolidated EBITDA, in each case for such period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the corresponding meaning.
“Credit Documents” means this Agreement, the Security Documents, the Eligible Hedging Agreements, the Eligible Cash Management Agreements, certificates and written notices executed by any of the Loan Parties and delivered to the Collateral Agent, the Administrative Agent or the Lenders, or any of them, and all other documents designated by their terms as “Credit Documents” and executed and delivered to the Collateral Agent, the Administrative

Agent or the Lenders, or any of them, by any of the Loan Parties in connection with the Term Loan Facility.
“Custodian” has the meaning specified in Section 12.01(2).
“Debenture” has the meaning specified in Section 2.11(1)(d).
“Debt” of any Person means, at any time, (without duplication), (i) all indebtedness of such Person for borrowed money including borrowings of commodities, bankers’ acceptances, letters of credit or letters of guarantee; (ii) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness (other than trade payables and other current liabilities incurred in the ordinary course of business); (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (but excluding customary title retention provisions in supply contracts entered into in the ordinary course of business with payment terms not exceeding 120 days and as to which payments are not overdue by more than 30 days); (iv) all indebtedness of another Person secured by an Encumbrance on any properties or assets of such Person (other than Encumbrances being contested in good faith); (v) all Capital Lease Obligations of such Person; (vi) the aggregate amount at which any shares in the capital of such Person which are redeemable or retractable at the option of the holder may be retracted or redeemed for cash or indebtedness of the type described in clause (i) above provided all conditions precedent for such retraction or redemption have been satisfied; (vii) all other obligations of such Person upon which interest charges are customarily paid by such Person; (viii) the net amount of all obligations of such Person (determined on a marked-to-market basis) under Hedging Agreements; and (ix) all Debt Guaranteed by such Person.
“Debt Guaranteed” by any Person means the maximum amount which may be outstanding at the relevant time of all Debt which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other Person against loss; provided that in circumstances in which less than such amount has been guaranteed by such Person, only the guaranteed amount shall be taken into account in determining such Person’s Debt Guaranteed; and provided further that, for clarification, “Debt Guaranteed” does not include comfort letters, keep well agreements and other agreements of similar effect given by such Person in respect of another Person for the purpose of satisfying Law, retaining officers and directors of such other Person or financial audits of such other Person, in each case, in accordance with customary business practices of such Person.
“Debtor Relief Laws” means the BIA, the CCAA, the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, passage of time, or both, would constitute an Event of Default.
“Default Interest” has the meaning specified in Section 3.05(3).
“Defaulting Lender” means, subject to Section 2.12, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, after the date hereof, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12) upon delivery of written notice of such determination to the Borrower and each Lender.
“Deposit Account Control Agreement” has the meaning specified in Section 6.01(15)(c)(i).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule B and Schedule I.

“Disposition” means with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor of such Asset), assignment, cession, transfer, exchange, conveyance, release or gift of such Asset, including by means of a Sale-Leaseback Transaction and “Dispose” and “Disposed” have meanings correlative thereto; provided that dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business shall not constitute Dispositions.
“Domestic Guarantee” means the guarantee of each of the Domestic Guarantors set forth in Article 21 hereof and any additional guarantee of a Domestic Guarantor in respect of the Guaranteed Obligations. For the avoidance of doubt, no Person shall guarantee its own Obligations.
“Domestic Guarantor” means Open Text and each Subsidiary of Open Text (other than any Excluded Subsidiaries) organized under the laws of Canada or of a jurisdiction located within Canada or the United States or which has otherwise executed the Domestic Guarantee, in each case, in its capacity as a guarantor under the Domestic Guarantee.
“EBITDA” means, as to any Subsidiary of Open Text for any Measurement Period, and without duplication, net income (or loss) of such Subsidiary for such period increased, to the extent deducted in calculating net income (or loss), by the sum of (i) interest expenses of such Subsidiary for such period; (ii) income tax expenses of such Subsidiary for such period; (iii) depreciation and amortization expenses of such Subsidiary for such period; (iv) such Subsidiary’s ratable share of Restructuring and Integration Costs and Additional Restructuring and Integration Costs incurred during such period; (v) stock or stock-option based compensation expenses of such Subsidiary; (vi) such Subsidiary’s ratable share of Transaction Costs; and (vii) any non-recurring non-cash items decreasing net income of such Subsidiary for such period (such as, for clarification, deferred revenue deducted in acquisition accounting), and decreased by (viii) all cash payments made by such Subsidiary during such period relating to non-cash charges which were added back in determining EBITDA in any prior period (excluding for purposes of this clause (viii) such Subsidiary’s ratable share of Restructuring and Integration Costs and Additional Restructuring and Integration Costs, in each case, paid in cash during such period), (ix) interest income (except to the extent deducted in determining interest expense) of such Subsidiary and (x) any non-recurring non-cash items increasing net income of such Subsidiary for such period or which require an accrual of, or reserve for, cash charges for any future period, all as determined at such time in accordance with GAAP.
“Effective Yield” means, as to any Debt, the yield thereon, whether in the form of interest rate, margin, original issue discount, up-front fees, interest rate floors or similar devices, all recurring fees and all other fees, or otherwise; provided that original issue discount and up-front fees shall, for floating rate Debt, be equated to interest rate assuming a 4-year life to maturity; and provided further that “Effective Yield” shall not include arrangement fees or similar fees paid to the arrangers or lenders for such Debt.
“Eligible Assignee” means any Person (other than a natural person, any Loan Party (except assignments to the Borrower pursuant to Section 15.01) or any Affiliate of a Loan Party), in respect of which any consent that is required by Section 15.01 has been obtained.

“Eligible Cash Management Agreements” means any Cash Management Agreement that is in existence as of the Closing Date or entered into after the Closing Date, in each case, by and between the Loan Parties and any Cash Management Bank.
“Eligible Hedging Agreements” means one or more agreements between the Loan Parties and certain of the Lenders or an Affiliate of a Lender (collectively, the “Hedge Lenders”) evidenced by a form of agreement approved by the International Swaps and Derivatives Dealers Association, Inc. (or other form approved by the Administrative Agent) using the full two-way payment method to calculate amounts payable thereunder and evidencing (i) any interest rate hedge (including any interest rate swap, cap or collar); or (ii) any foreign exchange hedge, provided that any such hedging agreements entered into by any Loan Party and any Person at the time that such Person was a Lender hereunder shall continue to be an Eligible Hedging Agreement notwithstanding that such Person ceases, at any time, to be a Lender hereunder.
“Encumbrance” means any hypothec, mortgage, pledge, security interest, lien, charge or any encumbrance of any kind that in substance secures payment or performance of an obligation of any Loan Party and includes the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.
“Environmental Laws” means all Laws relating to the environment, occupational health and safety matters or conditions, Hazardous Substances, pollution or protection of the environment, including Laws relating to (i) on site or off-site contamination; (ii) occupational health and safety relating to Hazardous Substances; (iii) chemical substances or products; (iv) Releases of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Substances into the environment; and (v) the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances, the clean-up or other remediation thereof, and including, without limitation, the Canadian Environmental Protection Act, 1999 S.C. 1999, c.33, the Fisheries Act R.S.C. 1985, c.F.14, Transportation of Dangerous Goods Act, S.C. 1992 c.34, the Migratory Birds Convention Act, S.C. 1994, c. 22, the Species at Risk Act S.C. 2002, c. 29, the Hazardous Products Act R.S.C. 1985, c.H-3, the Canada Shipping Act 2001, S.C. 2001, c.26, the Canada Wildlife Act R.S.C. 1985, c.W-9, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq..
“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, Open Text or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) Borrower’s, Open Text’s or any of its Subsidiaries’ generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” includes all permits, certificates, approvals, registrations and licences issued by any Governmental Authority to any of the Loan Parties or to the Business pursuant to Environmental Laws and required for the operation of the Business or the use of the Owned Real Properties or other Assets of any of the Loan Parties.
“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital, whether outstanding on the Closing Date or issued after the Closing Date, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“ERISA Group” shall mean, at any time, the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any of the Loan Parties, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Eurodollar Rate” means for any Interest Period with respect to any LIBOR Advance:

(i)
the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 (or any successor thereto) for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in U.S. Dollars for delivery on the first day of such Interest Period; or

(ii)
if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average London Interbank Offered Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in U.S. Dollars for delivery on the first day of such Interest Period; or

(iii)
if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the LIBOR Advance being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by a London Affiliate of the Administrative Agent to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in U.S. Dollars for delivery on the first day of such Interest Period;

provided that the “Eurodollar Rate” shall in any event not be less than 0.75% per annum.
“Event of Default” has the meaning specified in Section 7.01(1).
“Excluded Hedging Obligation” means, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 21.13 and any and all Guarantees of such Guarantor’s Hedging Obligations by other Guarantors) at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one hedge, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to hedges for which such Guarantee or security interest is or becomes illegal.
“Excluded Subsidiary” means (i) any non-wholly owned Subsidiary of Open Text, (ii) any Immaterial Subsidiary and (iii) any other Subsidiary of Open Text to the extent that the entering into of a Guarantee in respect of the Term Loan Facility would give rise to material adverse tax consequences or would be materially restricted or limited or prohibited by Law; provided that, except as set forth in the succeeding proviso, Open Text and the other Loan Parties shall represent, in the aggregate, at least 75% of Consolidated EBITDA (the “Minimum Percentage”), and Open Text shall be obligated to designate one or more Subsidiaries that would otherwise qualify as Excluded Subsidiaries as Material Subsidiaries in order to comply with the terms of this proviso; provided further that if, solely as a result of material adverse tax consequences or material restrictions or limitations or prohibitions of Law, the Loan Parties are unable to comply with the foregoing proviso, then the Minimum Percentage may be lower than 75%, provided that Open Text certifies to the Administrative Agent the nature of such restrictions, prohibitions or tax consequences in reasonable detail. Notwithstanding anything to the contrary contained in this definition, (i) to the extent that the financial results of any Subsidiary of Open Text negatively impact Consolidated EBITDA for any Measurement Period, such Subsidiary shall be disregarded for purposes of the calculations contained in the foregoing two provisos; (ii) no Subsidiary shall be deemed to be an Excluded Subsidiary if it has guaranteed any Indebtedness incurred pursuant to clause (k) of the definition of Permitted Debt or Refinancing Debt in respect thereof; and (iii) with respect to any Immaterial Subsidiary acquired after the Closing Date, such Immaterial Subsidiary shall not be subject to the representations, warranties, covenants, Events of Default and other provisions in the Credit Documents for a period of twelve months following any such acquisition; provided that such twelve month period may be extended upon notice to the Administrative Agent in connection with tax filings or assessments necessary to complete any dissolution, winding up, merger or amalgamation of any such Immaterial Subsidiary.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder or under any Credit Document, (a) Taxes imposed on or measured by its net income or capital, and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes or any similar Tax imposed by any jurisdiction in which the Lender is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 8.03(2) or a Foreign Lender that becomes a party hereto during the continuance of an Event of Default), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 8.02(5), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 8.02(1), and (d) any United States federal withholding Taxes that are imposed under FATCA.
“Exempt Immaterial Subsidiary” has the meaning specified in the definition of “Immaterial Subsidiary” herein.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement initially dated as of October 2, 2006, as amended as of February 15, 2007, as further amended as of September 24, 2009 and as further amended and restated as of November 9, 2011 by and among Open Text ULC, the affiliates of Open Text ULC party thereto (including Open Text), Barclays Bank PLC as administrative agent, the other financial institutions party thereto and the lenders party thereto from time to time, as such Amended and Restated Credit Agreement may be further amended, supplemented, restated, amended and restated or modified from time to time in accordance with Section 6.02(14).
“Existing Credit Agreement Agent” means Barclays Bank PLC, or its successor in interest, in its capacity as administrative agent and collateral agent under the Existing Credit Agreement.

“Existing Term Loans” means the term loans made under the Existing Credit Agreement.
“Extended Term Loans” means any Term Loans the maturity of which shall have been extended pursuant to Section 2.13.
“Extension” has the meaning assigned to such term in Section 2.13(1).
“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for Extended Term Loans pursuant to Section 2.13, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto. Each Extension Amendment shall be executed by the Administrative Agent, the Loan Parties and the other parties specified in Section 2.13 (but not any other Lender). Any Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 4.01, all to the extent reasonably requested by the Administrative Agent or the other parties to such Extension Amendment.
“Extension Offer” has the meaning assigned to such term in Section 2.13(1).
“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretation thereof.
“Federal Funds Rate” means for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day; provided (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
“Fee Letter” means the fee letter dated as of November 4, 2013 among the Lead Arrangers, the Borrower and Open Text.
“Fees” means the fees payable by the Borrower under this Agreement or under any other Credit Document.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Open Text.
“Financial Quarter” means, in respect of any Loan Party, a period of approximately three consecutive months in each Financial Year ending on March 31, June 30, September 30, and December 31, as the case may be, of such year.

“Financial Year” means the financial year of Open Text commencing on or about July 1 of each calendar year and ending on June 30 of such calendar year.
“Foreign Guarantee” means the guarantee of each of the Foreign Guarantors, which guarantee shall, in each case, contain substantially the terms set forth in Article 21 hereof with such adjustments as may be reasonably necessary in order to comply with the requirements of Law in the jurisdiction in which such Foreign Guarantor is organized and/or existing, such adjustments to be in form and substance reasonably satisfactory to the Administrative Agent, and any additional guarantee of a Foreign Guarantor in respect of the Guaranteed Obligations. For the avoidance of doubt, no Person shall guarantee its own Obligations.
“Foreign Guarantor” means each Subsidiary of Open Text (that is not a Domestic Guarantor or an Excluded Subsidiary), in each case in its capacity as a guarantor under a Foreign Guarantee.
“Foreign Lender” means any Lender that is not resident for income tax or withholding tax purposes under the laws of the jurisdiction in which the Borrower is resident for tax purposes on the Closing Date and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Credit Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” means any benefit plan, other than a Canadian Benefit Plan or Canadian Pension Plan, sponsored, maintained or contributed to by any Loan Party that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan or (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or on account of the complete or partial withdrawal of any participating employer therein.
“GAAP” means accounting principles generally accepted in the United States applied on a consistent basis; provided, however, that, in the event of any change in GAAP from those applied in the preparation of the financial statements of Open Text most recently delivered on or prior to the Closing Date that would affect the computation of any financial covenant, ratio, accounting definition or requirement set forth in this Agreement or any other Credit

Document, if Open Text or the Majority Lenders shall so request, the Administrative Agent, the Majority Lenders and the Borrower shall negotiate in good faith, each acting reasonably, to amend such financial covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended as provided in the preceding proviso, (a) such ratio or requirement shall continue to be computed in accordance with GAAP without regard to such change therein, and (b) the Loan Parties shall furnish to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement, setting forth a reconciliation between calculations of such financial covenant or requirement made before and after giving effect to such change in GAAP; provided, further, that, notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case, for purposes of this Agreement, notwithstanding any change in GAAP after the date hereof.
“German Guarantee” means a Foreign Guarantee granted under German law.
“German Security” means any security or guarantee created or expressed to be created under the German Security Documents.
“German Security Documents” means any document entered into by any Loan Party or any of its Subsidiaries creating or expressed to create a mortgage, charge, pledge, lien, guarantee (including any Foreign Guarantee) or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect in respect of the Credit Documents under German law.
“Governmental Authority” means the government of Canada, the United States or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.
“Guaranteed Obligations” has the meaning specified in Section 21.01.
“Guaranteed Parties” has the meaning specified in Section 21.01.
“Guarantees” means, collectively, the Domestic Guarantee and the Foreign Guarantee, and “Guarantee” means any one of them.
“Guarantors” means, collectively, the Domestic Guarantors and the Foreign Guarantors, and “Guarantor” means any one of them.
“GXS Acquisition” has the meaning given to such term in the Recitals hereto.
“GXS Acquisition Agreement” has the meaning given to such term in the Recitals hereto.

“GXS Acquisition Agreement Date” means November 4, 2013.
“GXS Acquisition Agreement Representations” means those representations and warranties made by or with respect to the Company in the GXS Acquisition Agreement which are material to the interests of the Lenders, but only to the extent that Open Text or its affiliate has the right to terminate its obligations under the GXS Acquisition Agreement or not consummate the GXS Acquisition, in each case in accordance with the terms of the GXS Acquisition Agreement as a result of a breach of such representations in the GXS Acquisition Agreement.
“GXS Credit Facility” has the meaning given to such term in the Recitals hereto.
“GXS Indebtedness” has the meaning given to such term in the Recitals hereto.
“GXS Senior Notes” has the meaning given to such term in the Recitals hereto.
“GXS Subordinated Notes” has the meaning given to such term in the Recitals hereto.
“Hazardous Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy, plasma and organic or inorganic matter, alone or in any combination which is regulated under any applicable Environmental Laws as hazardous waste, a hazardous substance, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law.
“Hedge Lenders” has the meaning specified in the definition of “Eligible Hedging Agreements” herein.
“Hedging Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments to current or former directors, officers, employees or consultants (in their capacities as such) of Open Text or any of its Subsidiaries shall be a Hedging Agreement.
“Hedging Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any Hedging Agreements.
“Immaterial Subsidiary” means any Subsidiary of Open Text that has less than as at the end of any Measurement Period (i) U.S. $20,000,000 of EBITDA and (ii) U.S. $40,000,000 of Assets. Notwithstanding anything to the contrary contained in this Agreement, Open Text may from time to time designate, by notice to the Administrative Agent, Immaterial Subsidiaries representing, in the aggregate at any time, up to 5% of Consolidated EBITDA (measured as at the end of the most recently-ended period of four consecutive Financial

Quarters at such time) as being exempt from Section 6.02 and Section 7.01 of this Agreement (any such Immaterial Subsidiary, an “Exempt Immaterial Subsidiary”). As of the Closing Date, any such Exempt Immaterial Subsidiaries are set forth on Schedule J hereto.
“Impermissible Qualification” means, relative to (i) the financial statements or notes thereto of any Person; or (ii) the opinion or report of any independent auditors as to any financial statement or notes thereto, any qualification or exception to such financial statements, notes, opinion or report, as the case may be, which (a) is of a “going concern” or similar nature; or (b) relates to any limited scope of examination of material matters relevant to such financial statement, if such limitation results from the refusal or failure of such Person to grant access to necessary information therefore within the power of such Person to so grant.
“Incremental Term Facility” has the meaning specified in Section 2.01(4).
“Indemnified Liabilities” has the meaning specified in Section 14.01(2).
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning specified in Section 14.01(2).
“Information” has the meaning specified in Section 5.01(6).
“Instruments” means (i) a bill, note or cheque within the meaning of the Bills of Exchange Act (Canada) or any other writing that evidences a right to the payment of money and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, or (ii) a letter of credit and an advice of credit if the letter or advice states that it must be surrendered upon claiming payment thereunder, or (iii) chattel paper or any other writing that evidences both a monetary obligation and a security interest in or a lease of specific goods, or (iv) documents of title or any other writing that purports to be issued by or addressed to a bailee and purports to cover such goods in the bailee’s possession as are identified or fungible portions of an identified mass, and that in the ordinary course of business is treated as establishing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, or (v) any document or writing commonly known as an instrument.
“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade addresses and logos, and the goodwill associated with any of the foregoing; (vii) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (viii) any other intellectual property and industrial property.
“Intellectual Property Rights” has the meaning specified in Section 5.01(10).
“Intercompany Instruments” means all Instruments issued by or evidencing an obligation of any Loan Party to another Loan Party or any Subsidiary of a Loan Party to a Loan Party.
“Intercompany Securities” means all Securities issued by any Loan Party to another Loan Party or any Subsidiary of a Loan Party to a Loan Party.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date between the Administrative Agent and the Existing Credit Agreement Agent in substantially the same form of Schedule 10 hereto.
“Interest Period” means, for each LIBOR Advance, a period which commences (i) in the case of the initial Interest Period, on the date the LIBOR Advance is made or converted from another Type of Accommodation, and (ii) in the case of any subsequent Interest Period, on the last day of the immediately preceding Interest Period in respect of a maturing LIBOR Advance, and which ends, in either case, on the day selected by the Borrower in the applicable Borrowing Notice or Interest Rate Election Notice. The duration of each Interest Period shall be 1, 2, 3 or 6 months (or, if available to all Lenders making the applicable LIBOR Advances, 12 months), unless the last day of a LIBOR Interest Period would otherwise occur on a day other than a Business Day, in which case the last day of such Interest Period shall be extended to occur on the next Business Day, or if such extension would cause the last day of such Interest Period to occur in the next calendar month, the last day of such Interest Period shall occur on the preceding Business Day.
“Interest Rate Election Notice” has the meaning specified in Section 3.03(3).
“Investment Credit” means the amount of any dividends, distributions, returns of capital, repayments of loans or similar payments paid to any Loan Party during the term of this Agreement by any Person in which Investments may be made under Section 6.02(9).
“Investments” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to directors, officers and employees for moving, travel and entertainment expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than the Borrower or any Subsidiary in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).
“investor” has the meaning specified in the definition of “Investments” herein.
“ITA” has the meaning specified in Section 5.01(17).
“Laws” means all legally enforceable statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on the Person referred to in the context in which such word is used; and “Law” means any one of the foregoing.
“Lead Arrangers” means Barclays Bank PLC and RBC Capital Markets.
“Lender’s Term Loan Commitment” has the meaning specified in the definition of “Commitment” herein.
“Lenders” means, collectively, the financial institutions and other Persons set forth on the signature pages hereof as Lenders, and any assignee thereof pursuant to the provisions of this Agreement upon such assignee executing and delivering an assignment and assumption agreement referred to in Section 15.01(2) to the Borrower and the Administrative Agent, or any other Person which becomes a Lender party to this Agreement, and in the singular any one of such Lenders. A Lender which, at any relevant time, has a Term Loan Commitment is sometimes referred to herein as a “Term Loan Lender”.
“LIBOR Advance” has the meaning specified in the definition of “Advances” herein.
“Loan Parties” means, collectively, Open Text, the Borrower, the Domestic Guarantors and the Foreign Guarantors, and “Loan Party” means any one of them.
“Mandatory Prepayment Suspension” means that as of the last day of the most recently-ended Measurement Period for which financial statements have been delivered, and on a pro forma basis (giving effect to all incurrences, prepayments and repayments of Debt since the end of such Measurement Period) as of the date of determination, the Consolidated Net Leverage Ratio was less than or equal to 2.50:1.00.
“Majority Lenders” means, at any time, Lenders whose Commitments at such time, taken together, are greater than 50% of the aggregate amount of the Commitments at such time; provided that, with respect to any Defaulting Lender or any Affiliate thereof, the unused Term Loan Commitments and the portion of the Accommodations Outstanding held or deemed held by any such Defaulting Lender or any such Affiliate thereof shall in each case be excluded for purposes of making a determination of Majority Lenders.
“Material Adverse Effect” means a material adverse effect on: (i) the business, operations, financial condition, liabilities (contingent or otherwise) or properties of Open Text and its Subsidiaries taken as a whole; (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Credit Documents; or (iii) the rights or remedies of the Administrative Agent and the Lenders under the Credit Documents, taken as a whole.
“Material Agreements” means those agreements (as amended, supplemented, revised or restated as permitted herein from time to time) of any of the Loan Parties the breach, non-performance or cancellation of which or the failure of which to renew, termination, revocation or lapse would reasonably be expected to have a Material Adverse Effect and which cannot promptly be replaced by an alternative comparable contract with comparable commercial terms, which agreements, if any, as of the Closing Date, are listed on Schedule H (as amended, restated, supplemented or replaced as permitted hereunder).
“Material Disposition” means any Disposition or series of related Dispositions that involves Assets having a fair value, or consideration received for such Assets, in excess of U.S. $30,000,000.
“Material Owned Real Property” means any owned real property (or owned immoveable property, as applicable) of any Loan Party acquired after the Closing Date having a fair value or book value of greater than U.S. $5,000,000.
“Material Permits” means the Authorizations, the breach, non-performance, cancellation or non-availability of which or failure of which to renew would reasonably be expected to have a Material Adverse Effect.
“Material Permitted Acquisition” means any Permitted Acquisition which involves consideration in excess of U.S. $30,000,000.
“Material Subsidiary” means any Subsidiary of Open Text other than an Excluded Subsidiary (but including any Subsidiary that has been designated as a Material Subsidiary as provided in the definition of “Excluded Subsidiary”).
“Measurement Period” means, as of any date of determination, the four consecutive Financial Quarters most recently ended.
“Minimum Percentage” has the meaning specified in the definition of “Excluded Subsidiary” herein.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions and excludes any Canadian Benefit Plan.
“Multiple Employer Plan” shall mean a Plan which has two (2) or more contributing sponsors (including any Loan Party or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.
“Net Proceeds” means any one or more of the following: (i) with respect to any Disposition of Assets by any Loan Party, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note, receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Disposition, less the reasonable fees (including, without limitation, reasonable legal fees), commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) and Taxes incurred, paid or payable for by any Loan Party in connection with such Disposition; (ii) with respect to the issuance or creation of Debt or Equity Securities, whether private or public, of any Loan Party, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred advance or installment but only as and when such cash is so received) in connection with such creation or issuance, less the reasonable fees (including without limitation, reasonable legal fees), commissions, printing costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) incurred, paid or payable for by any Loan Party in connection with such creation or issuance; and (iii) with respect to the receipt of proceeds under any insurance policy (other than business interruption and life insurance), the net amount equal to the aggregate amount received in cash in connection with such receipt of insurance proceeds less the reasonable fees (including without limitation reasonable legal fees), costs, deductibles and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) incurred, paid for or payable by any Loan Party or any of its Subsidiaries in connection with the claim under the insurance policy giving rise to such proceeds; provided that “Net Proceeds” shall not include any such proceeds attributable to a Subsidiary located outside of Canada and the United States to the extent that (A) the distribution of such proceeds to a Loan Party is prohibited by Law, is subject to foreign currency controls (and the value of such proceeds would be impaired thereby) or would result in material adverse tax consequence or (B) such proceeds are reasonably necessary (as certified in writing to the Administrative Agent by a Financial Officer of Open Text or the applicable Subsidiary) to facilitate Open Text’s tax planning strategy.
“Non-Consenting Lender” has the meaning specified in Section 16.01(5).
“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Open Text, its Affiliates, its Subsidiaries or their Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to Open Text, its Affiliates, its Subsidiaries or their Securities.
“Obligations” means all debts, liabilities and obligations of or owing by the Loan Parties to any Guaranteed Party at any time and from time to time, present and future, direct and indirect, absolute and contingent, matured or not, arising from this Agreement, any Eligible Cash Management Agreements, any Eligible Hedging Agreements or any other Credit Document, and all amendments, restatements, replacements, renewals, extensions, or supplements and continuations thereof, and whether the Loan Parties are bound alone or with another or others, and whether as principal or surety, and including without limitation, all liabilities of the Loan Parties arising as a consequence of their failure to pay or fulfill any of such debts, liabilities and obligations.
“Obligor” has the meaning specified in Section 6.01(15)(c)(ii).
“Open Text” has the meaning given to such term in the Recitals hereto.
“Original Currency” has the meaning specified in Section 16.02(1).
“Other Currency” has the meaning specified in Section 16.02(1).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
“Owned Real Properties” means, collectively, the land and premises listed on Schedule E and the Buildings and Fixtures thereon.
“Participant” has the meaning assigned to such term in Section 15.01(6).
“Participant Register” has the meaning specified in Section 15.01(9).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Permitted Acquisitions” means any Acquisition by a Loan Party which (i) is of a Person carrying on a business which is the same as or related, ancillary, incidental or complementary to the business carried on by any Loan Party (or if an asset Acquisition, is of assets used or useful in a business which is the same as or related, ancillary, incidental or complementary to the business carried on by any Loan Party); (ii) Open Text has provided a certificate of the chief financial officer containing information in reasonable detail regarding the cost of such Acquisition, the projected earnings of such Acquisition, the financial and acquisition structure of such Acquisition, audited financial statements of the subject of such Acquisition for the previous two years to the extent available, and financial projections, on a quarterly basis, for the succeeding year, and on an annual basis for the year thereafter (or such later period as the Administrative Agent may reasonably request); (iii) the Lenders will have a security interest over the assets to be acquired, subject only to Permitted Exceptions and Permitted Encumbrances (and if such Acquisition is an Acquisition of Equity Securities of any Person that is a Material Subsidiary, also a full liability guarantee (subject to any limitations imposed by Law on the amount of such liability) and a security interest over the assets of such Person, subject only to Permitted Exceptions and Permitted Encumbrances), or arrangements satisfactory to the Administrative Agent, acting reasonably, shall have been made for the providing of such guarantee and the obtaining of such security interests, as applicable, within a period not to exceed 60 days following the date of such Acquisition; (iv) the Loan Parties have demonstrated that after giving effect to such Acquisition, that they will be in compliance with the financial covenant set forth in Section 6.03 as at the date of such Acquisition, and at all relevant times during the period of 12 months thereafter (calculated on a pro forma basis and based on the projected performance of such Acquisition for such 12 month period); and (v) if such Acquisition is an Acquisition of Equity Securities of any Person, such acquiring Person acquires a percentage of the Equity Securities of such Person sufficient to permit such acquiring Person to effect the acquisition of 100% of the Equity Interests of such Person in a subsequent transaction under Law.
“Permitted Debt” means,

(a)	Debt hereunder or under any other Credit Document;

(b)
Debt existing on the Closing Date and set forth in Schedule K and, in the case of the Existing Credit Agreement, (x) Debt incurred after the Closing Date pursuant to the “Revolving Credit Commitments” thereunder and (y) up to U.S. $200,000,000 in aggregate principal amount of “Incremental Term Facilities” permitted under the Existing Credit Agreement on the terms in effect as of the date hereof;

(c)
intercompany Debt permitted by Section 6.02(9)(b) or (c), which Debt shall, if owing to a Loan Party, be pledged, subject to Permitted Exceptions, to the Administrative Agent or the Collateral Agent, as applicable, under the applicable Security Agreement;

(d)	Capital Lease Obligations in an aggregate amount of not more than U.S. $80,000,000 (or the equivalent thereof in any other currency) at any time outstanding;

(e)	Debt secured by Purchase Money Mortgages in an aggregate amount of not more than U.S. $55,000,000 (or the equivalent thereof in any other currency) at any time outstanding;

(f)
Debt owing in connection with the acquisition of real property located at 275 Frank Tompa Drive, Waterloo, Ontario, the lender of record of which at closing of such mortgage debt was Computershare Trust Company of Canada;

(g)	any obligation in respect of judgments that do not result in an Event of Default under Section 7.01(1)(j);

(h)	Refinancing Debt incurred in respect of any of the foregoing or in respect of clause (k) below;

(i)
Debt consisting of letters of credit and guarantees of local bank guarantees of performance of the obligations of Subsidiaries under leases of facilities of the Loan Parties, in an aggregate amount for all such Debt not to exceed U.S. $60,000,000 at any time;

(j)
Debt consisting of letters of credit issued to support performance obligations (not constituting Debt of the type described in clause (i) of the definition therefor) of Open Text and its Subsidiaries under service agreements or licences in the ordinary course of business;

(k)
Debt in an unlimited amount, whether secured (including by way of Encumbrances ranking pari passu with the Encumbrances created under the Security Documents) or unsecured provided that Open Text has demonstrated that it will be in compliance with a Consolidated Senior Secured Net Leverage Ratio of less than 2.75:1.00 on a pro forma basis at the end of the Financial Quarter immediately following the incurrence of such Debt for the Measurement Period then ended and with respect to any secured Debt, subject to intercreditor arrangements substantially in the form of the Intercreditor Agreement or otherwise satisfactory to the Administrative Agent (and customary terms of such arrangements shall be deemed to be satisfactory), and otherwise containing terms, covenants, and defaults that are not more restrictive, taken as a whole, than the terms, covenants and defaults contained in the Credit Documents; provided that if secured, unless otherwise agreed to by the Administrative Agent in its reasonable discretion, such Debt shall not be secured by any property or assets of the Loan Parties other than the Collateral; and

(l)	Debt not otherwise permitted above in an aggregate amount not to exceed U.S. $130,000,000 at any time.
“Permitted Dispositions” means (i) any Disposition of Assets between Loan Parties; (ii) Dispositions of inventory in the ordinary course of business; (iii) Dispositions of Assets which are obsolete, redundant or of no material economic value; (iv) Dispositions of Assets in each Financial Year to a Person that is not a Loan Party of not more than an amount equal to 20% of Consolidated Assets in the aggregate for all such Dispositions during such Financial Year (determined on the first Business Day of such Financial Year); provided that if, for any Financial Year, the amount specified above exceeds the aggregate amount of applicable Dispositions made by Open Text and its Subsidiaries, as determined on a consolidated basis during such Financial Year, the amount set forth above for the succeeding Financial Year shall be increased by 50% of such excess amount; provided further that all such Dispositions pursuant to this clause (iv) shall not exceed an aggregate amount equal to 45% of Consolidated Assets as of the Closing Date; (v) Dispositions of Assets in respect of Investments permitted under Section 6.02(9); and (vi) Dispositions resulting from a transaction permitted under Section 6.02(3)(i) through (iv).

“Permitted Encumbrances” means, with respect to any Person, the following:

(a)
Encumbrances for Taxes, rates, assessments or other governmental charges or levies or for employment insurance, pension obligations or other social security obligations, workers’ compensation or vacation pay, the payment of which is not yet due, or for which installments have been paid based on reasonable estimate spending final assessments, or if due, the applicable grace period has not expired or the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person if either, in the case of such items being contested, (i) adequate reserves have been maintained in accordance with GAAP, if applicable or (ii) the applicable liens are not in the aggregate materially prejudicial to the value of the assets of the Loan Parties taken as a whole;

(b)
undetermined or inchoate Encumbrances, rights of distress and charges incidental to current operations which have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(c)
(i) reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or (ii) other grant of real or immovable property, or interests therein, which, in the case of this clause (ii), do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(d)
licences, permits, reservations, covenants, servitudes, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) and zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other governmental authorities, which do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(e)	title defects, encroachments or irregularities which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(f)
the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g)
the Encumbrances resulting from the deposit or pledge of cash or securities in connection with contracts, tenders, bids, performance bonds and similar obligations or expropriation proceedings, or to secure workers’ compensation, unemployment insurance, and other social security obligations;

(h)
the Encumbrances resulting from surety or appeal bonds, costs of litigation when required by Law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(i)
Encumbrances given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of its business;

(j)
the Encumbrances created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings by that Person and does not result in an Event of Default under Section 7.01(1)(j);

(k)	operating leases of vehicles or equipment which are entered into in the ordinary course of the Business;

(l)	Encumbrances securing Purchase Money Mortgages or Capital Lease Obligations permitted hereunder;

(m)	the Encumbrances created by the Security Documents;

(n)
Encumbrances securing indebtedness not in excess of an aggregate principal amount of U.S. $80,000,000 (or the equivalent thereof in other currencies) for all Loan Parties and their Subsidiaries relating to Assets acquired in connection with Permitted Acquisitions and Investments permitted under Section 6.02(9)(i), in each case made after the Closing Date by Loan Parties and their Subsidiaries securing debts, liabilities or obligations, in each case not assumed or incurred in contemplation of such Acquisition or Investment;

(o)
subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements which do not materially impair the use of the real property subject thereto for the purpose for which it is used by that Person;

(p)
the rights of any tenant, occupant or licensee under any lease, occupancy agreement or licence which do not materially impair the use of the real property subject thereto for the purpose for which it is used by that Person;

(q)	the Encumbrances set forth in Schedule K; provided that, subject to the Intercreditor Agreement, Encumbrances securing Debt in a principal amount of up to U.S. $900,000,000 under the Existing Credit Agreement (or any Refinancing Debt in respect thereof (subject to execution of any joinder agreement that may be required under the Intercreditor Agreement)) shall constitute Permitted Encumbrances and may rank pari passu with the Encumbrances created by the Security Documents;

(r)
Encumbrances or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided, however, that such Encumbrances or covenants do not materially and adversely affect the use of the lands by the Loan Parties and their Subsidiaries;

(s)
Encumbrances consisting of royalties payable with respect to any asset or property of the Loan Parties and their Subsidiaries, provided that the existence of any such Encumbrance as of the Closing Date on any material property or asset of the applicable Loan Party or Subsidiary shall have been disclosed in writing to the Lenders prior to the Closing Date;

(t)
statutory Encumbrances incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of any Loan Party or any of its Subsidiaries under Environmental Laws to which any Loan Party or Subsidiary or any assets of such Loan Party or such Subsidiary is subject, provided that no Event of Default shall have occurred and be continuing;

(u)
Encumbrances arising from the right of distress enjoyed by landlords outside of the Province of Québec to secure the payment and performance of obligations in respect of leased properties in such provinces or an Encumbrance granted by a Loan Party or a Subsidiary of a Loan Party to a landlord to secure the payment and performance of obligations in respect of leased properties in the Province of Québec leased from such landlord, provided that such Encumbrances are limited to the assets located at or about such leased properties;

(v)
any and all Encumbrances or title defects that do not materially and adversely interfere with the ordinary conduct of business of a Loan Party or a Subsidiary of a Loan Party, if customarily insurable at reasonable cost, and that may be insured against pursuant to one or more title insurance policies available from locally recognized insurance companies;

(w)	Encumbrances in favour of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(x)
Encumbrances in favour of a financial depositary institution arising (i) as a matter of law or (ii) to the extent that no funds are subject to a present and enforceable claim thereunder, under account establishment or maintenance agreements entered into the ordinary course of business, in each case, encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y)	other Encumbrances expressly consented to in writing by the Majority Lenders;

(z)
Encumbrances (which may rank pari passu with the Encumbrances created by the Security Documents) securing Debt described in paragraph (k) of the defined term “Permitted Debt” contained in Section 1.01;

(aa)	Encumbrances not otherwise permitted above securing obligations in an aggregate amount not to exceed U.S. $80,000,000 at any time; and

(bb)	any extension, renewal or replacement of any of the foregoing.
“Permitted Exceptions” means, as to any Asset of a Loan Party that would otherwise be required to constitute Collateral, in each case as reasonably determined by the Administrative Agent (after consultation with Open Text), that such Asset shall not be required to constitute Collateral if (a) the costs of obtaining or granting of such security interest or other applicable Encumbrance at Law are excessive in relation to the value of the security to be afforded thereby, (b) material adverse tax consequences would result from the grant of such security interest or other applicable Encumbrance at Law therein (including that no grant of any security interest is made of the Equity Interests of any non-U.S. entity treated as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code to the extent the Equity Interests of such non-U.S. entity are held by a U.S. entity treated as a corporation for U.S. federal income tax purposes), or (c) the granting of any Encumbrance or security interest in such Asset would constitute or result in the abandonment, invalidation, unenforceability of, or result in any breach, termination or default under, in each case, any Loan Party’s interest in such Asset, or any agreements relating to any Loan Party’s interest therein, as applicable after application of the Uniform Commercial Code or other applicable Law that has the effect of invalidating anti-assignment provisions in contracts and applicable Laws; provided, that if the foregoing provisions of clause (c) are applicable, such Asset and the proceeds of such Asset shall be subject to a trust if not prohibited by Law or by the terms of such Asset in favour of the Administrative Agent, for the benefit of the Lenders (which trust, for clarification, prior to the security interest which would otherwise be granted in or made with respect to such Asset becoming enforceable, shall not prohibit or limit a Loan Party’s use and dealing with such Asset and proceeds except to the extent provided for herein); and, provided further that, for clarification, if any leasehold interest of any Loan Party shall constitute Collateral, the security therein shall not be registered against the related real property and the Loan Parties shall not be required to arrange or deliver title insurance or title opinions, surveys or other ancillaries relating thereto.
“Permitted Investments” means:

(a)
direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;

(b)
investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least “Prime 1” (or the then equivalent grade) by Moody’s or “A” (or the then equivalent grade) by S&P or R-1 Low (or the then equivalent) by DBRS;

(c)
investments in certificates of deposit, banker’s acceptances, commercial paper and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or of any Canadian province having, at such date of acquisition, a credit rating on its long-term unsecured debt of at least “A-” by S&P;

(d)
fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)
direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of the United States of America or any U.S. State or territory (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of the United States of America) or, in the case of any Subsidiary located outside of the United States and Canada, by any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(f)
investments in time deposit accounts, term deposit accounts, certificates of deposit, money-market deposits, bankers’ acceptances and obligations maturing not more than 90 days from the date of acquisition thereof issued by any bank or trust company which is organized under the laws of any member state of the European Union, and which bank or trust company has, or the obligations of which bank or trust company are guaranteed by a bank or trust company which has, capital, surplus and undivided profits in excess of U.S. $500,000,000 (or the equivalent thereof in Euros or Sterling) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act) or by DBRS; and

(g)
other investments to the extent permitted under the investment policy of Open Text, which investments shall be reasonably acceptable to the Administrative Agent and not objected to by the Majority Lenders within five Business Days following notice thereof, in reasonable detail, to the Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, and excludes any Canadian Benefit Plan.
“Platform” has the meaning specified in Section 13.01(2).
“Pledged Account Bank” has the meaning specified in Section 6.01(15)(c)(i).
“Pledged Deposit Account” means each deposit account as to which a U.S. Grantor has complied with the requirements of Section 6.01(15)(c) of this Agreement.
“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Administrative Agent’s or the Collateral Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.
“Public Information” means any information, data or materials regarding any Loan Party that is either (a) publicly available or (b) not material with respect to any Loan Party, any of its subsidiaries or any of its securities for purposes of United States or Canadian federal, state or provincial securities laws.
“Public Lender” has the meaning specified in Section 13.01(2).
“Purchase Money Mortgage” means, in respect of any Person, any Encumbrance charging property acquired by such Person, which is granted or assumed by such Person, reserved by the transferor (including, Capital Lease Obligations) or which arises by operation of Law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where (i) the principal amount secured by such Encumbrance is not in excess of the cost to such Person of the property acquired; and (ii) such Encumbrance extends only to the property acquired.
“Qualified ECP Guarantor” means, at any time, each Guarantor with total assets exceeding U.S. $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and, in each case, can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Refinancing Debt” means, without duplication, Debt that refunds, refinances, extends or all of the proceeds from which are used to repay (in whole or in part) any Permitted Debt but only to the extent that (a) such Refinancing Debt is subordinated to the Debt hereunder at least to the same extent as the Debt being refunded, refinanced or extended, if at all; (b) the principal amount of such Refinancing Debt has a weighted average life to maturity not less than the weighted average life to maturity of the Debt being refunded, refinanced or extended and is scheduled to mature no earlier than the Debt being refunded, refinanced or extended; (c) such Refinancing Debt is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) of the Debt being refunded, refinanced or extended and the amount of any premium reasonably necessary to accomplish such refinancing, (y) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of pre-existing prepayment provisions on such Debt being refunded, refinanced or extended, and (z) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Debt; and (d) such Refinancing Debt is incurred by the same Person or (i) if such Debt is of a Loan Party, by another Loan Party or (ii) if such Debt is of a Subsidiary of a Loan Party that is not a Loan Party, by a Person that is not a Loan Party.
“Register” has the meaning specified in Section 15.01(4).
“Registered Intellectual Property” means any Intellectual Property in respect of which ownership, title, security interests, charges or encumbrances are registered, recorded or noted with any Governmental Authority pursuant to Law.
“Regulation U” means Regulation U or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.
“Related Parties” means, with respect to any Person, such Person’s Affiliates (to the extent that such Affiliates are directly involved in the transactions pursuant to the Credit Documents) and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” when used as a verb includes release, spill, leak, emit, deposit, discharge, leach, migrate or dispose into the environment and the term “Release” when used as a noun has a correlative meaning, but does not include any release, spill, leak, emission, deposit, discharge, leach, migration or disposition pursuant to a valid Environmental Permit or in accordance with Environmental Laws.
“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans substantially concurrently with the incurrence by any Loan Party of any secured term loans having an Effective Yield that is less than the Effective Yield applicable to such Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the Effective Yield of the Term Loans; provided that the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield of the Term Loans.
“Responsible Officer” means, with respect to any corporation, the chairman, the president, any vice president, the chief executive officer, the chief operating officer or the chief financial officer, and, in respect of financial or accounting matters, any Financial Officer of such corporation; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of Open Text.
“Restricted Payment” means, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Debt of such Person, (iv) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Debt of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person, or (v) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof (except as permitted pursuant to Section 6.02(8)). For the avoidance of doubt, (x) payments among the Loan Party and (y) repayments of (1) intercompany Debt payable on demand that is owing to any Loan Party, (2) intercompany Debt owing by any Subsidiary of Open Text that is not a Loan Party to any other Subsidiary of Open Text that is not a Loan Party, (3) unsecured intercompany Debt payable that is owing to any Subsidiary of Open Text that is not a Loan Party by any Subsidiary of Open Text that is not a Loan Party, but that subsequently becomes a Loan Party, or (4) unsecured intercompany Debt that is owing by any Loan Party to any Subsidiary of Open Text that is not a Loan Party in an aggregate amount for all such Debt under this clause (4) not to exceed U.S. $200,000,000 at any time, shall not, together with the interest payable on any such Debt, in any such case, constitute a Restricted Payment, provided that, in the case of the foregoing clauses (3) (upon the obligor Subsidiary becoming a Loan Party) and (4), such Debt shall expressly provide that no payments thereunder shall be made by any Loan Party at any time during the continuance of a Default or an Event of Default or to the extent that a Default or an Event of Default would result therefrom pursuant to customary subordination arrangements.
“Restructuring and Integration Costs” means restructuring and integration costs of Open Text and its Subsidiaries (a) for any Financial Quarter ended prior to the Closing Date, (b) after the Closing Date through the end of the fourth Financial Quarter ending after the Closing Date in an amount not to exceed U.S. $40,000,000 in the aggregate and (c) commencing at the beginning of the fifth Financial Quarter ending after the Closing Date through the eighth Financial Quarter ending after the Closing Date in an amount not to exceed U.S. $30,000,000 in the aggregate.

“Sale-Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement entered into after the Closing Date pursuant to which such Person transfers or causes the transfer of any Assets to another Person and leases such Assets back from such Person as a Capital Lease Obligation.
“Sanctions” has the meaning specified in Section 5.01(26).
“Secured Obligations” has the meaning specified in Section 21.01.
“Securities” means:

(a)
a document that is (i) issued in bearer, order or registered form, (ii) of a type commonly dealt in upon securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment, (iii) one of a class or series or by its terms is divisible into a class or series of documents, and (iv) evidence of a share, participation or other interest in property or in any enterprise or is evidence of an obligation of the issuer and includes an uncertificated security; and

(b)	a share, participation or other interest in a Person;
but excludes

(c)	any ULC Shares.
“Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Accommodations.
“Security” has the meaning specified in Section 2.11(1).
“Security Agreement” has the meaning specified in Section 2.11(1)(c).
“Security Documents” means the Intercreditor Agreement, the agreements described in Section 2.11 and any other security granted to the Collateral Agent, the Administrative Agent or the Lenders, including, without limitation, pursuant to Section 6.01(15), as security for the Secured Obligations of any of the Loan Parties under this Agreement and the other Credit Documents.
“Security and Pledge Agreement” means the security and pledge agreement executed by Open Text Inc. on the Closing Date.
“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Solvent” and “Solvency” mean, (a) with respect to the Borrower and its Subsidiaries on a particular date, (i)     the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of such date for which they have unreasonably small capital and (b) with respect to Open Text and its Subsidiaries on a particular date, that on such date, (i) the aggregate of the property of Open Text and its Subsidiaries is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all their obligations, due and accruing due, (ii) Open Text and its Subsidiaries, taken as a whole, are paying their current obligations in the ordinary course of business as they generally became due and (iii) Open Text and its Subsidiaries, taken as a whole, are able to meet their obligations as they generally become due.
“Specified Loan Party” has the meaning specified in Section 21.13.
“Specified Representations” means the representations and warranties of the Loan Parties set forth in Section 5.01(1) (as to organizational incorporation and qualification), Section 5.01(2) (as to corporate power and authority to enter into and perform its applicable obligations under the Credit Documents), Section 5.01(3) (as to absence of conflict with constating documents), Sections 5.01(4) and 5.01(5) (as they relate to due execution, delivery, authorization and enforceability of the Credit Documents), Section 5.01(24) (as to the Solvency of Open Text, the Borrower, and their respective Subsidiaries, taken as a whole or on a consolidated basis, as applicable, and after giving effect to the Transaction), Section 5.01(22) (as to margin regulations of the Board of Governors of the Federal Reserve System), Section 5.01(23) (as to the Investment Company Act of 1940), Section 5.01(26) (as to OFAC and the USA PATRIOT Act, but only to the extent it would be unlawful for the Lenders to extend any Advance on the Closing Date).
“Subsidiary” means, at any time, as to any Person, any corporation, company or other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such corporation, company or other Person having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such corporation, company or other Person.
“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt”, all (i) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (ii) obligations of such Person in respect of transactions entered into by such Person (other than deposit liabilities), the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of equity contributions or the issuance of equity interests) and (iii) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (i) or (ii) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term A Debt” means loans having a maturity of not more than five (5) years from the date of their incurrence and requiring amortization at least quarterly which aggregates to at least 5% per annum.
“Term Loan Advance” means an Advance under the Term Loan Facility.
“Term Loan Commitment” means, as to any Term Loan Lender at any time, the amount set forth opposite such Term Loan Lender’s name on the signature pages hereto under the caption “Term Loan Commitment”, as such amount may be reduced at or prior to such time in accordance with the provisions of this Agreement.
“Term Loan Facility” means the term loan facility made available to the Borrower in accordance with Section 2.01(1).
“Term Loan Lender” means a Lender that has a Term Loan Commitment or Term Loan Advance outstanding.
“Term Loan Repayment Date” means the seventh anniversary of the Closing Date.
“Term Loans” means the Term Loan Advances made by the Term Loan Lenders to the Borrower pursuant to Section 3.01.
“Transaction” means (i) the GXS Acquisition; (ii) payment in full of the GXS Indebtedness and (iii) the execution delivery and performance by the Loan Parties of their obligations under the Credit Documents and the Borrowing of Advances on the Closing Date.
“Transaction Costs” means fees, costs and expenses incurred in connection with the Transaction (i) for any Financial Quarter ended prior to the Closing Date and (ii) thereafter for any Measurement Period ending prior to or at the end of the fourth Financial Quarter ending after the Closing Date in an amount not to exceed U.S. $40,000,000 in the aggregate.
“Type” has the meaning specified in the definition of “Accommodation” or “Advance”, as the case may be, herein.
“UCC” means the Uniform Commercial Code as in effect in the jurisdiction of organization of any applicable Loan Party.
“UK Security Documents” means a Deed of Guarantee and Debenture between Open Text UK Limited as charging company and Royal Bank of Canada as administrative agent, as amended, restated, supplemented or otherwise modified from time to time, or any other document relating to the security interests granted to the Administrative Agent agreed to in writing between the Administrative Agent and the relevant Loan Party and subject to the laws of England and Wales.
“ULC” has the meaning specified in the definition of “ULC Shares”.
“ULC Shares” means shares or other equity interests issued by an unlimited company or an unlimited liability company or unlimited liability corporation incorporated or otherwise governed by the laws of any of the provinces of Canada (each, a “ULC”) (other than any shares or other equity interests issued by Open Text ULC, an unlimited liability company governed by the laws of Nova Scotia, or any successor thereof which is a ULC).
“Unmatured Surviving Obligations” has the meaning specified in Section 6.01(15)(c).
“Unrestricted Cash” means, at any time when “Consolidated Cash and Permitted Investments held in accounts on the consolidated balance sheet of Open Text as at such date to the extent that such cash and Cash Equivalents would not be required to be classified as “restricted” in accordance with GAAP (other than related to the Credit Documents (or the Liens created thereunder)).
“U.S. Dollars” and “U.S. $” each mean the lawful money of the United States.
“U.S. Grantor” means Borrower and any other Domestic Guarantor organized under the laws of a jurisdiction located within the United States.

Section 1.02	Gender and Number
Any reference in the Credit Documents to gender includes all genders, and words importing the singular number only include the plural and vice versa.

Section 1.03	Interpretation not Affected by Headings, etc.
The provisions of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.04	Currency
All references in the Credit Documents to dollars or $, unless otherwise specifically indicated, are expressed in U.S. $.

Section 1.05	Certain Phrases, etc.
In any Credit Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of,” “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to (or until) but excluding”.

Section 1.06	Accounting Terms
All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

Section 1.07	Non-Business Days
Whenever any payment is stated to be due on a day which is not a Business Day, such payment shall be made (except as herein otherwise expressly provided in respect of any LIBOR Advance) on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or Fees, as the case may be.

Section 1.08	Ratable Portion of Accommodations
References in this Agreement to a Lender’s ratable portion of Advances or ratable share of payments of principal, interest, Fees or any other amount, shall mean and refer to a ratable portion or share as nearly as may be ratable in the circumstances, as determined in good faith by the Administrative Agent. Each such determination by the Administrative Agent shall be prima facie evidence of such ratable share.

Section 1.09	Incorporation of Schedules
The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Section 1.10	Control of Equity Securities
Any reference to “control” when used in the Credit Documents in reference to Equity Securities constituting Collateral shall be interpreted by reference to the Securities Transfer Act (Ontario), the UCC or other relevant Law in effect in the jurisdiction governing the perfection of a security interest in such Collateral.
ARTICLE 2
CREDIT FACILITY

Section 2.01	Availability

(1)
Each Term Loan Lender individually, and not jointly and severally, agrees, on the terms and conditions of this Agreement, to make Accommodations ratably to the Borrower in accordance with such Lender’s Term Loan Commitment.

(2)	Accommodations under the Term Loan Facility shall be made available as ABR Advances and LIBOR Advances on the terms set forth herein.

(3)
The failure of any Lender to make an Accommodation shall not relieve any other Lender of its obligation, if any, in connection with any such Accommodation, but no Lender is responsible for any other Lender’s failure in respect of such Accommodation.

(4)
Borrower shall have the right, but not the obligation, at any time prior to the maturity of the Term Loan Facility, to increase the Commitments and Term Loan Advances under the Term Loan Facility or create a new tranche of Term Loan Advances in an aggregate amount not to exceed (%5) U.S. $250,000,000 plus (%5) additional amounts so long as, in the case of this clause (ii), the Consolidated Senior Secured Net Leverage Ratio, determined on a pro forma basis giving effect to the incurrence of such Debt and any Debt which would constitute Consolidated Net Debt for Borrowed Money that has been incurred, prepaid or repaid since the end of the most recent Measurement Period for which financial statements are available (assuming such Commitments or Term Loan Advances are fully drawn but excluding any proceeds thereof from Unrestricted Cash) would not exceed 2.75:1.00 (an “Incremental Term Facility”) provided that:

(a)
No Event of Default exists or would exist after giving effect thereto (except in the case of an Incremental Term Facility used to finance a Permitted Acquisition, in which circumstances, no Default or Event of Default under Section 7.01(1)(a), Section 7.01(1)(b) or Section 7.01(1)(l) exists or would exist after giving effect thereto) and all applicable representations and warranties pursuant to Article 5 shall be true and correct in all material respects on the date of the funding thereof (except in the case of an Incremental Term Facility used to finance a Permitted Acquisition, in which circumstances, the Specified Representations shall be true and correct in all material respects;

(b)
Open Text will be in compliance on a pro forma basis with the financial covenant in Section 6.03 after giving effect to such Incremental Term Facility (assuming the Commitments thereunder are fully drawn);

(c)
Advances and Commitments made by way of an increase to the Term Loan Commitment shall be on terms (including, without limitation, currency and Effective Yield) and conditions identical to those applicable to the then-existing Term Loan Facility;

(d)
In regard to Advances and Commitments made by way of a new tranche of Term Loan Advances, the Effective Yield for the Incremental Term Facility shall be determined by the Borrower and the Lenders of the Incremental Term Facility; provided that in the event that the Effective Yield for any Incremental Term Facility is greater than the Effective Yield for the Term Loan Facility, then the Effective Yield for the Term Loan Facility shall be increased to the extent necessary so that the Effective Yield for such Incremental Term Facility is not more than 50 basis points higher than the Effective Yield for the Term Loan Facility unless the Applicable Margins for the Term Loan Facility are increased by an amount equal to the difference between the Effective Yield for such Incremental Term Loan and the corresponding Effective Yield for the Term Loan Facility minus 50 basis points; provided further, that such Advances and Commitments shall be on terms and conditions otherwise substantially similar to those applicable to the then-

existing Term Loan Facility and, to the extent not so substantially similar with the then-existing Term Loan Facility, shall be reasonably satisfactory to the Administrative Agent;

(e)
Such increased amounts will be provided by the existing Lenders or new financial institutions that become Lenders under the Incremental Term Facility (such new financial institutions to be reasonably satisfactory to the Administrative Agent), provided that no existing Lender will be obligated to provide any such Incremental Term Facility;

(f)
The Incremental Term Loans will not in any event have a maturity date that is earlier than the Term Loan Repayment Date or a weighted average life to maturity shorter than the weighted average life to maturity of the then-existing Term Loan Facility; and

(g)	The Administrative Agent shall have received such other corporate authorizations, opinions, or documents as the Administrative Agent may reasonably request.

Section 2.02	Commitments and Facility Limits

(1)
The Accommodations Outstanding owing to all Term Loan Lenders shall not, at any time, exceed the Term Loan Commitment, and owing to such Term Loan Lenders shall not at any time exceed such Term Loan Lender’s Term Loan Commitment.

(2)	The Term Loan Facility shall not revolve and any amount repaid or prepaid, as the case may be, under the Term Loan Facility cannot be reborrowed.

(3)
Accommodations under the Term Loan Facility shall be made available in a single drawing on the Closing Date. The unused portion of the Term Loan Commitment shall be permanently cancelled on the Closing Date and the Term Loan Commitment shall be permanently reduced by the amount by which the Accommodations Outstanding under the Term Loan Facility on such date are less than the Term Loan Commitment on such date.

(4)	A conversion from one Type of Accommodation to another Type of Accommodation shall not constitute a repayment or prepayment.

Section 2.03	Use of Proceeds
The Borrower shall use the proceeds of the Borrowing under the Term Loan Facility solely to pay (i) the consideration for the GXS Acquisition (including the payment in full of the GXS Indebtedness) and (ii) Transaction Costs.

Section 2.04	Mandatory Repayments and Reductions of Commitments
The Borrower shall repay (subject to Section 7.01) the Accommodations Outstanding under the Term Loan Facility in quarterly instalments equal to the rates set out below multiplied by the aggregate principal amount of the Borrowing on the Closing Date under the Term Loan Facility on the last Business Day of each March, June, September and December, with the balance payable on the Term Loan Repayment Date. The amounts payable pursuant to this Section 2.04 shall be reduced by each prepayment, (if any), of principal under the Term Loan Facility pursuant to Section 2.09.

Financial Quarter Ending	Percentage of Term Loan Facility Reference Amount
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
March 31, 2018	0.25%
June 30, 2018	0.25%
September 30, 2018	0.25%
December 31, 2018	0.25%
March 31, 2019	0.25%
June 30, 2019	0.25%

Financial Quarter Ending	Percentage of Term Loan Facility Reference Amount
September 30, 2019	0.25%
December 31, 2019	0.25%
March 31, 2020	0.25%
June 30, 2020	0.25%
September 30, 2020	0.25%
December 31, 2020	0.25%
Relevant Repayment Date of Term Loan Facility	93.00%

Section 2.05	Mandatory Prepayments/Offers to Prepay

(1)
Subject to Section 2.05(5), unless a Mandatory Prepayment Suspension is in effect, an amount equal to the Net Proceeds from any Disposition of any Assets (other than Permitted Dispositions, unless such Permitted Disposition is made under clause (iv) of the definition thereof) in excess of U.S. $50,000,000 (or the equivalent amount in any other currency) in the aggregate in each Financial Year (whether individually or in the aggregate) by any Loan Party shall be applied within 10 Business Days of receipt thereof, to the prepayment of Accommodations Outstanding under the Term Loan Facility in accordance with Section 2.09 hereof; provided, that if, for any Financial Year, the threshold amount specified above exceeds the aggregate amount of applicable Dispositions made by Open Text and its Subsidiaries, as determined on a consolidated basis during such Financial Year, the threshold amount set forth above for the succeeding Financial Year shall be increased by 50% of such excess amount; provided, further that if notice of the Borrower’s intention to reinvest such Net Proceeds in the Business of the Loan Parties within 365 days of receipt thereof is delivered to the Administrative Agent within 10 Business Days of receipt thereof, such Net Proceeds shall not be applied to prepayment of the Accommodations Outstanding as set forth in this Section 2.05(1); provided further that if, after delivery of such notice of intention to reinvest such Net Proceeds any such Net Proceeds are (i) no longer intended to be so reinvested or (ii) such Net Proceeds are not so reinvested in the Business of the Loan Parties within 365 days of receipt thereof, then an amount equal to any such Net Proceeds shall be immediately applied to the prepayment of the Accommodations Outstanding under the Term Loan Facility as set forth in this Section 2.05(1).

(2)	Subject to Section 2.05(5), unless a Mandatory Prepayment Suspension is in effect, an amount equal to the Net Proceeds of any Debt other than Permitted Debt shall be applied ratably to the prepayment of Accommodations Outstanding under the Term Loan Facility ratably in accordance with Section 2.09 hereof.

(3)
Subject to Section 2.05(5), unless a Mandatory Prepayment Suspension is in effect, an amount equal to the Net Proceeds of any insurance required to be maintained pursuant to Article 6 (other than business interruption insurance) received by any Loan Party or any of its Subsidiaries on account of each separate loss, damage or injury to any part of the Collateral in excess of U.S. $25,000,000 (unless such proceeds or an amount not less than such proceeds shall have been expended or committed by such Loan Party or such Subsidiary for the repair or replacement of such property within 365 days of receipt of such Net Proceeds), shall be applied (or to the extent the Administrative Agent or the Lenders are loss payees under any insurance policy, the Administrative Agent is hereby irrevocably directed to apply such Net Proceeds) ratably to the prepayment of Accommodations Outstanding under the Term Loan Facility in accordance with Section 2.09 hereof.

(4)
The Borrower shall offer to prepay all Accommodations Outstanding upon the occurrence of a Change of Control, which offer shall be at 100% of the principal amount of the Accommodations Outstanding, plus, in each case, any accrued and unpaid interest, such prepayment to be applied in accordance with Sections 2.08 and 2.09. Any Lender accepting such offer shall be prepaid in full; provided that if the Majority Lenders shall have accepted such offer, then all Lenders shall be deemed to have accepted such offer and the Borrower shall prepay all outstanding amounts under the Term Loan Facility (including the principal amount of all Accommodations Outstanding plus any accrued and unpaid interest and fees), with such prepayments to be applied in accordance with Sections 2.08 and 2.09.

(5)
Subject to Section 2.01 of the Intercreditor Agreement, if Open Text or any of its Subsidiaries shall be required, pursuant to the Existing Credit Agreement (or any Refinancing Indebtedness in respect thereof that constitutes Term A Debt), to prepay “Advances” under the Existing Credit Agreement (or any Refinancing Indebtedness in respect thereof that constitutes Term A Debt) as a result of receipt by Open Text or such Subsidiary of Net Proceeds, then such payment under the Existing Credit Agreement (or any Refinancing Indebtedness in respect thereof that constitutes Term A Debt) shall satisfy the obligations of such Person under clauses (1), (2) and (3) of this Section 2.05.

Section 2.06	Optional Prepayments and Reductions of Commitments
The Borrower may, subject to the provisions of this Agreement, prepay Accommodations Outstanding under the Term Loan Facility at any time without premium or penalty (other than breakage costs, if any, payable pursuant to Section 8.01(3)); provided that prior to the date that is 6 months after the Closing Date, if the Borrower (x) prepays, repays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.05(2) that constitutes a Repricing Transaction), or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, such Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, repaid, refinanced, substituted or replaced (plus all accrued and unpaid interest and breakage costs, if any, payable pursuant to Section 8.01(2)) and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment, modification, waiver or consent. In such case, the Borrower shall pay to the applicable Lenders in accordance with such notice the amount of such prepayment or the amount by which the Accommodations Outstanding under the Credit Facility exceed the proposed reduced Commitment, as the case may be, together with, in respect of LIBOR Advances, breakage costs related to prepayments not made on the last day of the relevant interest period. Each partial prepayment or reduction shall be in a minimum aggregate principal amount of U.S. $5,000,000 and in an integral multiple of U.S. $1,000,000.

Section 2.07	Fees
Open Text shall pay an annual administrative fee to the Administrative Agent in an amount as agreed to by Open Text and the Administrative Agent.

Section 2.08	Payments under this Agreement

(1)
Unless otherwise expressly provided in this Agreement, the Borrower shall make any payment required to be made by it to the Administrative Agent or any Lender by depositing the amount of the payment in the relevant currency to the Borrower’s Account not later than 10:00 a.m. (New York time) on the date the payment is due. The Borrower shall make each such payment in U.S. Dollars. In respect of the Term Loan Facility, the Administrative Agent shall distribute to each applicable Lender, promptly on the date of receipt by the Administrative Agent of any payment, an amount equal to the amount then due each such Lender.

(2)
Unless otherwise expressly provided in this Agreement, the Administrative Agent shall make Accommodations under the Term Loan Facility and other payments to the Borrower under this Agreement by crediting the Borrower’s Account (or causing the Borrower’s Account to be credited) with, or by wire transferring to such account(s) as may be directed by the Borrower, the amount of the payment not later than 2:00 p.m. (New York time) on the date the payment is to be made.

(3)
The Borrower hereby authorizes each Lender, if and to the extent any payment owed to such Lender by the Borrower is not made to the Administrative Agent when due, to charge from time to time any amount due against any or all of the Borrower’s accounts with such Lender upon notice to the Borrower.

Section 2.09	Application of Payments and Prepayments

(1)	Each prepayment pursuant to Section 2.05(1), Section 2.05(2), Section 2.05(3), or Section 2.06 shall be applied ratably to the repayments pursuant to Section 2.04.

(2)	All amounts received by the Administrative Agent from or on behalf of a Borrower and not previously applied pursuant to this Agreement shall be applied by the

Administrative Agent as follows (i) first, in reduction of the Borrower’s obligation to pay any unpaid interest and any Fees which are due and owing; (ii) second, in reduction of the Borrower’s obligation to pay any claims or losses referred to in Section 14.01; (iii) third, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of any unpaid principal amount of Advances and Obligations arising under Eligible Cash Management Agreements and Eligible Hedging Agreements, in each case, which are due and owing; provided that notwithstanding the foregoing, Obligations arising under Eligible Cash Management Agreements and Eligible Hedging Agreements shall be excluded from any such application if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Lender, as the case may be; (iv) fourth, in reduction of the Borrower’s obligation to pay any other unpaid Accommodations Outstanding which are due and owing; (v) fifth, in reduction of any other obligation of the Borrower under this Agreement and the other Credit Documents; and (vi) seventh, to the Borrower or such other Persons as may lawfully be entitled to or directed by a Borrower to receive the remainder.

Section 2.10	Computations of Interest and Fees

(1)
All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to Section 3.05, and (i) if based on the ABR Rate, a year of 365 days or 366 days, as the case may be; or (ii) if based on the Eurodollar Rate, on the basis of a year of 360 days.

(2)
All computations of Fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.

(3)
For purposes of the Interest Act (Canada), (i) whenever any interest or Fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days comprising such calculation basis; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(4)
If any provision of this Agreement or of any of the other Credit Documents would obligate a Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under the applicable Credit Document, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Party paying the amount shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower, Domestic Guarantor or Foreign Guarantor, as the case may be. Any amount or rate of interest referred to in this Section 2.10(4) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Accommodations Outstanding remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date of this Agreement to the Term Loan Repayment Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 2.11	Security

(1)
In each case subject to Permitted Exceptions, by the applicable dates specified below (except as provided by the last paragraph of Section 4.01), the Borrower shall provide or cause to be provided by the Domestic Guarantors and the Foreign Guarantors, as the case may be, to the Administrative Agent, for and on behalf of the Lenders, as continuing collateral security for the present and future indebtedness and liability of the Borrower, the obligations of the Domestic Guarantors under the Domestic Guarantee and the obligations of the Foreign Guarantors under the Foreign Guarantees, respectively, to the Administrative Agent and the Lenders hereunder and under the other Credit Documents, the following security (the “Security”), in form and substance satisfactory to the Administrative Agent, acting reasonably, together with any relevant reasonably required power of attorney, registrations, filings and other supporting documentation deemed necessary by the Administrative Agent or its counsel to perfect the same or otherwise in respect thereof:

(a)	in the case of each Domestic Guarantor, a Domestic Guarantee dated as of the Closing Date;

(b)	in the case of each Foreign Guarantor, a Foreign Guarantee dated as of no later than 60 days after the Closing Date;

(c)
other than with respect to any Loan Party located outside of Canada and the United States, general security agreements (which, for greater certainty, shall not include a hypothec with respect to moveable property located in the Province of Québec) dated as of the Closing Date constituting a security interest in all personal property (or moveable property, as applicable) and assets of the Loan Parties (including all contract rights, inventory, accounts, general intangibles, Equity Securities, deposit accounts, trademarks, trade names, other intellectual property, equipment and proceeds of the foregoing), which security interest shall be of first priority, subject, if and to the extent applicable, to any Permitted Encumbrances (each being a “Security Agreement”), and subject to the grace periods specified in each Security Agreement and in connection with deposit accounts, Section 6.01(15)(c), with respect to items of Collateral that cannot be perfected by the filing of a PPSA or UCC financing statement;

(d)
(i) within 60 days following (x) the Closing Date (other than with respect to the real property located at 275 Frank Tompa Drive, Waterloo, Ontario) or (y) the acquisition of any Material Owned Real Property or (ii) in the case of the real property located at 5347 West 161st Street, Brook Park, Ohio by no later than 12 months following the Closing Date (if a Loan Party owns such real property), debentures, mortgages, deeds of trust or deeds to secure debt (or immoveable hypothec, as applicable) constituting a charge on such real property (or immoveable property, as applicable) of the Loan Parties (as determined by the Administrative Agent), which charge shall be a first ranking and exclusive charge, subject, if and to the extent applicable, to any Permitted Encumbrances (each being a “Debenture”); and

(e)
within 60 days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), in the case of any Loan Party located outside of Canada and the United States, such security agreements, debentures, mortgages, pledge agreements or other agreements or instruments as may be reasonably necessary to grant a security interest in its assets on terms consistent with the Security provided by Loan Parties domiciled in Canada and the United States.

(2)
Subject to Permitted Exceptions, Open Text will from time to time at its expense duly authorize, execute and deliver (or cause the applicable Loan Party to authorize, execute and deliver) to the Administrative Agent such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Administrative Agent, or any Lender or the Collateral Agent by the Credit Documents and of the rights and remedies therein granted to the Administrative Agent, or any Lender or the Collateral Agent, including the filing of financing statements or other documents under any Law with respect to the Encumbrances created thereby. The Loan Parties acknowledge that the Credit Documents have been prepared on the basis of Law in effect on the Closing Date, and that changes to Law (including as a result of the coming into force of the Securities

Transfer Act (Ontario) or any other similar legislation) may require the execution and delivery of different forms of documentation, and accordingly the Administrative Agent shall have the right (acting reasonably) to require that the Credit Documents be amended, supplemented or replaced (and Open Text shall, or shall cause the applicable Loan Party to duly authorize, execute and deliver to the Administrative Agent any such amendment, supplement or replacement reasonably requested by the Administrative Agent with respect to any of the Credit Documents) within 30 days of written request therefor (i) to reflect any change in Law, whether arising as a result of statutory amendments, court decisions or otherwise; (ii) to facilitate the creation and registration of appropriate forms of security in applicable jurisdictions; or (iii) to confer upon the Administrative Agent Encumbrances similar to the Encumbrances created or intended to be created by the Credit Documents.

Section 2.12	Defaulting Lenders

(1)
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)	That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 16.01(4).

(b)
Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.01), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Borrowing in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Borrowings under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)
That Defaulting Lender shall not be entitled to receive any fee hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)
If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Borrowings to be held on a pro rata basis by the Lenders in accordance with their ratable shares, whereupon that Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.13	Amend and Extend Transactions

(1)
Open Text may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Term Loan Repayment Date of any Advance and Commitments to the extended maturity date specified in such notice. Such notice shall:

(a)	set forth the amount of the Term Loans to be extended (which shall be in minimum increments of U.S. $1,000,000 and a minimum amount of U.S. $5,000,000);

(b)
set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension (or such longer or shorter periods as the Administrative Agent shall agree)); and

(c)	identify the relevant Term Loans to which such Extension relates.
Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent.
If the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans requested to be extended by Open Text pursuant to such Extension Offer, then the Term Loans of Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.

(2)
It shall be a condition precedent to the effectiveness of any Extension that (a) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (b) the representations and warranties set forth in Article 5 and in each other Credit Document shall be true and correct in all material respects on and as of the date of such Extension, and (c) the terms of such Extended Term Loans shall comply with Section 2.13(3).

(3)
The terms of each Extension shall be determined by Open Text and the applicable extending Lender and set forth in an Extension Amendment; provided that (a) the final maturity date of any Extended Term Loan shall be no earlier than the Term Loan Repayment Date, (b) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the existing Term Loans, (c) the Extended Term Loans will rank pari passu (or more junior) in right of payment and with respect to security with the Term Loans and the borrower and guarantors of the Extended Term Loans, shall be the same as the Borrower and Guarantors with respect to the existing Term Loans, (d) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Term Loan shall be determined by Open Text and the applicable extending Lender and (e) to the extent the terms of the Extended Term Loans are inconsistent with the terms set forth herein (except as set forth in clauses (a) through (d) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(4)
In connection with any Extension, Open Text, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Open Text, to implement the terms of any such Extension Offer, including any amendments necessary to establish Extended Term Loans as new Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Open Text in connection with the establishment of such new Term Loans on terms consistent with this Section 2.13).

ARTICLE 3
TERM LOAN CREDIT FACILITY ADVANCES

Section 3.01	The Advances

(1)	Each Term Loan Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, to make Advances to the Borrower on the Closing Date.

(2)	The Administrative Agent shall give each applicable Lender prompt notice of any Borrowing Notice received from the Borrower and of each applicable Lender’s ratable portion of any Accommodation.

Section 3.02	Procedure for Borrowing.
Each Borrowing under the Term Loan Facility shall be in a minimum amount of (i) U.S. $1,000,000 and in an integral multiple of U.S. $100,000 in the case of Borrowings by way of LIBOR Advances or ABR Advances; and (ii) shall be made on the number of days prior notice specified in Schedule 3, given not later than 10:00 a.m. (New York time), in the case of ABR Advances, and 12:00 p.m. (New York time), in all other cases, in each case by the Borrower to the Administrative Agent. Each notice of a Borrowing (a “Borrowing Notice”) shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the Borrower once given by it to the Administrative Agent, and shall specify (i) the requested date of the Borrowing; (ii) the aggregate amount and currency of the Borrowing; (iii) the Type of Advances comprising the Borrowing; and (iv) in the case of a LIBOR Advance, the initial Interest Period applicable to such Advance. Upon receipt by the Administrative Agent of funds from the Lenders and fulfillment of the applicable conditions set forth in Article 4, the Administrative Agent will make such funds available to the Borrower in accordance with Article 2.

Section 3.03	Conversions and Elections Regarding Advances

(1)
Each Advance shall initially be the Type of Advance specified in the applicable Borrowing Notice and shall bear interest at the rate applicable to such Type of Advance (determined as provided in Section 3.05) until (i) in the case of a LIBOR Advance the end of the initial Interest Period applicable thereto as specified in the applicable Borrowing Notice, (ii) in the case of an ABR Advance, the date on which the relevant Type of Advance is repaid in full or is changed to another Type of Advance pursuant to and to the extent permitted by Section 3.03(2), or (iii) in the case of any Advance, it is converted to another Type of Advance pursuant to and to the extent permitted by Section 3.03(2).

(2)
The Borrower may, in respect of the Term Loan Facility, elect to (i) change any Advance outstanding thereunder to another Type of Accommodation denominated in the same currency available thereunder in accordance with Section 3.03(3), (x) in the case of an ABR Advance, as of any Business Day or (y) in the case of a LIBOR Advance as of the last day of the Interest Period, applicable to such LIBOR Advance; or (ii) continue any LIBOR Advance for a further Interest Period, beginning on the last day of the then current Interest Period, in accordance with Section 3.03(3).

(3)
Each election to change from one Type of Advance to another Type of Advance under the Term Loan Facility or to continue a LIBOR Advance for a further Interest Period shall be made on the number of days prior notice specified in Schedule 3 given, in each case, not later than 12:00 p.m. (New York time) by the Borrower to the Administrative Agent. Each such notice (an “Interest Rate Election Notice”) shall be given substantially in the form of Schedule 2 and shall be irrevocable and binding upon the Borrower. If the Borrower fails to deliver an Interest Rate Election Notice to the Administrative Agent for any LIBOR Advance as provided in this Section 3.03(3), such LIBOR Advance shall be converted (as of the last day of the applicable Interest Period) to and thereafter shall be outstanding as an ABR Advance. The Borrower shall not select an Interest Period which conflicts with the definition of Interest Period in Section 1.01 or with the repayment schedule in Section 2.04.

(4)
Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower shall not have the right to convert Advances into, or to continue, LIBOR Advances, and each LIBOR Advance shall convert to an ABR Advance, in the case of the Term Loan Facility at the end of the applicable Interest Period.

Section 3.04	Circumstances Requiring Floating Rate Pricing

(1)
If a Lender determines acting reasonably in good faith and notifies Open Text in writing and the Administrative Agent that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of U.S. Dollars are unavailable to such Lender; (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of Eurodollar Rate; (iii) the making or continuation of any LIBOR Advances has been made impracticable (x) by the occurrence of a contingency (other than a mere increase in rates payable by such Lender to fund the Advances or a decrease in the creditworthiness of such Lender) which adversely affects the funding of the Term Loan Facility at any interest rate computed on the basis of the Eurodollar Rate, or (y) by reason of a change since the date of this Agreement in any Law or in the interpretation thereof by any Governmental Authority which affects such Lender or any relevant financial market and which results in the Eurodollar Rate no longer representing the effective cost to such Lender of deposits in such market; or (iv) any change to any Law or in the interpretation or application thereof by any Governmental Authority, has made it unlawful for such Lender to make or maintain or to give effect to its obligations in respect of such Advances as contemplated hereby, then,

(a)
the right of the Borrower to select LIBOR Advances, as the case may be, from such Lender shall be suspended until such Lender determines acting reasonably and in good faith that the circumstances causing the suspension no longer exist and such Lender so notifies the Administrative Agent;

(b)
if any affected LIBOR Advance is not yet outstanding, any applicable Borrowing Notice shall be suspended until such Lender acting reasonably and in good faith determines that the circumstances causing such suspension no longer exist and such Lender so notifies the Administrative Agent; and

(c)
if any LIBOR Advance is already outstanding at any time when the right of the Borrower to select LIBOR Advances is suspended, it and all other LIBOR Advances in the same Borrowing with respect to such Lender shall (subject to Borrower having the right to select the relevant Type of Advance at such time) become an ABR Advance on the last day of the then current Interest Period or applicable thereto (or on such earlier date as may be required to comply with any Law).

(2)
The Administrative Agent shall promptly notify Open Text of the suspension of its right to request a LIBOR Advance from such Lender and of the termination of any such suspension. Upon notice from the Administrative Agent of the suspension of the right to request a LIBOR Advance from such Lender, Open Text may (i) either replace such Lender with a substitute Lender or Lenders, in which event such Lender shall execute and deliver an assignment and assumption agreement in favour of such substitute Lender or Lenders pursuant to Section 15.01(2)(d) in respect of the whole of its Commitments; or (ii) prepay all Accommodations Outstanding of such affected Lender and thereupon reduce such affected Lender’s Commitments to nil, all without affecting the Commitments of any other Lenders.

Section 3.05	Interest on Advances
The Borrower shall pay interest on the unpaid principal amount of each Advance made to it, from the date of such Advance until such principal amount is repaid in full, at the following rates per annum:

(1)
ABR Advances. If and so long as such Advance is an ABR Advance and subject to clause (3) below, at a rate per annum equal at all times to the ABR Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each Financial Quarter in each Financial Year; and (ii) when such ABR Advance becomes due and payable in full pursuant to the provisions hereof.

(2)
LIBOR Advances. If and so long as such Advance is a LIBOR Advance and subject to clause (3) below, at a rate per annum equal, at all times during each Interest Period for such LIBOR Advance, to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin payable on the earliest of (i) if the Interest Period is longer than 3 months, every 3 months after the date of the relevant LIBOR Advance; (ii) on the last day of such Interest Period; and (iii) when such LIBOR Advance becomes due and payable in full pursuant to the provisions hereof.

(3)
Default Interest. Upon the occurrence and during the continuance of an Event of Default, subject to Law, the Borrower shall pay interest on the obligations in respect of the Term Loan Facility (“Default Interest”) on (i) the unpaid principal amount of each Accommodation Outstanding to each Lender, payable in arrears on the dates referred to in clause (1) or (2) above, as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (1) or (2) above, as applicable, and (ii) the amount of any interest, fee or other amount payable under this Agreement or any other Credit Document to the Administrative Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, and, in all other cases, on ABR Advances pursuant to clause (1) above.
ARTICLE 4
CONDITIONS OF LENDING

Section 4.01	Conditions Precedent to the Initial Accommodation

(1)	The obligation of each Lender to make its initial Accommodation under the Term Loan Facility on the Closing Date is subject to:

(a)
the GXS Acquisition shall have been consummated, or substantially simultaneously with the initial Borrowing hereunder, shall be consummated, in accordance with the GXS Acquisition Agreement (and no provision of the GXS Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified or any consent thereunder given in a manner material and adverse to the Lenders without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood that any modification, amendment, consent, waiver or determination in respect of the definition of “Company Material Adverse Effect” and any reduction in the consideration to be paid in respect of the GXS Acquisition shall in each case be deemed to be material and adverse to the interests of the Lenders);

(b)
(i) except (x) as disclosed in the Worldwide SEC Documents (as defined in the GXS Acquisition Agreement) filed with or furnished to the SEC (as defined in the GXS Acquisition Agreement) by GXS Worldwide, Inc. on or before November 4, 2013 and publicly available prior to November 4, 2013 (but excluding any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (y) as set forth in the Company Disclosure Schedules (as defined in the GXS Acquisition Agreement) (each section of which qualifies the correspondingly numbered and lettered Section of Article 4 of the GXS Acquisition Agreement and any other numbered and lettered Section of Article 4 of the GXS Acquisition Agreement to the extent it is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of Article 4 of the GXS Acquisition Agreement) and except for the transactions contemplated by the GXS Acquisition Agreement as of the GXS Acquisition Agreement Date, since the Company Balance Sheet Date (as defined in the GXS Acquisition Agreement) until November 4, 2013 there has not been any Company Material Adverse Effect and (ii) since November 4, 2013, no Company Material Adverse Effect shall have occurred. For purposes of the foregoing, “Company Material Adverse Effect” means any circumstance, development, event, occurrence, fact, effect, condition or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (x) the business, results of operations, financial condition, or assets of the Acquired Companies (as defined in the GXS Acquisition Agreement), taken as a whole, or (y) the ability of the Company (as defined in the GXS Acquisition Agreement) to consummate the transactions contemplated by the GXS Acquisition Agreement on a timely basis; provided, however, that, for the purposes of clause (a) in determining whether a Company Material Adverse Effect has occurred, no Effect shall be considered to the extent arising out of, relating to or resulting from: (A) changes generally affecting the economy, or the financial or securities markets; (B) the announcement of the transactions contemplated by the GXS Acquisition Agreement (including, but not limited to, any resulting adverse changes in the Company’s (as defined in the GXS Acquisition Agreement) relationship with its employees, customers, partners or suppliers); (C) any outbreak or escalation of war (whether or not declared) or any act of terrorism; (D) general conditions in the industry in which the Acquired Companies operate; (E) any Change in Law (as defined in the GXS Acquisition Agreement as of the GXS Acquisition Agreement Date); (F) any change in GAAP (as defined in the GXS Acquisition Agreement); (G) the Company’s (as defined in the GXS Acquisition Agreement) failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); or (H) any natural disasters or acts of God, provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (C), (D), (E), (F), or (H) may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such change or event has a disproportionate impact on the Acquired Companies, taken as a whole, as compared to other companies that operate in the industries in which the Acquired Companies operate; and

(c)
The GXS Acquisition Agreement Representations and the Specified Representations (subject to the last paragraph of this Section 4.01) shall be true and correct, and Open Text shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Open Text to such effect.

(d)
the condition precedent that the Borrower shall have delivered to the Administrative Agent, on or before the day of such initial Accommodation, the following in form, substance and dated as of a date satisfactory to the Lenders, acting reasonably, and their counsel and in sufficient quantities for each Lender subject to the last paragraph of this Section 4.01:

(i)    a certified copy of (A) the charter documents and by-laws (or equivalent governing documents) of each Loan Party; (B) the resolutions of the board of directors (or any duly authorized committee or other governing body thereof) or of the shareholders, as the case may be, of each Loan Party approving the borrowing and other matters provided for in this Agreement and approving the entering into of all other Credit Documents to which they are a party and the completion of all transactions contemplated thereunder; (C) all other instruments evidencing necessary corporate, company or partnership action of each Loan Party and of any required Authorization with respect to such matters; and (D) certifying the names and true signatures of its officers authorized to sign this Agreement and the other Credit Documents manually or by mechanical means;
(ii)    a certificate of status, compliance, good standing or like certificate with respect to each Loan Party issued by the appropriate government official in the jurisdiction of its incorporation;
(iii)    execution and delivery of this Agreement and the Security Documents required to be delivered on the Closing Date, as applicable, pursuant to Section 2.11 and subject to the last paragraph of this Section 4.01;
(iv)    evidence of registration in the necessary jurisdictions of the Encumbrances or notice thereof in favour of the Collateral Agent, the Administrative Agent or the Lenders, as required under Law, created by the Security Documents in order to preserve or protect such Encumbrances or other arrangements for effecting such registrations acceptable to the Administrative Agent (including the preparation of final forms of PPSA or UCC financing statements to be filed immediately after the initial Accommodation or as soon as practicable thereafter), together with all searches necessary in connection herewith, in each case requested within a reasonable period prior to the Closing Date, subject to the last paragraph of this Section 4.01;
(v)    reasonably satisfactory opinions of outside counsel or, with respect to general corporate matters, in-house counsel to the Loan Parties in the jurisdiction of incorporation of each Loan Party and in each jurisdiction specified by the Administrative Agent as is relevant to confirm, inter alia, corporate existence, due authorization, execution and enforceability of all Credit Documents, and the validity and perfection of the Encumbrances created by the applicable Credit Documents;
(vi)    [reserved];
(vii)    a certificate of (x) a Financial Officer of Open Text attesting to the Solvency of Open Text and its Subsidiaries, taken as a whole (in the form of Schedule 7 hereto) and (y) of a chief financial officer or another senior financial or accounting officer of the Borrower attesting to the Solvency of Borrower and its Subsidiaries, on a consolidated basis (in the form of Schedule 8 hereto);
(viii)    (x) GAAP audited consolidated balance sheets and related statements of income, changes in equity and cash flows of Open Text for the three most recent fiscal years and such financial statements of GXS Worldwide, Inc. for the two most recent fiscal years, in each case, ended at least 90 days prior to the Closing Date; and (y) GAAP unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of Open Text and GXS Worldwide, Inc. for each subsequent fiscal quarter after June 30, 2013 and December 31, 2012, respectively, ended at least 45 days before the Closing Date;
(ix)    all documentation and other information required by regulatory authorities with respect to Open Text, the Borrower, the Domestic Guarantors and the Foreign Guarantors under applicable “know your customer” rules and regulations, including without limitation the USA PATRIOT Act at least three Business Days prior to the Closing Date (or such later date as the Administrative Agent may reasonably agree) to the extent requested by the Lead Arrangers at least ten Business Days in advance of the Closing Date; and
(x)    all accrued fees and expenses (subject to the provisions of the Fee Letter) and other compensation due and payable to the Administrative Agent, the Lead Arrangers and the Lenders required to be paid on the Closing Date (in each case, to the extent invoiced in reasonable detail at least two Business Days prior to the Closing Date) shall have been paid.
(xi)    an Accommodation Notice for any Accommodation occurring on the Closing Date.
Notwithstanding any provision to the contrary in this Agreement, the Borrower shall be permitted to deliver such items set forth in Section 4.01(1)(d)(i), Section 4.01(1)(d)(ii) and Section 4.01(1)(d)(v) (other than with respect to the Borrower and the Domestic Guarantors) and in Section 4.01(1)(d)(iii) and Section 4.01(1)(d)(iv) (other than the grant and perfection of security interests (x) in assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC or the PPSA or by the filing of short-form security agreements with the United States Patent and Trademark Office and Canadian IP filings or (y) in capital stock of any U.S. or Canadian Loan Party with respect to which an Encumbrance may be perfected by the delivery of a stock certificate) in each case, within sixty (60) days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), and the failure to satisfy any such conditions shall not be a condition precedent to any funding hereunder.

Section 4.02	No Waiver
The making of an Accommodation or otherwise giving effect to any Accommodation Notice hereunder, without the fulfillment of one or more conditions set forth in Section 4.01 shall not constitute a waiver of any such condition, and the Administrative Agent and the Lenders reserve the right to require fulfillment of such condition in connection with any subsequent Accommodation Notice or Accommodation.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01	Representations and Warranties
The Loan Parties represent and warrant to each Lender, on the Closing Date and on each date required by Section 4.01 (in the case of the Specified Representations), acknowledging and confirming that each Lender is relying thereon without independent inquiry in entering into this Agreement and providing Accommodations hereunder, that:

(1)
Incorporation and Qualification. Each Loan Party and each of its Subsidiaries is duly incorporated or formed, continued or amalgamated as the case may be, and validly existing under the laws of the jurisdiction of its organization (which, as of the Closing Date, is set forth in Schedule A) and each is duly qualified, licensed or registered to carry on business under the Laws applicable to it in all jurisdictions in which the nature of its Assets or business makes such qualification necessary and where failure to be so qualified, licensed, registered, duly incorporated, formed or continued or amalgamated would have a Material Adverse Effect.

(2)
Corporate Power. Each Loan Party and each of its Subsidiaries (i) has all requisite corporate or other power and authority to own and operate its properties and Assets and to carry on the Business carried on by it and any other business as now being conducted by it, except to the extent that any failure of the foregoing would not reasonably be expected to have a Material Adverse Effect; and (ii) has all requisite corporate or other power and authority to enter into and perform its obligations under this Agreement and the other Credit Documents to which it is a party.

(3)
Conflict with Other Instruments. The execution and delivery of the Credit Documents by each Loan Party which is a party thereto and the performance by each Loan Party of its respective obligations hereunder and compliance with the terms, conditions and provisions thereof, will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (w) its constating documents or by-laws, (x) any Law, (y) any material contractual restriction binding on or affecting it or its properties, or (z) any judgment, injunction, determination or award which is binding on it; or (ii) result in, require or permit (x) the imposition of any Encumbrance in, on or with respect to the Assets now owned or hereafter acquired by it (other than pursuant to the Security Documents or which is a Permitted Encumbrance), (y) the acceleration of the maturity of any material Debt binding on or affecting it, or (z) any third party to terminate or acquire any rights materially adverse to the applicable Loan Party under any Material Agreement except where such conflict, result, requirement or permission would not reasonably be expected to have a Material Adverse Effect.

(4)
Authorization, Governmental Approvals, etc. The execution and delivery of each of the Credit Documents by each Loan Party which is a party thereto and the performance by each such Loan Party of its respective obligations hereunder and thereunder have been duly authorized by all necessary corporate, partnership or analogous action and no Authorization, under any Law, and no registration, qualification, designation, declaration or filing with any Governmental Authority, is or was necessary therefor or to perfect the same, except as are in full force and effect, unamended except for Permitted Exceptions and where failure to obtain or make such Authorization, qualification, designation, declaration or filing with any Governmental Authority would not reasonably be expected to have a Material Adverse Effect.

(5)
Execution and Binding Obligation. This Agreement and the other Credit Documents have been duly executed and delivered by each Loan Party which is a party thereto and constitute legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, subject only to any limitation under Laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and (ii) general equitable principles including the discretion that a court may exercise in the granting of equitable remedies.

(6)
Financial Condition; No Material Adverse Effect. Open Text has furnished to the Lenders (i) GAAP audited consolidated balance sheets and related statements of income, changes in equity and cash flows of Open Text for the three most recent fiscal years and such financial statements of GXS Worldwide, Inc. for the two most recent fiscal years, in each case, ended at least 90 days prior to the Closing Date; and (y) GAAP unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of Open Text and GXS Worldwide, Inc. for each subsequent fiscal quarter after June 30, 2013 and December 31, 2012, respectively, ended at least 45 days before the Closing Date. Except as otherwise publicly disclosed prior to the Closing Date, since June 30, 2013, there has been no event, development or circumstance of which any Loan Party is aware that has had or would reasonably be expected to have a Material Adverse Effect. All information (including that disclosed in all financial statements) pertaining to the Loan Parties (other than projections) (the “Information”) that has been or will be made available to the Lenders or the Administrative Agent by Open Text is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided, that in the case of such information relating to the Company and its Subsidiaries prior to and on the Closing Date, this representation and warranty is limited to the extent of Open Text’s knowledge. The projections that have been or will be made available to the Lenders or the Administrative Agent by Open Text have been or will be prepared in good faith based upon reasonable assumptions.

(7)
Litigation. Except as disclosed in Schedule B or I, there are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority or by any elected public official or by any other Person pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or any other Credit Document and that is not being contested by the Loan Parties in good faith by appropriate proceedings or that constitutes an Event of Default. Except with respect to the Disclosed Matter(s) and except any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) to the knowledge of any Loan Party, has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

(8)
Location of Business. As of the Closing Date, the only jurisdictions (or registration districts within such jurisdictions) in which any Loan Party has any place of business or stores any material tangible personal property are as set forth in Schedule C.

(9)
Material Permits. Each Loan Party possesses all Material Permits as may be necessary to properly conduct its respective business. Each such Material Permit is (i) in full force and effect, (ii) not subject to any dispute, and (iii) is not in default, except to the extent that the failure to be in full force and effect, such dispute or such default would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all Material Permits of the Loan Parties are listed in Schedule G.

(10)
Trademarks, Patents, etc. Other than Intellectual Property owned by customers of the Loan Parties or licenced by the Loan Parties from third parties, and except as set forth in Schedule D, each Loan Party is the registered and beneficial owner of, with good and marketable title, free of all Encumbrances other than Permitted Encumbrances, to all material patents, patent applications, trade-marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other analogous rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without any conflict with the rights of any other Person, other than as listed on Schedule D, or other than to the extent that the absence of such title or the existence of such conflicts would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all material patents, trade-marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights owned by any Loan Party, are described in Schedule D (collectively, the “Intellectual Property Rights”). As of the Closing Date, except as set forth in Schedule D, no claim has been asserted and is pending by any Person with respect to the use by any Loan Party of any intellectual property or challenging or questioning the validity, enforceability or effectiveness of any intellectual property necessary for the conduct of the business of any Loan Party, except for any such claim that would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule D or except as would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party has the right to use the intellectual property which such Loan Party owns, (ii) all applications and registrations for such intellectual property are current, and (iii) to the knowledge of all Loan Parties, the conduct of each Loan Party’s business does not infringe the intellectual property rights of any other Person.

(11)
Ownership of Property. Each Loan Party owns its Assets, and with respect to any material immovable or real property of the Loan Parties, with good and marketable title thereto (excluding any defects in title that do not materially impair the value of such property to such Loan Party), free and clear of all Encumbrances, except for Permitted Encumbrances and except where the failure to have such title described above could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Loan Parties owns any immovable or real property other than the Owned Real Property.

(12)
Leased Properties. As of the Closing Date, each lease of the Loan Parties (other than any lease which is not material to the operations of the Loan Parties taken as a whole) is in good standing in all material respects and all amounts owing thereunder have been paid by the applicable Loan Party except any such amount the payment obligation in respect of which is in bona fide dispute.

(13)
Insurance. All policies of fire, liability, workers’ compensation, casualty, flood, business interruption and other forms of insurance owned or held by each Loan Party are (a) sufficient for compliance, in all material respects, with all requirements of Law, and (b) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of such Loan Party. All such material policies are in full force and effect in all material respects, and no notice of cancellation or termination has been received with respect to any such policy, except for any such notice the effect of which would be that the foregoing provisions of this clause (13) would be true and correct in all material respects. None of the Loan Parties maintains any formalized self-insurance or co-insurance program with respect to its assets or operations or material risks with respect thereto, other than as consented to by the Majority Lenders, acting reasonably.

(14)
Compliance with Laws. Except with respect to Disclosed Matters, each Loan Party and each of its Subsidiaries is in compliance with all Laws, except for non-compliance which would not reasonably be expected to have a Material Adverse Effect.

(15)
No Default. None of the Loan Parties is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Debt of any Loan Party, or under any material agreement or instrument to which any Loan Party is a party or by which any Loan Party is bound, except where such default would not reasonably be expected to have a Material Adverse Effect.

(16)
Subsidiaries, etc. Except as set forth in Schedule F, in each case as of the Closing Date, (i) no Loan Party has any Subsidiaries, (ii) Open Text is the direct or indirect beneficial owner of all of the issued and outstanding shares or partnership interests, as the case may be, of each other Loan Party, and (iii) no Person (other than a Loan Party) has any right or option to purchase or otherwise acquire any of the issued and outstanding shares or partnership interests, as the case may be, of any such Loan Party.

(17)
Canadian Benefit Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) (the “ITA”) and any other Laws which require registration, have been administered in accordance with the ITA and such other Laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so or such loss would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no Canadian Pension Plan provides benefits determined on a defined benefit basis. All material obligations of each Loan Party and each of its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis except to the extent that such non-performance would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there are no outstanding disputes concerning the assets of any of the Canadian Benefit Plans which would reasonably be expected to have a Material Adverse Effect. No promises of benefit improvements under any of the Canadian Benefit Plans have been made except where such improvement would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums required to be made or paid by each Loan Party or any of its Subsidiaries to the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all Laws except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Benefit Plans that would reasonably be expected to have a Material Adverse Effect. There has been no partial or full termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a partial or full termination of any of the Canadian Pension Plans under Law which would reasonably be expected to have a Material Adverse Effect.

(18)
Material Agreements. As of the Closing Date, none of the Loan Parties is a party or otherwise subject to or bound or affected by any Material Agreement, except as set out in Schedule H. Except as set forth in Schedule H or as otherwise notified to the Administrative Agent in accordance with Section 6.01(1)(c), all Material Agreements are in full force and effect, unamended, and none of the Loan Parties, or to any Loan Party’s knowledge, any other party to any such agreement is in default with respect thereto, except to the extent that any such failure, amendment or default would not reasonably expected to have a Material Adverse Effect.

(19)
Books and Records. To and including the Closing Date, all books and records of each Loan Party and each of its Material Subsidiaries have been fully, properly and accurately kept and completed in accordance with GAAP (to the extent applicable) in all material respects, and there are no inaccuracies or discrepancies of any kind contained or reflected therein that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(20)
Tax Liability. Each Loan Party and each of its Material Subsidiaries has timely filed or caused to be filed all returns in respect of material Taxes and has paid or caused to be paid all material Taxes required to have been paid by it (including all installments with respect to the current period) and has made adequate provision for material Taxes for the current period (other than Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Material Subsidiary has, if required, set aside on its books adequate reserves in accordance with GAAP, or as to which waivers or extensions have granted by the applicable Governmental Authority) and no tax liens have been filed and no claims are being asserted in writing with respect to any such Taxes, except to the extent that (a) any failure to so file or to make such payment would not reasonably be expected to have a Material Adverse Effect or (b) in the case of any such tax liens or claims, such liens or the assertion of such claims do not materially impair the value, validity or the priority of the security interests of the Lenders in the Collateral.

(21)
Environmental Matters. To the knowledge of any Loan Party, except as disclosed to the Lenders in Schedule I, neither any property of any Loan Party or any of its Subsidiaries, nor the operations conducted thereon violate any applicable order of any Governmental Authority or any Environmental Laws, which violation would reasonably be expected to result in remedial obligations having a Material Adverse Effect.

(22)
Margin Stock. None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Accommodation has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to refund indebtedness originally incurred for such purpose, or for any other purpose, in each case under circumstances which would result in a violation of or which is inconsistent with Regulation U.

(23)
Investment Companies; Regulated Entities. None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 as defined in the Investment Company Act of 1940. None of the Loan Parties are subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

(24)	Solvency. (a) Open Text and its Subsidiaries, taken as a whole, and (b) Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(25)	Plans and Benefit Arrangements.

(a)
Each Loan Party is in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has made when due all payments required to be made under any collective bargaining agreement relating to a Multiemployer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, each Loan Party and each member of the ERISA Group (i) has fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) has not incurred any liability to the PBGC (other than for payment of premiums), and (iii) has not had asserted against them any excise tax or civil penalty for failure to fulfill the minimum funding requirements of ERISA.

(b)
The conditions for imposition of a lien under Section 303(k) of ERISA have not been met with respect to any Plan. No reportable event within the meaning of Section 4043 of ERISA has occurred with respect to any Plan unless the 30-day notice requirement has been waived by the PBGC with respect to such event.

(c)
No Loan Party or member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan which is materially underfunded. The PBGC has not instituted proceedings to terminate a Plan pursuant to Section 4042 of ERISA and no conditions exist that are likely to result in the termination of, or appointment of a trustee to administer, such Plan.

(d)
None of the Loan Parties nor any members of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan. No Loan Party and no other member of the ERISA Group has been notified by any Multiemployer Plan that such Multiemployer Plan has been terminated within the meaning of Title IV of ERISA or has been determined to be insolvent, in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and, to the best knowledge of each Loan Party or member of the ERISA Group, no Multiemployer Plan is reasonably expected to be reorganized, insolvent or terminated, within the meaning of Title IV of ERISA.

(e)	No Foreign Plan Event has occurred that would reasonably be expected to have a Material Adverse Effect.

(26)
Economic Sanctions; Anti-Money Laundering Laws. None of the Loan Parties or any of their Subsidiaries, nor, to the knowledge of any of them without any investigation by any of them, any director, officer or employee of any of the Loan Parties or their Subsidiaries is, or is controlled or majority owned by Persons: (i) with whom dealings are restricted under any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Canada (collectively, “Sanctions”), or (ii) that are located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently, Cuba, Iran, North Korea, Sudan and Syria);

None of the Loan Parties or any of their Subsidiaries is in violation of any applicable Sanctions or applicable Anti-Terrorism Law, or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or applicable Sanctions.

(27)
Labour Matters. As of the Closing Date, there are no strikes or other labour disputes pending or, to any Loan Parties’ knowledge, threatened against any Loan Party. Hours worked and payments made to the employees of the Loan Parties comply in all respects with all Law dealing with such matters except where non-compliance would not reasonably be expected to have a Material Adverse Effect.

(28)
Executive Offices & Collateral Locations. As of the Closing Date, if applicable, the current location in Canada of (i) each chief executive office, principal place of business and domicile (within the meaning of the Civil Code of Québec) of each Loan Party and their respective Subsidiaries, and (ii) the warehouses and premises at which any material Assets or Collateral is located, are as set forth on Schedule A, and none of such locations has changed within two (2) months preceding the Closing Date. Each Loan Party that keeps records in the Province of Québec relating to Collateral, keeps duplicate copies thereof at a location outside the Province of Québec as designated on Schedule A or otherwise disclosed in writing to the Administrative Agent, as applicable.

(29)	Domestic Guarantor Security Matters
(a)    Securities and Instruments.
(i)    All Intercompany Securities and Intercompany Instruments owned by the Domestic Guarantors have been, where applicable, duly and validly issued and acquired and, in the case of the Intercompany Securities and to the knowledge of the applicable Domestic Guarantors, are fully paid and non-assessable. As of the Closing Date, Schedule L sets out, for each class of such Securities listed in such schedule, the percentage amount that such Securities represent of all issued and outstanding Securities of that class.
(ii)    Except as described in the applicable issuer’s constating documents, no transfer restrictions apply to any Intercompany Securities or Intercompany Instruments listed in Schedule L, which, as of the Closing Date, sets forth a complete list of Intercompany Securities and Intercompany Instruments. The Domestic Guarantors have delivered to the Collateral Agent or the Administrative Agent, copies of all shareholder, partnership, limited liability company or trust agreements applicable to each issuer of such Securities and Instruments which are in the Loan Parties’ possession or control.
(iii)    Except as described in the applicable issuer’s constating documents or Schedule A, as of the Closing Date, no Person has or will have any written or oral option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by Law, pre-

emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement to acquire any right or interest in any of the Intercompany Securities and Intercompany Instruments owned by the Domestic Guarantors.
(iv)    The Intercompany Instruments owned by the Domestic Guarantors constitute, where applicable, the legal, valid and binding obligation of the obligor of such Instruments, enforceable in accordance with their terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, fraudulent conveyance, arrangement, reorganization or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies.
(v)    The grants of security and deliveries to the Collateral Agent or the Administrative Agent by the Domestic Guarantors in certificated Securities constituting Collateral pursuant to the Security Documents to which such Domestic Guarantors are party create valid and perfected security interests in such certificated Securities, and the proceeds of them. Subject to Permitted Encumbrances, such Securities and the proceeds from them are not subject to any prior Encumbrance or any agreement purporting to grant to any third party an Encumbrance on the property or assets of the Domestic Guarantors which would include the Securities.

Section 5.02	Survival of Representations and Warranties
The representations and warranties herein set forth or contained in any certificates or notices delivered to the Administrative Agent and the Lenders pursuant hereto shall not merge in or be prejudiced by and shall survive any Accommodation hereunder and shall continue in full force and effect (as of the date when made or deemed to be made) so long as any amounts are owing by the Borrower to the Lenders hereunder.
ARTICLE 6
COVENANTS OF THE LOAN PARTIES

Section 6.01	Affirmative Covenants
So long as any amount owing hereunder remains unpaid or any Lender has any obligation under this Agreement, and unless consent or waiver is given in accordance with Section 16.01 hereof, each Loan Party shall:

(1)
Reporting Requirements. During the term of this Agreement, prepare (where applicable, in accordance with GAAP) and deliver to the Administrative Agent on behalf of the Lenders, in a form not objected to by the Majority Lenders, acting reasonably:

(a)	Financial Reporting

(i)    as soon as practicable and in any event within 50 days of the end of each Financial Quarter of Open Text (excluding the fourth Financial Quarter), the interim unaudited consolidated financial statements of Open Text as at the end of such Financial Quarter prepared in accordance with GAAP including, without limitation, a balance sheet, statement of income and retained earnings and a statement of changes in financial position in each case as at the end of and for such Financial Quarter and the then elapsed portion of the Financial Year which includes such Financial Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as at the end of) the previous Financial Year, in each case subject to year-end adjustments and the absence of footnotes;
(ii)    as soon as practicable and in any event within 90 days after the end of each Financial Year of Open Text, the annual audited consolidated financial statements of Open Text prepared in accordance with GAAP including, without limitation, a balance sheet, statement of income and retained earnings and a statement of changes in financial position for such Financial Year (which financial statements shall be audited by a nationally recognized accounting firm), setting forth in each case in comparative form the figures for the previous Financial Year;
(iii)    concurrently with the delivery of the financial statements contemplated in (i) and (ii) above, a Compliance Certificate in respect of such Financial Quarter in the form attached hereto as Schedule 5;
(iv)    as soon as available and in any event within 90 days after the end of each Financial Year (in each case, approved by the board of directors of Open Text) an Annual Business Plan in respect of Open Text and its Subsidiaries, on a consolidated basis, in each case, for the current Financial Year, provided that a preliminary draft of such plan shall have been delivered to the Administrative Agent not later than 75 days after the end of each Financial Year; and
(v)    the foregoing financial information shall be presented in United States dollars.
Information required to be delivered pursuant to clauses (i) and (ii) above shall be deemed to have been delivered if such information shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and Open Text shall have notified the Administrative Agent of the availability of such financial information.

(b)
Environmental Reporting. Promptly, and in any event within 30 days of each occurrence, (%5) notify the Administrative Agent of any proceeding or order before any Governmental Authority requiring any Loan Party or any of its Subsidiaries to comply with or take action under any Environmental

Laws which would reasonably be expected to have a Material Adverse Effect if not taken; and (%5) notify the Administrative Agent of any environmental occurrence of which it has knowledge which would reasonably be expected to materially and adversely affect the Loan Parties that does not require notification under clause (i) above, together with each delivery of financial statements pursuant to Section 6.01(1)(a).

(c)
Additional Reporting Requirements. Deliver to the Administrative Agent (with sufficient copies for each of the Lenders) (i) as soon as possible, and in any event within five days after any Loan Party becomes aware of the occurrence of each Default or Event of Default, a statement of Responsible Officer of such Loan Party or any other officer acceptable to the Administrative Agent setting forth the details of such Default or Event of Default and the action which such Loan Party proposes to take or has taken with respect thereto; (ii) from time to time upon request of the Administrative Agent, acting reasonably, evidence of maintenance of all insurance required to be maintained by Section 6.01(7), including such originals or copies as the Administrative Agent may reasonably request of policies, certificates of insurance and endorsements relating to such insurance and proof of premium payments; (iii) if the total acquisition cost (including the purchase price and any assumed indebtedness but excluding any out-of-pocket expenses) of any Permitted Acquisition is greater than U.S. $65,000,000, at the reasonable request of the Administrative Agent, the Borrower shall provide further information regarding such Permitted Acquisition to the Administrative Agent; and (iv) together with the Compliance Certificate to be delivered pursuant to Section 6.01(1)(a)(iii), written notice of any previously undisclosed, (r) Material Subsidiaries of Open Text, (s) Material Permits which become necessary for the conduct of the Business by the Loan Parties or any material amendment to, or termination of, any previously disclosed Material Permit, (t) pension plans of any Loan Party, (u) Material Agreements of any Loan Party or any material amendment to, termination of or material default under any previously disclosed Material Agreement, (v) any acquisition of real or immovable property by any Loan Party (excluding leases entered into in the ordinary course of business), and (w) any material Intellectual Property Rights; (x) to the extent necessary for perfection of security interests in any material amount of tangible personal property under the PPSA, notice of any new location of such tangible personal property to the extent located in a jurisdiction within Canada as to which no effective PPSA financing statement has been filed in favour of the Collateral Agent or the Administrative Agent over the Assets of the applicable Loan Party; and (y) such other information respecting the condition or operations, financial or otherwise, of the business of any of the Loan Parties as the Administrative Agent, on behalf of the Lenders, may from time to time reasonably request.

(2)	Existence; Conduct of Business. Do and cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.02(3)), and except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all Material Permits.

(3)
Payment Obligations. Pay and cause each of its Material Subsidiaries to pay all material Tax liabilities and other obligations that, if not paid, would reasonably be expected to result in a Material Adverse Effect, in each case, before the same shall become materially delinquent or in material default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Material Subsidiary has, if required, set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(4)
Maintenance of Properties. Keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, all real and personal property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(5)
Books and Records; Inspection Rights. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account in which entries, that are full, true and correct in all material respects, are made of all dealings and transactions in relation to its business and activities. Permit, and cause each of its Material Subsidiaries to permit, any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that (a) except during the continuance of an Event of Default, only one such visit, inspection, examination and discussion (which shall be limited to the Administrative Agent, the Lenders and their designated representatives, collectively, and not individually) shall be permitted during a Financial Year at the expense of Open Text, to be coordinated through the Administrative Agent upon at least five days’ prior notice, such visit to be limited to the chief executive office of Open Text and such other locations as may be reasonably agreed with Open Text and (b) during the continuance of an Event of Default, a visit or reasonable number of visits shall be permitted to locations other than the chief executive office that are reasonably related to the applicable Event of Default at the expense of Open Text.

(6)
Compliance with Laws and Material Contracts. Comply with, and cause each of its Material Subsidiaries to comply with, all Laws and orders of any Governmental Authority applicable to it or its property and with all Material Agreements, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(7)
Insurance. Maintain, and cause each of its Material Subsidiaries to maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority. In the case of any fire, accident or other casualty causing loss or damage to any properties of any Loan Party used in generating cash flow or if required by Law, all proceeds of such policies shall be used promptly to repair or replace any such damaged properties, and otherwise shall be used as directed by the Administrative Agent to prepay the Accommodation Outstanding in accordance with Section 2.05(3). Each Loan Party will obtain and deliver to the Administrative Agent within 60 days of the Closing Date endorsements to the policies pertaining to all physical properties in which the Collateral Agent, the Administrative Agent or the Lenders shall have an Encumbrance under the Credit Documents, naming the Administrative Agent as a loss payee, as its interests appear, and evidencing that such policies are subject to the standard mortgage clause approved by the Insurance Bureau of Canada (as applicable), and containing provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Administrative Agent.

(8)
Operation and Maintenance of Property. Manage and operate, and cause each of its Material Subsidiaries to manage and operate, its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all Material Permits, and (ii) in compliance with all applicable Laws of the jurisdiction in which such businesses are carried on, and all applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to do so would not reasonably be expected to have a Material Adverse Effect.

(9)
Status of Accounts and Collateral. With respect to the Collateral, report immediately to the Administrative Agent any matters materially adversely affecting the value, enforceability or collectability of any of the Collateral where such matter would reasonably be expected to have a Material Adverse Effect.

(10)
Cure Defects. Promptly cure or cause to be cured any material defects in the execution and delivery of any of the Credit Documents or any of the other agreements, instruments or documents required to be executed and/or delivered pursuant thereto or any material defects in the validity or enforceability of any of the Credit Documents and, at its expense, execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Administrative Agent, acting reasonably, may consider necessary for the foregoing purposes.

(11)
Additional Loan Parties/Security. In each case subject to Permitted Exceptions, if, at any time on or after the Closing Date, any Loan Party creates or acquires a Subsidiary (other than an Excluded Subsidiary) or in some other fashion becomes the holder of any Equity Securities of a new Subsidiary (other than an Excluded Subsidiary), or, if any Excluded Subsidiary of a Loan Party is designated as, or becomes, a Material Subsidiary:

(a)
To the extent not prohibited or restricted by Law, the applicable Loan Party will promptly execute and deliver to the Administrative Agent a securities pledge agreement, in form and substance satisfactory to the Administrative Agent acting reasonably, granting a security interest in 100% of the Equity Securities of such new or newly designated Subsidiary owned by such Loan Party;

(b)
To the extent not prohibited or restricted by Law, the applicable Loan Party will cause such new or newly designated Subsidiary to promptly execute and deliver to the Administrative Agent a guarantee and security of the nature contemplated by Section 2.11, all in form and substance satisfactory to the Administrative Agent, acting reasonably and accompanied by customary legal opinions of counsel to such Loan Party or such Subsidiary; and

(c)
In connection with the execution and delivery of any guarantee, pledge agreement, mortgage, security agreement or analogous document pursuant to this Section, the applicable Loan Party will, or will cause the applicable Subsidiary to, deliver to the Administrative Agent such corporate resolutions, certificates, legal opinions and such other related documents, including, in respect of real property, reasonably satisfactory title insurance or a reasonably satisfactory title opinion and surveys, as shall be reasonably requested by the Administrative Agent and consistent with the relevant forms and types thereof delivered on the Closing Date or as shall be otherwise reasonably acceptable to the Administrative Agent. Each guarantee, pledge agreement, mortgage, security agreement and any other analogous document delivered pursuant to this Section shall be deemed to be a Security Document from and after the date of execution thereof.

(12)
Material Permits. Maintain, and cause all of its Subsidiaries to maintain, all Material Permits as may be necessary to properly conduct their respective businesses, the failure of which to maintain would reasonably be expected to have a Material Adverse Effect.

(13)
Debt Rating. Maintain at all times during which the Term Loan Facility is outstanding, on and after the date that is 60 days following the Closing Date, debt ratings for the Term Loan Credit Facility from S&P and Moody’s.

(14)	Notices Regarding Plans and Benefit Arrangements.

(a)
Certain Events. Promptly upon, and in any event within 25 Business Days of becoming aware of the occurrence thereof, provide notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)    any reportable event (as defined in Section 4043(c) of ERISA) with respect to any Loan Party or any other member of the ERISA Group (other than any reportable event notice of which to the PBGC has been waived),
(ii)    any Prohibited Transaction which could subject any Loan Party to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder, which would reasonably be expected to have a Material Adverse Effect,
(iii)    any assertion of withdrawal liability with respect to any Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect,
(iv)    any partial or complete withdrawal from a Multiemployer Plan by any Loan Party or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in Material Adverse Effect,
(v)    any cessation of operations at a facility by any Loan Party or any other member of the ERISA Group as described in Section 4062(e) of ERISA which would reasonably be expected to have a Material Adverse Effect,
(vi)    withdrawal by any Loan Party or any other member of the ERISA Group from a Multiple Employer Plan which would reasonably be expected to have a Material Adverse Effect,
(vii)    a failure by any Loan Party or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k) of ERISA, if the imposition of such Lien would have a Material Adverse Effect, or
(viii)    any Foreign Plan Event that would reasonably be expected to have a Material Adverse Effect.

(b)
Notices of Involuntary Termination and Annual Reports. Promptly, and in any event within 25 Business Days, after receipt thereof, deliver to the Administrative Agent copies of (a) all notices received by any Loan Party or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by any Loan Party or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Lender, the most recently filed annual report (IRS Form 5500 series) and all accompanying schedules for any Plan, including the most recent required audit maintained by any Loan Party or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of any Loan Party or any other member of the ERISA Group and each Schedule SB

(Actuarial Information) to the annual report filed by any Loan Party or any other member of the ERISA Group with the Department of Labor with respect to each such Plan.

(c)
Notice of Voluntary Termination. Promptly, and in any event within 25 Business Days, upon the filing thereof, deliver to the Administrative Agent copies of any Form 500, or any successor or equivalent form to Form 500, filed with the PBGC in connection with the termination of any Plan.

(d)
Canadian Benefit Plans. For each existing, or hereafter adopted, Canadian Benefit Plan, the Borrower shall cause its Subsidiaries to, in a timely fashion, comply with and perform in all respects all of its obligations under and in respect of such Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any applicable fiduciary, funding, investment and administration obligations), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Benefit Plan shall be paid or remitted by the Borrower or its Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements and all Laws.

The Borrower shall deliver to Administrative Agent (i) if requested by Administrative Agent, acting reasonably, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed by the Borrower or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) with any applicable Governmental Authority and (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that the Borrower or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan.

(15)	Domestic Guarantor Security Matters
(a)    Securities and Instruments.
(i)    If any Intercompany Securities or Intercompany Instruments owned by a Domestic Guarantor are now or at any time become evidenced, in whole or in part, by uncertificated securities registered or recorded in records maintained by or on behalf of the issuer thereof in the name of a clearing agency or a custodian or of a nominee of either, the applicable Domestic Guarantor will notify the Administrative Agent in writing of such Securities and Instruments and, at the request and option of the Administrative Agent, (i) to the extent applicable under Law, cause an appropriate entry to be made in the records of the clearing agency or custodian (if there is such an agency or Person) or the applicable securities register, as applicable, to record the interest of the Administrative Agent or its nominee (if the Administrative

Agent or such nominee is a member of such clearing agency) or otherwise as the Administrative Agent may reasonably direct in such Securities or Instruments created pursuant to the Security Documents or (ii) cause the Administrative Agent to have control over such Securities or Instruments.
(ii)    During the continuance of an Event of Default, if any Securities or Instruments (other than Intercompany Securities or Intercompany Instruments) owned by a Domestic Guarantor are evidenced, in whole or in part, by uncertificated securities registered or recorded in records maintained by or on behalf of the issuer thereof in the name of a clearing agency or a custodian or of a nominee of either, the applicable Domestic Guarantor will notify the Administrative Agent in writing of such Securities and Instruments (unless such notice previously has been given) and, at the request and option of the Administrative Agent, (i)cause an appropriate entry to be made in the records of the clearing agency or custodian, as applicable, to record the interest of the Administrative Agent or its nominee (if the Administrative Agent or such nominee is a member of such clearing agency) or otherwise as the Administrative Agent may reasonably direct in such Securities or Instruments created pursuant to the Security Documents or (ii) cause the Administrative Agent to have control over such Securities or Instruments.
(iii)    None of the Domestic Guarantors will, either before or after an Event of Default, make any entry in the records of a clearing agency or custodian or the applicable securities register to record any security interest of any Person, other than the Collateral Agent, the Administrative Agent or any of their respective agents, in any Securities or Instruments owned by a Domestic Guarantor, or will grant control to any Person other than the Collateral Agent, the Administrative Agent or any of their respective agents or the agent of a Domestic Guarantor over such Securities or Instruments so long as such Domestic Guarantor is the owner thereof.
(iv)    If any Domestic Guarantor acquires ownership of any Intercompany Securities or Intercompany Instruments, such Domestic Guarantor will notify the Administrative Agent in writing and provide the Administrative Agent with a revised Schedule L recording the acquisition and particulars of such Instruments or Securities within 15 days after such acquisition. Upon request by the Administrative Agent, such Domestic Guarantor will promptly deliver to and deposit with the Administrative Agent, or cause the Administrative Agent to have control over, all such Securities or Instruments as security for the Secured Obligations of the applicable Domestic Guarantor pursuant to this Agreement and the other Credit Documents to which such Domestic Guarantor is party.
(v)    Forthwith upon the occurrence of an Event of Default that is continuing, each Domestic Guarantor will provide the Administrative Agent with a list of all Securities and Instruments (other than Intercompany Securities or Intercompany Instruments) held by it, and will notify the

Administrative Agent of the acquisition by it of any additional Securities and Instruments (other than Intercompany Securities or Intercompany Instruments). Upon request by the Administrative Agent during the continuance of an Event of Default, each Domestic Guarantor will promptly deliver to and deposit with the Administrative Agent, or cause the Administrative Agent to have control over, all Securities or Instruments (other than Intercompany Securities or Intercompany Instruments) owned or held by such Domestic Guarantor, as security for the Secured Obligations of the applicable Domestic Guarantor pursuant to this Agreement and the other Credit Documents to which such Domestic Guarantor is party.
(vi)    Each Domestic Guarantor will ensure that no Person other than itself, its agent or another Person on its behalf, the Collateral Agent, the Administrative Agent or any of their respective agents has possession of any certificated Securities or certificated Instruments owned by such Domestic Guarantor.
(vii)    Each Domestic Guarantor will, with respect to any Securities or Instruments owned by it, at the request of the Administrative Agent (but, in the case of Securities or Instruments that are not Intercompany Securities or Intercompany Instruments, such request shall only be made during the continuance of an Event of Default) (i) cause the transfer of such Securities or Instruments to the Administrative Agent (or its nominee (if the Administrative Agent or such nominee is a member of such clearing agency) or otherwise as the Administrative Agent may reasonably direct) to be recorded in the records of a clearing agency or custodian, if and as applicable under Law, or on the applicable securities register or (ii) duly endorse such Securities or Instruments for transfer in blank or register them in the name of the Administrative Agent or its nominee or otherwise as the Administrative Agent may reasonably direct, (iii) immediately deliver to the Administrative Agent any and all consents or other documents which may be necessary to effect the transfer of such Securities or Instruments to the Administrative Agent or any third party and (iv) deliver to or otherwise cause the Administrative Agent to have control over such Securities or Instruments.

(b)
Intellectual Property. Promptly following the request of the Administrative Agent, each Loan Party will furnish the Administrative Agent in writing the description of all material Registered Intellectual Property or applications for material Registered Intellectual Property of such Loan Party. In addition, such Loan Party will deliver to the Administrative Agent a copy of the certificate of or other document evidencing registration of, or application for, such Registered Intellectual Property, or such other form as may be necessary or appropriate under applicable Law, in respect of such Registered Intellectual Property confirming the grant of security in such Registered Intellectual Property to the Collateral Agent or the Administrative Agent, as applicable, and promptly make all such filings, registrations and recordings as are necessary to preserve, protect and perfect the Security Interest granted to the Collateral Agent or the Administrative Agent, as applicable, in such Registered Intellectual Property.

(c)
Maintaining the Account Collateral. So long as any Accommodation or any other Secured Obligation secured by the Pledge and Security Agreement (other than contingent indemnification claims as to which no valid demand has been made, “Unmatured Surviving Obligations”) of any Loan Party under any Credit Document shall remain unpaid or shall be outstanding, any Eligible Cash Management Agreement or Eligible Hedging Agreement shall be in effect or any Lender Party shall have any Commitment:

(i)    Commencing on the date that is 60 days following the Closing Date (or such later date as the Administrative Agent may reasonably agree), each U.S. Grantor will maintain deposit accounts only with the financial institution acting as Administrative Agent or Collateral Agent hereunder or with a bank (a “Pledged Account Bank”) that has agreed with such U.S. Grantor and the Administrative Agent or the Collateral Agent, as applicable, to comply with instructions originated by the Administrative Agent or the Collateral Agent, as applicable, directing the disposition of funds in such deposit account without the further consent of such U.S. Grantor, such agreement in form and substance reasonably satisfactory to the Administrative Agent and such U.S. Grantor (a “Deposit Account Control Agreement”); provided, however, that this Section 6.01(15)(c) shall only apply to accounts maintained in the United States and shall not apply to deposit accounts (A) used solely as a tax or payroll account, escrow account, trust account, petty cash account or flexible spending account, in each case maintained in the ordinary course of business or (B) or other deposit accounts to the extent that the aggregate amount on deposit with all such other deposit accounts does not exceed U.S. $10,000,000, or such lower amount as may be required under the Existing Credit Agreement at any time.
(ii)    The Administrative Agent may (or may request that the Collateral Agent), at any time during the continuance of an Event of Default, request that each U.S. Grantor instruct each Person obligated at any time to make any payment to such U.S. Grantor for any reason (an “Obligor”) to make such payment to a Pledged Deposit Account or the Collateral Account, except that such U.S. Grantor shall not be under such obligation with respect to Persons (i) making payments to a Pledged Deposit Account or Collateral Account as of the date hereof, (ii) making payments to such U.S. Grantor of less than $250,000 a year in the aggregate, or (iii) making payments to accounts not purported to be subject to the security of the Guaranteed Parties in accordance with this Agreement, if any.
(iii)    The Administrative Agent may (or may request that the Collateral Agent), at any time during the continuance of an Event of Default and without notice to, or consent from, any U.S. Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to the Collateral Account to

satisfy the Secured Obligations under the Security and Pledge Agreement and other Credit Documents.
(iv)    Upon any termination by a U.S. Grantor of any Pledged Deposit Account, such U.S. Grantor will promptly (i) to the extent transferred within the United States, transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account or the Collateral Account and (ii) notify all Obligors that were making payments to such Pledged Deposit Account, to the extent future payments continue to be made within the United States, to make all future payments to another Pledged Deposit Account or the Collateral Account, in each case so that the Administrative Agent or the Collateral Agent, as applicable, shall have a continuously perfected security interest in such Collateral Account, funds and property.

(d)
Collections on Assigned Agreements and Instruments. Except as otherwise provided in this Section 6.01(15)(d), each U.S. Grantor will continue to collect, at its own expense, all amounts due or to become due to such U.S. Grantor under the Assigned Agreements, Receivables and Related Contracts (each such term being used herein as defined in the Security and Pledge Agreement). In connection with such collections, such U.S. Grantor may take (and, at the Administrative Agent’s direction upon the occurrence and during the continuance of an Event of Default, will take) such action as such U.S. Grantor or the Administrative Agent may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such U.S. Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements or Instruments of the assignment of such Assigned Agreements and Instruments to the Administrative Agent and to direct such Obligors to make payment of all amounts due or to become due to such U.S. Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such U.S. Grantor, to enforce collection of any such Assigned Agreements and Instruments to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such U.S. Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements and Instruments, including, without limitation, those set forth in Section 9-607 of the UCC. After receipt by any U.S. Grantor of the notice from the Administrative Agent referred to in the proviso to the preceding sentence upon the occurrence and during the continuance of an Event of Default, (i) all amounts and proceeds (including, without limitation, instruments) received by such U.S. Grantor in respect of the Assigned Agreements and Instruments of such U.S. Grantor shall be deemed to be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such U.S. Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be deposited in the Collateral Account and either (A) released to such U.S. Grantor on the terms set forth in Section 5 of the Security and Pledge Agreement so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 14(b) of the Security and Pledge Agreement and (ii) upon notice from the Administrative Agent in connection with the enforcement of its rights and remedies under the Credit Documents, such U.S. Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Instrument, release wholly or partly any Obligor thereof or allow any credit or discount thereon. No U.S. Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements or Instruments to any other indebtedness or obligations of the Obligor thereof.

(e)
Commercial Tort Claims. Each U.S. Grantor will promptly give notice to the Administrative Agent of any commercial tort claim of such U.S. Grantor that may arise after the date hereof with an anticipated recovery of at least $1,000,000 and will immediately execute or otherwise authenticate a supplement to the Security and Pledge Agreement, and otherwise take all action reasonably necessary to subject such commercial tort claim to the security interest created under such Security Document.

(16)
Financial Assistance. Each Loan Party shall comply, in each case in all material respects, with sections 151 to 158 (inclusive) of the Companies Act 1985 of England and Wales (if applicable) and all other applicable laws and regulations relating to financial assistance by a company for the acquisition or subscription for shares or relating to protection of shareholders’ capital in other applicable jurisdictions, including in relation to the execution and performance of the Credit Documents and the payment of amounts due under the Credit Documents.

(17)
Post-Closing Undertaking. The Loan Parties shall use commercially reasonable efforts to deliver to the Administrative Agent executed estoppel letters addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, as reasonably requested by counsel to the Administrative Agent with respect to any security interests and PPSA financing statements filed against any Loan Party or its Subsidiaries (other than Exempt Immaterial Subsidiaries) within 60 days after the Closing Date.

Section 6.02	Negative Covenants
So long as any amount owing hereunder remains unpaid or any Lender has any obligation under this Agreement, and unless consent or waiver is given in accordance with Section 16.01 hereof, no Loan Party shall:

(1)
Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to create, incur, assume or suffer to exist, any Debt other than Permitted Debt.

(2)
Encumbrances. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to create, incur, assume or suffer to exist, any Encumbrance on any of its or their, as the case may be, respective Assets, other than Permitted Encumbrances.

(3)
Fundamental Changes. Merge into or amalgamate or consolidate with, or permit any of its Material Subsidiaries to merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate, dissolve or be wound up, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Loan Party may merge into, or amalgamate or consolidate with, any other Loan Party, (ii) any Loan Party or any of its wholly-owned Subsidiaries may be wound up into any Loan Party if such Loan Party determines in good faith that such winding up is in the best interests of such Loan Party, (iii) and any wholly-owned Subsidiary of any Loan Party may merge into, or amalgamate or consolidate with, any Loan Party, so long as the surviving or continuing entity is a Loan Party; and (iv) any Immaterial Subsidiary may merge into or amalgamate or consolidate with, any Subsidiary or liquidate, dissolve or be wound up into any Subsidiary.

(4)
Carry on Business. Engage in any business or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to engage in any business, other than the Business and businesses which are the same as or related, ancillary, incidental or complementary to the Business.

(5)
Disposal of Assets Generally. Dispose of, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to Dispose of, any Assets to any Person, other than Permitted Dispositions, so long as (other than in respect of a Permitted Disposition described in clause (ii) of the definition thereof) no Event of Default has occurred and is continuing or would result therefrom.

(6)
Transactions with Affiliates. Dispose of, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to Dispose of, any Assets to, or purchase, lease or otherwise acquire any Assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not more restrictive to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties not involving any other Affiliate, (c) any Restricted Payments permitted by Section 6.02(8) or any intercompany Debt and interest thereon expressly excluded from the definition of Restricted Payment and (d) as otherwise permitted pursuant to this Agreement and the Credit Documents. The foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of Open Text who are not employees of Open Text, (ii) any other transaction with any employee, officer or director of the Loan Parties pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Loan Parties and entered into in the ordinary course of business and approved by the board of directors of the applicable Loan Party, or (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of Open Text on behalf of or for the account of Open Text or any of the Loan Parties.

(7)
Restrictive Agreements. Directly or indirectly enter into, incur or permit to exist, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to directly or indirectly enter into, incur or permit to exist, any agreement or other arrangement, that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or such Subsidiary to create, incur or permit to exist any Encumbrance upon any of its Assets pursuant to the Credit Documents, (b) the ability of such Loan Party or such Subsidiary to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to any Loan Party or to provide a guarantee of any Debt of any Loan Party pursuant to the Credit Documents, (c) the ability of any Loan Party or any of its Subsidiaries to make any loan or advance to the Loan Parties, or (d) the ability of any Loan Party or any of its Subsidiaries to sell, lease or transfer any of its property to any other Loan Party; provided that the foregoing shall not apply to (i) restrictions and conditions existing on the Closing Date identified on Schedule K (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), to (ii) customary restrictions and conditions contained in agreements relating to the sale of a Loan Party or any of its Subsidiaries or any of their respective Assets pending such sale and such restrictions and conditions apply only to the Loan Party, Subsidiary or the Assets that are to be sold and such sale is permitted hereunder; (iii) restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Assets securing such Debt; and (iv) customary provisions in leases and other ordinary course contracts restricting the assignment or pledge thereof or the Assets that are the subject thereof.

(8)
Restricted Payments. Declare, make or pay or agree to declare, make or pay, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to declare, make or pay, or agree to declare, make or pay, directly or indirectly, any Restricted Payment, except (a) the declaration and payment of dividends with respect to the Equity Securities of Open Text payable solely in additional Equity Securities, (b) Restricted Payments by any Subsidiary of a Loan Party to its parent entity or entities (so long as, in the case of a non-wholly owned Subsidiary, such Restricted Payments are made at least ratably to the applicable parent which is a Loan Party), (c) regularly scheduled payments in respect of Permitted Debt, (d) Restricted Payments by the Loan Parties pursuant to and in accordance with stock option plans, profit sharing plans, employment agreements and/or other benefit plans for the directors or officers of Open Text and its Subsidiaries, provided that the aggregate amount of cash payments made by the Loan Parties in any Financial Year pursuant to all such stock option plans, profit sharing plans and other compensation benefit plans shall not exceed reasonable commercial amounts, (e) Restricted Payments by the Loan Parties and their Subsidiaries, in an aggregate amount not to exceed in any Financial Year 35% of Consolidated EBITDA for such Financial Year, (f) Restricted Payments by the Loan Parties in an aggregate amount not to exceed $100,000,000 in any Financial Year and (g) the declaration and payment of dividends or other distributions with respect to, and the purchase, redemption or other acquisition of the Equity Securities of a Subsidiary of Open Text that is a Loan Party to another Subsidiary of Open Text that is not a Loan Party, so long as after giving effect thereto, (x) the Loan Parties would be in compliance with the financial covenant set forth in Section 6.03 on a pro forma basis and (y) no Default or Event of Default has occurred and is continuing or would result therefrom.

(9)
Investments. Purchase, hold or acquire, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a wholly-owned Subsidiary prior to such amalgamation), any Equity Securities, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person, except:

(a)	investments by a Loan Party in the Equity Securities of any other Loan Party;

(b)	loans or advances made by any Loan Party to any other Loan Party;

(c)
at any time that no Default or Event of Default has occurred and is continuing, or would result therefrom, investments by a Loan Party in the Equity Securities of an Excluded Subsidiary or loans or advances made by a Loan Party to an Excluded Subsidiary (other than investments, loans or advances existing as of the Closing Date), provided that the aggregate amount outstanding of all such investments, loans or advances made by all Loan Parties does not at any time exceed U.S. $200,000,000 at any time (plus trade payables and amounts paid on account of services rendered, in each case, in the ordinary course of business), such amount to be determined net of Investment Credits received from Excluded Subsidiaries;

(d)	Permitted Debt;

(e)	Investments acquired pursuant to a Permitted Acquisition;

(f)	Investments existing on the Closing Date in the Equity Securities listed on Schedule F and any security into which such Equity Securities or such converted security may be converted from time to time;

(g)	Investments consisting of the repurchase of shares of Open Text to the extent permitted under Section 6.02(8);

(h)	Permitted Investments; and

(i)
at any time that no Default or Event of Default has occurred and is continuing, or would result therefrom, other Investments in any Person engaged in a business that is the same as or related, ancillary, incidental or complementary to any business carried on by a Loan Party that are not otherwise permitted hereunder not to exceed U.S. $130,000,000 at any time, such amount to be determined net of Investment Credits received from all such Persons.

(10)
Acquisitions. Make any Acquisition, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to make any Acquisition, other than, and provided no Default or Event of Default has occurred and is continuing, or would result therefrom, a Permitted Acquisition.

(11)
Subsidiaries. Create or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to create, purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a wholly-owned Subsidiary prior to such amalgamation), any Subsidiary unless, except as otherwise provided for in this Agreement, such Subsidiary is a wholly-owned Subsidiary.

(12)
Lease-Backs. Except as otherwise provided for in this Agreement and the Sale-Leaseback Transaction on market terms involving the Assets located at 5347 West 161st Street, Brook Park, Ohio, enter into, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to enter into, any arrangement, directly or indirectly, with any Person whereby any such Loan Party or such Subsidiary shall sell or transfer any property, whether now owned or hereafter acquired, and whereby any such Loan Party or such Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Loan Party intends to use for substantially the same purpose or purposes as the property sold or transferred.

(13)
Canadian Pension Plan Compliance. (a) Terminate, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to terminate, any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan, which would reasonably be expected to have a Material Adverse Effect, (b) fail to make, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to fail to make, full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, agreement relating thereto or Law, Open Text or any other Loan Party is required to pay as contributions thereto if such failure would reasonably be expected to have a Material Adverse Effect, (c) contribute to or assume an obligation to contribute to, or permit any Loan Party (other than any Loan Party acquired as a result of a Permitted Acquisition) to contribute to or assume an obligation to contribute to, any pension plan which provides benefits determined on a defined benefit basis or, if such Loan Party is liable for funding defined benefits thereunder, any “multi-employer pension plan” as such terms are defined in the Pension Benefits Act (Ontario), or (d) acquire, or permit any Loan Party to acquire, an interest in any Person if such Person sponsors, maintains or contributes to, or, at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any pension plan which provides benefits determined on a defined benefit basis or, if such Person is liable for funding defined benefits thereunder, any “multi-employer pension plan” as such terms are defined in the Pension Benefits Act (Ontario); provided that, Open Text or any other Loan Party may acquire an interest in any such Person if such Person is acquired as a Permitted Acquisition and neither Open Text nor any of the Loan Parties has any legal liability to perform such Person’s obligations or assume such Person’s liabilities.

(14)
Amendments. Make (%4) any amendments to its or any of its Subsidiaries’ (other than Exempt Immaterial Subsidiaries) constating documents or by-laws (or other governing documents) which, taken as a whole, are adverse in any material respect to the Lenders’ interests, hereunder or the Encumbrances arising under or created by the Security Documents; (%4) any amendments to, or grant any waivers in respect of, Material Agreements or any guarantee or security in respect thereof in a manner that would materially and adversely affect the Lenders’ interests, taken as a whole, under the Credit Documents; or (%4) in the case of the Existing Credit Agreement, without limiting sub-clause (b) of this Section 6.02(14), any amendments to increase the principal amount of the Debt thereunder above U.S. $900,000,000 or shorten the maturity or weighted average life to maturity thereof or make any provision thereof more restrictive to the Borrower in any material respect than the corresponding provision of this Agreement.

(15)	Change of Auditors. Change its auditors other than to a nationally recognized accounting firm.

(16)	Plan and Benefit Arrangements. Not and not permit any of its Subsidiaries or any other member of the ERISA Group to:

(a)	fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan if such failure has a Material Adverse Effect;

(b)	request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(c)
engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Effect;

(d)
fail to make when due any contribution to any Multiemployer Plan that any Loan Party or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto, where any such failure results in a Material Adverse Effect;

(e)	withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any

Multiple Employer Plan, where any such withdrawal results in a Material Adverse Effect;

(f)	terminate, or institute proceedings to terminate, any Plan, where such termination results in a Material Adverse Effect;

(g)	fail to make any contributions to any Plan which gives rise to the conditions for imposition of a lien under Section 303(k) of ERISA;

(h)	fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure results in a Material Adverse Effect; or

(i)	permit the occurrence of any Foreign Plan Event that would reasonably be expected to result in a Material Adverse Effect.

(17)
Speculative Transactions. Engage in, or permit any Material Subsidiary to enter into, any interest rate, currency rate, commodity hedge or similar agreement, understanding or obligation, except in the normal course of business and not for speculative purposes.

(18)
Change of Corporate Name or Location. Change or permit any of their Subsidiaries that are Loan Parties to change (a) its incorporated name, or if not a corporation, its name as it appears in official filings in the jurisdiction of its organization, (b) change its chief executive office, principal place of business, domicile (within the meaning of the Civil Code of Québec) (unless such change is within the same jurisdiction), (c) change the type of entity that it is, (d) change its jurisdiction of incorporation or organization or its corporate or organizational structure, and (e) in the case of any Loan Party organized under the laws of a jurisdiction within the United States, change its organizational identification number, in each case, without at least fifteen (15) days prior written notice to Administrative Agent so that, subject to Permitted Exceptions, Administrative Agent may take such actions as are necessary as a result thereof to continue the perfection and, in the case of the Province of Québec, publication, of any Encumbrances in favour of the Collateral Agent or Administrative Agent in any Collateral.

(19)
Share Capital. Except in a transaction otherwise permitted under this Agreement, permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to issue any shares, or any options, warrants or securities convertible into shares, to the extent that such issuance would result in a reduction in the ownership percentage or such Loan Party in such Subsidiary.

Section 6.03	Financial Covenant
Consolidated Net Leverage Ratio. So long as any amount owing hereunder remains unpaid or any Lender has any obligation under this Agreement, and unless consent is given in accordance with Section 16.01 hereof, Open Text shall maintain, as at the end of each Financial Quarter, a Consolidated Net Leverage Ratio of not greater than 4.00:1.00.
ARTICLE 7
EVENTS OF DEFAULT

Section 7.01	Events of Default

(1)	If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)	a Borrower shall fail to pay any principal amount of the Accommodations Outstanding when such amount becomes due and payable;

(b)	a Borrower shall fail to pay any interest or Fees when the same become due and payable hereunder and such failure shall remain unremedied for five Business Days;

(c)
any representation or warranty made or deemed to be made by Open Text or any other Loan Party in this Agreement or any other Credit Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed to be made;

(d)	Open Text shall fail to perform, observe or comply with any of the covenants contained in Section 6.01(2), Section 6.02 or Section 6.03;

(e)	Open Text shall fail to perform, observe or comply with any of the covenants contained in Section 6.01(1)(a) and such failure shall remain unremedied for five Business Days;

(f)
Open Text shall fail to perform, observe or comply with any of the covenants contained in Section 6.01(1)(b) or (c) or Section 6.01(3) and such failure shall remain unremedied for fifteen Business Days;

(g)
Open Text or any other Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document to which it is a party (other than a covenant or agreement whose breach or default in performance is elsewhere in this Section 7.01 specifically dealt with) and such failure shall remain unremedied for 30 days after Open Text has received notice from the Administrative Agent of such failure to perform or observe;

(h)
a Loan Party or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) shall fail to pay the principal of or interest on any Debt (excluding any Debt hereunder) which is outstanding in an aggregate principal amount exceeding U.S. $75,000,000 (or the equivalent amount in any other currency), when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other breach, default or failure by a Loan Party shall occur with respect to any other term of such Debt, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect of such breach, default or failure is to cause or (in the case of a breach, default or failure with respect to a matured term of the applicable Debt) permit the acceleration of such Debt; provided that no Event of Default under this Section 7.01(1)(h) shall occur or be continuing if such failure, default or breach has been waived by the holder(s) or trustee or agent on behalf of such holder(s) of such Debt;

(i)
any writ of execution or similar process is enforced or levied upon material Assets having a value of U.S. $75,000,000 (or the equivalent amount in any other currency) or more, net of any amounts covered by an enforceable contract of insurance, of any Loan Party and remains undischarged, unvacated and unstayed for a period (for each action) of 60 days and, in any event, later than five Business Days prior to the date of any proposed sale thereunder, provided that, during such period, such process is in good faith disputed by such Loan Party;

(j)
any judgment or order for the payment of money in excess of U.S. $75,000,000 (or the equivalent amount in any other currency), net of any amounts available for the satisfaction of such judgment or order pursuant to an enforceable contract of insurance, shall be rendered against any Loan Party or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) and the same shall remain undischarged, unvacated, unstayed and unbonded pending appeal for a period of 60 consecutive days from the entry thereof;

(k)
any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) that would be reasonably likely to have a Material Adverse Effect, and the same shall remain undischarged, unvacated, unstayed and unbonded pending appeal for a period of 60 consecutive days during which execution shall not be stayed;

(l)
any Loan Party or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) (i) fails to generally pay its debts as such debts become due; (ii) admits in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (iii) institutes or has instituted against it any proceeding seeking (w) the possession, foreclosure, seizure, retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the Assets (having a value in excess of U.S. $75,000,000) of any Loan Party, (x) to adjudicate it a bankrupt or insolvent, (y) any liquidation, winding-up, reorganization (in each case, other than as specifically permitted hereunder), arrangement (other than as specifically permitted hereunder), protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization, incorporation law or relief of debtors including any plan of compromise or arrangement or other similar corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee, interim receiver, receiver and manger, liquidator, custodian, sequestrate or other similar official for it or for any substantial part of its Assets (having a value in excess of U.S. $75,000,000), and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, interim receiver, receiver and manger, liquidator, custodian, sequestrate or other similar official for it or for any substantial part of its Assets (having a value in excess of U.S. $75,000,000)) shall occur; or (iv) the board of directors or other applicable governing body of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the foregoing actions;

(m)	any Impermissible Qualification of the audited financial statements required to be delivered pursuant to Section 6.01(1);

(n)
any of the Credit Documents executed and delivered by any Loan Party shall cease to be in full force and effect in any material respect (taken as a whole) and such failure (i) relates to a material portion of the Collateral, and (ii) did not arise from the failure of the Administrative Agent or any Lender to take any action within its control (without limiting the Loan Parties’ obligations under Section 2.11(1), 6.01(1)(c) and 6.01(11)) and (iii) shall remain unremedied for 10 Business Days; or

(o)
the validity of any of the Credit Documents or the applicability thereof to the Accommodations or any other Obligations purported to be secured or guaranteed thereby or any part thereof shall be contested in writing by any Loan Party;

then, the Administrative Agent may, and shall at the request of the Majority Lenders, by written notice to the Borrower (i) terminate the Lenders’ obligations to make further Accommodations under the Term Loan Facility; and (ii) (at the same time or at any time after such termination) declare the principal amount of all outstanding Advances and all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Term Loan Facility to be immediately due and payable, without presentment, demand, protest or further notice of any kind (except as required by Law), all of which are hereby expressly waived by the Borrower; provided that, upon the occurrence of an Event of Default under clause (l) above with respect to the Borrower, the Lender’s obligations to make further Accommodations under the Term Loan Facility shall automatically terminate and all outstanding Advances and all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Term Loan Facility shall become immediately due and payable, with any presentment, demand, protest or notice of any kind from the Administrative Agent or any Lender.

Section 7.02	Remedies Upon Demand and Default

(1)
Upon a declaration that the Accommodations Outstanding under the Term Loan Facility are immediately due and payable pursuant to Section 7.01, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, commence such legal action or proceedings as it, in its sole discretion, may deem expedient, including the commencement of enforcement proceedings under the Security Documents or any other security granted by Open Text or any other Loan Party to the Collateral Agent, Administrative Agent or the Lenders, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the Assets, or any other action or notice (except as required by Law), all of which the Loan Parties hereby expressly waive (to the extent enforceable under Law).

(2)
The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are in addition to and not in substitution for any other rights or remedies. Nothing contained herein or in the Security Documents or any other security hereafter held by the Collateral Agent, Administrative Agent and the Lenders, with respect to the indebtedness or liability of the Borrower or any other Loan Party to the Administrative Agent and the Lenders, or any part thereof, nor any act or omission of the Administrative Agent or the Lenders with respect to the Security Documents, the Collateral or such other security, shall in any way prejudice or affect the rights, remedies and powers of the Administrative Agent and the Lenders hereunder or under the Security Documents or such Collateral.

ARTICLE 8
YIELD PROTECTION

Section 8.01	Increased Costs; Reserves on LIBOR Advances

(1)	Increased Costs Generally. If any Change in Law shall:

(a)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, including, without limitation, LIBOR funds or deposits;

(b)
subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Accommodations made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for (i) Indemnified Taxes or Other Taxes covered by Section 8.02 and (ii) the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(c)	impose on any Lender or the London applicable interbank market any other condition, cost or expense affecting this Agreement or Accommodations made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, or maintaining any Accommodation (or of maintaining its obligation to make any such Accommodation), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2)
Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding any loss, cost or expense arising from Taxes) incurred by it as a result of:

(a)
any continuation, conversion, payment or prepayment of any Advance other than an ABR Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)
any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than an ABR Advance on the date or in the amount notified by the Borrower; or

(c)	any assignment of a LIBOR Advance on a day other than the last day of the Interest Period therefor pursuant to Section 3.05 or as a result of a request by the Borrower pursuant to Section 8.03;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained; provided that, for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section for any loss of anticipated profits in respect of any of the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate excluding the impact of the last sentence of the “Eurodollar Rate” definition for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 8.01(2), each Lender shall be deemed to have funded each LIBOR Advance made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Advance was in fact so funded.

(3)
Liquidity or Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s liquidity or capital or on the liquidity or capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Accommodations made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to liquidity or capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(4)
Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (1), (2) or (3) of this Section (“Additional Compensation”), including a description of the event by reason of which it believes it is entitled to such compensation, and supplying reasonable supporting evidence and reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. In the event the Lender subsequently recovers all or part of the Additional Compensation paid by the Borrower, it shall promptly repay an equal amount to the Borrower. The obligation to pay such Additional Compensation for subsequent periods will continue until the earlier of termination of the Accommodation or the Commitment affected by the Change in Law, change in capital or liquidity requirement or the lapse or cessation of the Change in Law giving rise to the initial Additional Compensation. A Lender shall make reasonable efforts to limit the incidence of any such Additional Compensation and seek recovery for the account of the Borrower upon the Borrower’s reasonable request at Borrower’s expense, provided such Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage. Notwithstanding the foregoing provisions, a Lender shall only be entitled to rely upon the provisions of this Section 8.01 if and for so long as it is generally making corresponding demands for similar amounts for similarly situated borrowers pursuant to provisions similar to the foregoing provisions of this Section 8.01 in other loan documents to which such Lender is party.

(5)
Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.
All of the Borrower’s obligations under this Section 8.01 shall survive the payment in full of the other obligations hereunder and the termination of this Agreement.

Section 8.02	Taxes

(1)
Payments Subject to Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any Credit Document shall be made free and clear and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that, if any Loan Party, the Administrative Agent or any Lender is required by Law to deduct or pay any Indemnified Taxes or Other Taxes in respect of any payment by or on account of any obligation of a Loan Party hereunder or under any other Credit Document, then (i) the sum payable shall be increased by that Loan Party when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Loan Party shall make any such deductions required to be made by it under Law and (iii) the Loan Party shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Law.

(2)
Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (1) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(3)
Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender in respect of any payment by or on account of any obligation of a Loan Party hereunder or under any other Credit Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In the event the Lender subsequently recovers by obtaining a refund, credit or otherwise, all or part of the payment made under this Section paid by the Borrower, it shall promptly repay an equal amount to the Borrower. A Lender shall make reasonable efforts to limit the incidence of any payments under this Section and seek recovery for the account of the Borrower upon the Borrower’s reasonable request at the Borrower’s expense, provided such Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage and further provided that nothing in this Section shall require a Lender to disclose any Tax returns of such Lender or any other Tax information which such Lender deems to be confidential.

(4)
Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)
Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements.

Without limiting the generality of the foregoing,

(a)
any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(b)
any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(i)    executed originals of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(ii)    executed originals of Internal Revenue Service Form W-8ECI (or any successor form), or

(iii)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN and/or other certification documents from each beneficial owner, as applicable;
(iv)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service; and
(v)    executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(6)
If a payment made by the Borrower hereunder or under any other Credit Document would be subject to United States federal withholding tax imposed pursuant to FATCA if any Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or as reasonably requested by the Borrower or the Administrative Agent, any documentation prescribed by applicable Law (including documentation prescribed by Section 1471(b)(3)(c)(i) of the Code or such additional documentation reasonably requested by the Borrower or the Administrative Agent for the Borrower or the Administrative Agent to comply with its obligations under FATCA), to determine the amount to withhold or deduct from such payment and to determine that such Lender has complied with such applicable reporting and other requirements of FATCA.

All of the Borrower’s obligations under this Section 8.02 shall survive the payment in full of the other obligations hereunder and the termination of this Agreement.

Section 8.03	Mitigation Obligations: Replacement of Lenders

(1)
Designation of a Different Lending Office. If any Lender requests compensation under Section 8.01, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Accommodations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender (with the prior consent of the Borrower), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.01 or 8.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)
Replacement of Lenders. If any Lender requests compensation under Section 8.01, if the Borrower is required to pay any material additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.02, if any Lender’s obligations are suspended pursuant to Section 8.04, if any Lender becomes a Defaulting Lender or if any Lender defaults in its obligation to fund Accommodations hereunder, then the Borrower may either, at its sole expense and effort, upon 10 days’ notice to such Lender and the Administrative Agent (%5) repay all outstanding amounts due to such affected Lender (or such portion which has not been acquired pursuant to clause (ii) below) and thereupon such Commitment of the affected Lender shall be permanently cancelled and the aggregate Commitment shall be permanently reduced by the same amount and the Commitment of each of the other Lenders shall remain the same; or (%5) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.01), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)	the Borrower pays the Administrative Agent the assignment fee specified in Section 15.01(2)(d);

(b)
the assigning Lender receives payment of an amount equal to the outstanding principal of its Accommodations Outstanding, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)
in the case of any such assignment resulting from a claim for compensation under Section 8.01 or payments required to be made pursuant to Section 8.02, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)	such assignment does not conflict with Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 8.04	Illegality; Inability to Determine Rates

(1)
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Accommodations, or to determine or charge interest rates based upon any particular rate (other than any applicable default rate to the extent the same is not chargeable under Law) or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits as U.S. Dollars in the London interbank market (other than any applicable default rate to the extent the same is not chargeable under Law), then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Accommodations, or take any necessary steps in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. If any Lender determines, acting reasonably, that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from an Encumbrance over real property pursuant to any Law of the United States or any state thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; provided, that such determination or disclaimer shall not invalidate or render unenforceable such Encumbrance for the benefit of any other Lender.

(2)
If the Majority Lenders or Administrative Agent determine that for any reason in connection with any request for a LIBOR Advance or a conversion to or continuation thereof that (a) U.S. Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Advance, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed LIBOR Advance, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed LIBOR Advance does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Advances shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Advances or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Advances in the amount specified therein.

ARTICLE 9
RIGHT OF SETOFF

Section 9.01	Right of Setoff.
If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of the Borrower, any Domestic Guarantor or any Foreign Guarantor now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Credit Document and although such Obligations of the Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that such Lender or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of a Lender exercises any rights under this Section 9.01, it shall share the benefit received in accordance with Section 10.01 as if the benefit had been received by the Lender of which it is an Affiliate.
ARTICLE 10
SHARING OF PAYMENTS BY LENDERS

Section 10.01	Sharing of Payments by Lenders

(1)
If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Accommodations and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Accommodations Outstanding and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Accommodations Outstanding and other amounts owing them, provided that:

(a)
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(b)
the provisions of this Section shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Accommodations to any assignee or participant, other than to any Loan Party or any Affiliate of a Loan Party (as to which the provisions of this Section shall apply); and

(c)
the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Credit Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Encumbrance or that is otherwise entitled to priority over the Borrower’s Obligations under or in connection with the Credit Documents, (y) any reduction arising from an amount owing to a Loan Party upon the termination of derivatives entered into between the Loan Party and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

(2)
The Loan Parties consent to the foregoing and agree, to the extent they may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

ARTICLE 11
ADMINISTRATIVE AGENT’S CLAWBACK

Section 11.01	Administrative Agent’s Claw back

(1)
Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender’s share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Accommodation included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on written demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

(2)
Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

ARTICLE 12
AGENCY

Section 12.01	Appointment and Authority

(1)
(a)    Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(a)
The Administrative Agent and each of the Lenders hereby further irrevocably appoints Barclays Bank PLC to act on its behalf as a Collateral Agent hereunder and under the other Credit Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including acting as the agent of the Lenders for purposes of acquiring, holding and enforcing any and all Encumbrances on Collateral, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent shall act on behalf of the Administrative Agent and the Lenders and shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 12 with respect to any acts taken or omissions suffered by the Collateral Agent in connection with its activities in such capacity as fully as if the term “Administrative Agent” as used in this Article 12 included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Collateral Agent.

(2)
Without prejudice to the foregoing, each Lender, for itself and for all present and future Affiliates of such Lender that are Cash Management Banks and/or Hedge Lenders, hereby irrevocably appoints and authorizes each of the Administrative Agent (and any successor acting as Administrative Agent) and the Collateral Agent (and any successor acting as the Collateral Agent) to act, individually or collectively, as the Person holding the power of attorney (fondé de pouvoir) (in such capacity, the “Attorney”) of the Lenders, Cash Management Banks and Hedge Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties which are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the Person holding the power of attorney as aforesaid, each Lender, for itself and for all present and future Affiliates of such Lender that are Cash Management Banks and/or Hedge Lenders, hereby irrevocably appoints and authorizes each of the Administrative Agent (and any successor acting as Administrative Agent) and the Collateral Agent (and any successor acting as the Collateral Agent) to act, individually or collectively, as agent and custodian (in such capacity, the “Custodian”) for and on behalf of the Lenders, Cash Management Banks and Hedge Lenders to hold and to be the sole registered holder of any bond which may be issued under or secured by any hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal Persons (Québec) or any other applicable law. In this respect: (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such bond and owing to each Lender, Cash Management Bank and Hedge Lender, and (ii) each Lender, Cash Management Bank and Hedge Lender will be entitled to the benefits of any charged property covered by any hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof. The Administrative Agent hereby accepts its appointment as Attorney and Custodian.

Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable)pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any Person who becomes a Lender shall be deemed to have consented to and confirmed: (i) the Attorney as the Person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity.

(3)	UK Security Trust. With respect to the security interests granted under the UK Security Documents:

(a)
each Lender appoints each of the Administrative Agent and the Collateral Agent to act as its trustee and representative in connection with this Agreement and authorizes each of the Administrative Agent and the Collateral Agent to exercise such rights, powers and discretions as are specifically delegated to the Administrative Agent and the Collateral Agent by the terms hereof together with all rights, powers and discretions as are necessary to give effect to the trusts hereby created;

(b)
in the event of any inconsistency between the provisions of this Section 12.01(3) and any other provision of Article 12 of this Agreement, this Section 12.01(3) shall prevail with respect to any issue arising under or in connection with the UK Security Documents;

(c)
each of the Administrative Agent and the Collateral Agent declares that it shall hold the benefit of the UK Security Documents on trust for the Lenders on the terms contained in this Agreement and in the UK Security Documents;

(d)
the rights, powers and discretions conferred upon the Administrative Agent and the Collateral Agent by this Agreement shall be supplemental to the Trustee Act 1925 (UK) and the Trustee Act 2000 (UK) and in addition to any which may be vested in the Administrative Agent or the Collateral Agent by general law or otherwise;

(e)
in acting as trustee for the Lenders, each of the Administrative Agent and the Collateral Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Administrative Agent or the Collateral Agent, as applicable, may be treated as confidential and shall not be regarded as having been given to the Administrative Agent’s or the Collateral Agent’s, as applicable, trustee division;

(f)
Section 1 of the Trustee Act 2000 (UK) shall not apply to the duties of the Administrative Agent and the Collateral Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK) and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by Law, prevail and, in the case of any inconsistency with the Trustee

Act 2000 (UK), the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act;

(g)
if (a) all of the Secured Liabilities (as defined in the UK Security Documents) and all other Obligations secured by the UK Security Documents have been fully and finally discharged (other than contingent Obligations which survive payment in full of the Accommodations Outstanding and termination or expiration of the Lender’s Commitments) and (b) none of the Lenders is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any Loan Party under the Credit Documents, the trusts set out in this Agreement shall be wound up. At that time the Administrative Agent and the Collateral Agent shall release, without recourse or warranty, all of the Encumbrances created under the UK Security Documents then held by it and the rights of the Administrative Agent and the Collateral Agent under this Agreement; and

(h)	the perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

(4)	German Security Trust.

(a)	each Lender hereby irrevocably authorizes and grants power of attorney (Vollmacht) to each of the Administrative Agent and the Collateral Agent to:
(i)    accept as its representative (Stellvertreter) any pledge or other creation of any accessory German Security or a German Guarantee granted to it in relation to the Credit Documents and to execute and amend for and on its behalf any and all German Security Documents to which it is a party and any other agreements related to the German Security Documents;
(ii)    execute on behalf of itself and the other Lenders, where relevant, without the need for any further referral to, or authority from, any other Person all necessary releases of any German Security in relation to the disposal of any asset which is permitted under the German Security Documents or consented to or agreed upon in accordance with the Credit Documents;
(iii)    make and receive all declarations and statements which are necessary in connection with the German Security or any of the German Security Documents;
(iv)    appear before any public notaries, registrars, public officers, courts and governmental authorities to file any necessary documents in connection with the German Security or any of the German Security Documents; and
(v)    undertake all other actions and measure in connection with the German Security or any of the German Security Documents.

(b)
For the purpose of this paragraph (4), each Lender, for itself and for all present and future Affiliates of such Lender that are Cash Management Banks and/or Hedge Lenders, hereby releases each of the Administrative Agent and the Collateral Agent from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), i.e., the restrictions of self-contracting and of representing several parties at the same time under German law, as well as comparable rules restricting self-contracting and/or representing several parties at the same time in any other jurisdiction.

(c)
Each of the Administrative Agent and the Collateral Agent shall be authorized to delegate this power of attorney (Untervollmacht), including the exemption from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and comparable rules restricting self-contracting and/or representing several parties at the same time in any other jurisdiction as described above.

(d)
Each Lender hereby approves and ratifies any declaration made or action taken by either the Administrative Agent or the Collateral Agent on such Lender's behalf (including, for the avoidance of doubt, any declaration made by either the Administrative Agent or the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) or other any German Security on behalf and for the benefit of any Lender).

(e)	Each of the Administrative Agent and the Collateral Agent shall and is, where necessary, hereby empowered to:
(i)    hold, administer and realize any German Security, that is or will be transferred or assigned by way of security (Sicherungsübereignung/Sicherungsabtretung) or otherwise granted to it under any German Security Document creating or evidencing a non-accessory security (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Lenders; and
(ii)    administer and realize any German Security that is pledged (Verpfändung) or otherwise granted to the Administrative Agent, the Collateral Agent and/or any Lender under any German Security Document creating or evidencing an accessory security (akzessorische Sicherheit).

(f)
In the event of any inconsistency between the provisions of this Section 12.01(4) and any other provision of Article 12 of this Agreement, this Section 12.01(4) shall prevail with respect to any issue arising under or in connection with the German Security Documents.

Section 12.02	Rights as a Lender
The Persons serving as the Administrative Agent and the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, respectively, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Administrative Agent and the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent and without any duty to account to the Lenders.

Section 12.03	Exculpatory Provisions

(1)
Each of the Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, each of the Administrative Agent and the Collateral Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents), but the Administrative Agent and the Collateral Agent, as applicable, shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Credit Document or Law; and

(c)
shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

(2)
The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of the Credit Documents) or (ii) in the absence of its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Administrative Agent or the Collateral Agent, as applicable, by any Loan Party or a Lender.

(3)
Except as otherwise expressly specified in this Agreement, the Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

(4)
Notwithstanding anything to the contrary contained herein or in any other Credit Document, any duty, role, responsibility, action or inaction contemplated or required on the part of the Administrative Agent or the Collateral Agent in any Credit Document is expressly subject to the terms and conditions of the intercreditor agreement contemplated by clause (k) of the definition of Permitted Debt and Barclays Bank PLC, in its capacity as an “intercreditor agent” thereunder, (a) shall be entitled to the rights, powers, benefits, protections, immunities and indemnities provided and afforded to the Administrative Agent or the Collateral Agent in any Credit Document and (b) is intended to be a third party beneficiary of this Section 12.03(4) with full rights and powers to enforce this Section 12.03(4) as if a party hereto.

Section 12.04	Reliance by Administrative Agent
The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Accommodation that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Accommodation. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.05	Indemnification of Agents
Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or wilful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or wilful misconduct for purposes of this Section 12.05. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 12.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person regardless of whether any Indemnified Person is a party to such investigation, litigation or proceeding. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent or Collateral Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 12.05 shall survive termination of the Commitments, the payment of all other Accommodations and the resignation of the Administrative Agent or the Collateral Agent, as applicable.

Section 12.06	Delegation of Duties
The Administrative Agent or the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-Administrative Agents or sub-Collateral Agents appointed by the Administrative Agent from among the Lenders (including the Persons serving as Administrative Agent and Collateral Agent) and their respective Affiliates. The Administrative Agent, the Collateral Agent and any such sub-Administrative Agent or sub-Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent or the Collateral Agent shall apply to any such sub-Administrative Agent or sub-Collateral Agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-Administrative Agent or sub-Collateral Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-Administrative Agent or sub-Collateral Agent that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 12.07	Replacement of Administrative Agent or Collateral Agent

(1)
The Administrative Agent or the Collateral Agent may resign at any time upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the prior consent of

Borrower (except during the occurrence or continuation of an Event of Default, during which no consent shall be required), to appoint a successor.

(2)
If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or the retiring Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or the retiring Collateral Agent, as applicable, may, but shall not be required to, with the prior consent of Open Text (such consent not to be unreasonably withheld or delayed), on behalf of the Lenders, appoint a successor Administrative Agent or successor Collateral Agent, respectively, meeting the qualifications specified in Section 12.07(1), provided that if the Administrative Agent or the Collateral Agent, as applicable, shall notify Open Text and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or the retiring Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent or the retiring Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or successor Collateral Agent, respectively, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent or the successor Collateral Agent, respectively, as provided for above in the preceding paragraph.

Upon a successor’s appointment as Administrative Agent or Collateral Agent hereunder, as applicable, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent or the former Collateral Agent, as applicable, and the former Administrative Agent or the former Collateral Agent, respectively, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Administrative Agent or successor Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent or former Collateral Agent, as applicable, the provisions of this Article 12 and of Article 14 shall continue in effect for the benefit of such former Administrative Agent or former Collateral Agent, its sub-Administrative Agents or sub-Collateral Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent or Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent, respectively.

Section 12.08	Non-Reliance on Agents and Other Lenders
Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.09	Collective Action of the Lenders
Each of the Lenders hereby acknowledges that to the extent permitted by Law, any collateral security and the remedies provided under the Credit Documents to the Lenders are for the benefit of the Lenders (including the Cash Management Banks and Hedge Lenders) collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent or the Collateral Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent or the Collateral Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent and the Collateral Agent to the extent requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action (or direct the Collateral Agent to take such action) on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

Section 12.10	No Other Duties, etc.
Anything herein to the contrary notwithstanding, none of the Lead Arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

Section 12.11	Administrative Agent May File Proofs of Claim
In case of the pendency of any proceeding under any Debtor Relief Law relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Borrowing shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Borrowings and all other Obligations hereunder that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the

Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.07, 2.08, 3.05 and 14.01) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Collateral Agent and the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07, 2.08, 3.05 and 14.01.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations hereunder or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 13
NOTICES: EFFECTIVENESS; ELECTRONIC COMMUNICATION

Section 13.01	Notices, etc.

(1)
Notices Generally. Except as provided in paragraph (2) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to a Loan Party other than Open Text, in care of Open Text.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (2) below, shall be effective as provided in said paragraph (2).

(2)
Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including SyndTrak) pursuant to procedures approved by the Administrative Agent and, in the case of the use of any web platform (such as SyndTrak) reasonably acceptable to Open Text, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (%5) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (%5) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
The Borrower hereby acknowledge that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute information governed by Section 20.01, they shall be treated as set forth therein); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’ or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Agent-Related Person; provided that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages).

(3)
Change of Address, Etc. Each Loan Party, the Administrative Agent, the Collateral Agent and each Lead Arranger may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto and each Lender hereto may change its address or telecopier number for notices and other communications hereunder by notice to the Borrower and Administrative Agent.

ARTICLE 14
EXPENSES; INDEMNITY: DAMAGE WAIVER

Section 14.01	Expenses; Indemnity: Damage Waiver

(1)
Costs and Expenses. Each Loan Party shall pay (i) subject to the Fee Letter, all reasonable out-of-pocket expenses incurred by each of the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent (limited to one U.S. counsel, one Canadian counsel and appropriate local counsel and in the case of any actual or perceived conflict of interest, one additional counsel to each affected Indemnitee and its related persons in each of Canada and the United States and, if necessary, appropriate local counsel), in connection with the syndication of the Term Loan Facility provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or of any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by each of the Administrative Agent, the Collateral Agent or any Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section, or in connection with the Accommodations issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Accommodations. Except as expressly provided in this Section 14.01(1) or as otherwise provided in this Agreement, none of the Loan Parties shall be obligated to pay any out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Lenders or any Related Person of the foregoing Persons.

(2)
Indemnification by the Loan Parties. Subject to the limitations contained in Section 14.01(1), each Loan Party shall indemnify, jointly and severally, each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable costs and fees of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Accommodation or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by any Loan Party, or any Environmental Liabilities related in any way to any Loan Party, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party and regardless of whether any Indemnitee is a party thereto (the foregoing collectively being the “Indemnified Liabilities”), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This Section 14.01(2) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax Indemnified Liability.

(3)
Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (1) or (2) of this Section to be paid by it to the Administrative Agent (or any sub-Administrative Agent thereof), the Collateral Agent (or any sub-Collateral Agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-Administrative Agent), the Collateral Agent (or any such sub-Collateral Agent) or such Related Party, such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-Administrative Agent) or the Collateral Agent (or any such sub-Collateral Agent), as applicable, in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-Administrative Agent) or the Collateral Agent (or any such sub-Collateral Agent), as applicable, in connection with such capacity.

(4)
Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Accommodation or the use of the proceeds thereof.

(5)
Payments. All amounts due under this Section shall be payable promptly after demand therefor. A certificate of the Administrative Agent, the Collateral Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, the Collateral Agent, Lender or a sub-Administrative Agent, a sub-Collateral Agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

All of the Loan Parties’ Obligations under this Section 14.01 shall survive the payment in full of the other Obligations hereunder and the termination of this Agreement.
ARTICLE 15
SUCCESSORS AND ASSIGNS

Section 15.01	Successors and Assigns

(1)
Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Majority Lenders and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (2) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (6) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (8) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (6) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)
Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Accommodations Outstanding at the time owing to it); provided that:

(a)
except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Accommodations Outstanding at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Accommodations Outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Accommodations Outstanding of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than U.S. $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed);

(b)
each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Accommodations Outstanding or the Commitment assigned, except that this clause Section 15.01(2)(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(c)
any assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender, an Affiliate of a Lender or an Approved Fund;

(d)
any assignment must be approved by the Borrower, such approval not to be unreasonably withheld or delayed (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof), unless the proposed assignee is itself already a Lender with the same type of Commitment or an Affiliate of a Lender or an Approved Fund or if an Event of Default has occurred and is continuing; and if the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S. $3,500 (other than in the case of multiple contemporaneous assignments by a Lender to affiliate funds or Approved Funds, in which case only one such fee shall be payable), which fee shall not be for the account of the Loan Parties, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(e)
in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), and to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon); provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (4) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Credit Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 8 and Article 14, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Accommodation to the Borrower.

(3)
Notwithstanding anything to the contrary contained in this Section 15.01 or any other provision of this Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loan Commitment, Term Loans,

Incremental Term Loan Commitment or Incremental Term Loans owing to it to the Borrower on a pro rata basis (provided, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments, or any applicable Incremental Term Loan and any related Incremental Term Loan Commitments, as applicable), subject to the following limitations:

(a)
(i) such repurchase shall be effected pursuant to one or more modified Dutch auctions (each, an “Auction”), provided that, (ii) notice of the Auction shall be made to all Term Lenders and Incremental Term Lenders and (iii) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 15.01 and the Auction Procedures set forth on Schedule 9 and are otherwise reasonably acceptable to the Borrower and the Administrative Agent;

(b)
With respect to all repurchases made by the Borrower pursuant to this Section 15.01, (i) the Borrower shall deliver to the Auction Manager a certificate of a Responsible Officer stating that (x) no Event of Default has occurred and is continuing or would result from such repurchase and (y) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding the Borrower, its Subsidiaries or their Affiliates, or their assets, the Borrower’s ability to perform its obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, the Administrative Agent and the Non-Public Lenders and (ii) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement; and

(c)
Following repurchase by the Borrower pursuant to this Section 15.01, the Term Loans and Incremental Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (iii) the determination of the Majority Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. In connection with any Term Loans and Incremental Term Loans repurchased and cancelled pursuant to this Section 15.01, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(4)	Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Accommodations Outstanding owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but, only in the case of a Lender, at the Administrative Agent’s office and with respect to any entry relating to such Lender’s Commitments and their Obligations), at any reasonable time and from time to time upon reasonable prior notice. Upon written request by Open Text, the Administrative Agent shall deliver a copy of the Register to Open Text within 5 Business Days after any such request.

(5)
Limitations upon Assignee Rights. Except in the case of an assignment made during the continuance of an Event of Default, no assignee shall be entitled to receive any greater payment under Section 8.01 and 8.02 than the applicable Lender would have been entitled to receive with respect to the Commitments and Accommodations assigned to such assignee, unless such assignment is made with the Borrower’s prior written consent.

(6)
Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Loan Party or any Affiliate of a Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement(including all or a portion of its Commitment and/or the Accommodations Outstanding owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (2) of Section 16.01 that directly affects such Participant. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Accommodation to the Borrower.

Subject to paragraph (7) of this Section, and to the extent permitted by Law, each Participant shall be entitled to the benefits of Article 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section, provided such Participant agrees to be subject to Article 10 as though it were a Lender.

(7)
Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.01 and 8.02, and in respect of any breakage costs payable hereunder, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(8)
Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(9)
Participant Register. The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of each Participant, and the amount of each such Participant’s interest in such Lender's rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

ARTICLE 16
AMENDMENTS AND WAIVERS

Section 16.01	Amendments and Waivers

(1)
Subject to Sections 16.01(2), (3) and (6) (in which cases, for clarification, those subsections shall exclusively apply and this subsection shall not apply), no acceptance, amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by the Borrower or any other Person from such provisions, shall be effective unless in writing and approved by the Majority Lenders. Any acceptance, amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

(2)	Only written acceptances, amendments, waivers or consents signed by all affected Lenders shall (i) increase a Lender’s Commitment or subject any Lender to any additional obligation; (ii) reduce the principal or amount of, or interest on, directly or indirectly, any Accommodation Outstanding or any Fees; (iii) postpone any date fixed for any payment of principal of, or interest on, any Accommodation Outstanding or any Fees; (iv) change the percentage of the Commitments or the number or percentage of Lenders required for the Lenders, or any of them, or the Administrative Agent to take any action; (v) other than in connection with a Disposition permitted hereunder, permit any termination of any of the guarantees required hereunder or the Security Documents or release any of the guarantees or the Collateral subject to the Security Documents; (vi) change the definition of Majority Lenders; (vii) amend Section 2.10; (viii) amend this Section 16.01(2); or (ix) amend the definition of “Interest Period” so as to permit intervals in excess of six months without regard to the availability of all affected Lenders.

(3)
Only written acceptances, amendments, waivers or consents signed by the Administrative Agent, in addition to the Majority Lenders, shall affect the rights or duties of the Administrative Agent under the Credit Documents.

(4)
No Defaulting Lender or Affiliate thereof shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Affiliates thereof), except that (x) the Commitment of any Defaulting Lender or Affiliate may not be increased or extended, the maturity of any of its Advances may not be extended, the rate of interest on any of its Advances may not be reduced and the principal amount of any of its Borrowings may not be forgiven, in each case without the consent of such Defaulting Lender or Affiliate and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender or Affiliate in its capacity as a Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender or Affiliate.

(5)
In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of this Section, the Borrower shall be permitted to replace such Non-Consenting Lender with a replacement financial institution satisfactory to the Administrative Agent, so long as the consent of the Majority Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (i) such replacement does not conflict with any Law, (ii) the replacement financial institution shall purchase, at par, all Accommodations and other amounts owing to the Non-Consenting Lender pursuant to the Credit Documents on or prior to the date of replacement, (iii) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (iv) the Borrower shall be liable to the Non-Consenting Lender for any breakage costs if any LIBOR Advance owing to the Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.01 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to in Section 15.01(2)(d)), (vi) until such time as such replacement shall be consummated, the Borrower shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Article 9, as the case may be, (vii) the Borrower shall provide at least three (3) Business Days’ prior notice to the Non-Consenting Lender, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender. In the event any Non-Consenting Lender fails to execute the agreements required under Section 15.01 in connection with an assignment pursuant to this Section, the Borrower may, upon two (2) Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender, and each such Lender hereby grants to the Borrower (and to any of them) an irrevocable power of attorney (which shall be coupled with an interest) for such purpose.

(6)
Only written acceptances, amendments, waivers or consents signed by the Administrative Agent and the Collateral Agent, in addition to the Majority Lenders, shall affect the rights or duties of the Collateral Agent under the Credit Documents.

(7)
Subject to the restrictions set forth in Section 16.01(2), but notwithstanding anything else to the contrary contained in this Section 16.01, with respect to any provision contained in this Agreement relating to the Term Loan Facility, the Administrative Agent, the Borrower and a majority in interest of the Lenders under the Term Loan Facility shall be permitted to amend such provision, without the consent of any other Lender, solely to the extent that such amendment does not impair the rights, obligations or interests of any other Lender under this Agreement in any material respect.

(8)
Notwithstanding anything to the contrary contained in Section 16.01, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document.

(9)
Notwithstanding anything to the contrary contained in Section 16.01, the Administrative Agent and the Borrower may, without consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.01(4) and/or 2.13, including any amendments necessary to establish Commitments made by way of a new tranche of Term Loan Advances and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the

Borrower in connection with the establishment of such new tranche, in each case on terms consistent with Section 2.01(4) or 2.13, as applicable.

(10)
Notwithstanding anything to the contrary contained in Section 16.01, the Administrative Agent and the Borrower, together with the lenders party to the Existing Credit Agreement, shall be permitted, but not obligated, to amend this Agreement to add the facilities under the Existing Credit Agreement as facilities under this Agreement.  Such amendments may include, without limitation, (a) providing for such facilities to receive mandatory prepayments on the same basis as the Existing Credit Agreement facilities are permitted to receive them under Section 2.05 of this Agreement as of the date hereof, (b) allowing any financial covenant which is applicable only to the “Revolving Credit Facility” to be amended solely with the consent of “Majority Revolving Lenders” (each as defined in the Existing Credit Agreement), (c) permitting the amortization of the “Term Loan Facility” under and as defined in the Existing Credit Agreement on the same schedule as contemplated by the Existing Credit Facility as of the date hereof and (d) treating each of the facilities under the Existing Credit Agreement as a separate “Credit Facility” hereunder which may amend provisions related solely to it with only the consent of a majority in interest of the lenders in respect of such “Credit Facility.”  In no event shall any provision contained in the Existing Credit Agreement be made more restrictive pursuant to this clause (10) than such provision as in effect on the date of this Agreement, and if any provision of the Existing Credit Agreement shall be more restrictive on the date of any amendment pursuant to this clause (10) than the corresponding provision of this Agreement, then the corresponding provision of this Agreement shall be automatically (without further action by any Person) amended to be the same as such provision of the Existing Credit Agreement.

Section 16.02	Judgment Currency.

(1)
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Law, on the day on which the judgment is paid or satisfied.

(2)
The obligations of the Borrower in respect of any sum due in the Original Currency from it to any Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agree, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original

Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

Section 16.03	Releases.
Upon the Disposition of any item of Collateral of any Loan Party in accordance with the terms of the Credit Documents, the Administrative Agent and the Collateral Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Encumbrances granted under the Security Documents in accordance with the terms of the Credit Documents, and, in the case of any Disposition involving the sale of any Domestic Guarantor or any Foreign Guarantor (to the extent permitted by the Credit Documents), a release of such Loan Party from its obligations under the Domestic Guarantee or its Foreign Guarantee, as the case may be, and all other Credit Documents to which it is bound or subject.
ARTICLE 17
GOVERNING LAW; JURISDICTION; ETC.

Section 17.01	Governing Law; Jurisdiction; Etc.

(1)
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province. Notwithstanding the provisions of this Section 17.01, interpretation of the provisions of the GXS Acquisition Agreement (including with respect to satisfaction of the conditions contained therein, whether the GXS Acquisition has been consummated as contemplated by the GXS Acquisition Agreement and any alleged Company Material Adverse Effect and whether the representations made by or with respect to the Company in the GXS Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof Open Text (or its applicable affiliate) have the right to terminate its obligations under the GXS Acquisition (or the right pursuant to the GXS Acquisition Agreement to decline to consummate the GXS Acquisition), shall be governed and construed in accordance with the laws of the State of Delaware without regard to any conflict of laws principles, provisions or rules (whether of the State of Delaware or any jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware and Section 11.9 of the GXS Acquisition Agreement shall govern with respect thereto.

(2)
Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Loan Party or its properties in the courts of any jurisdiction.

(3)
Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (2) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

ARTICLE 18
WAIVER OF JURY TRIAL

Section 18.01	Waiver of Jury Trial
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
ARTICLE 19
MISCELLANEOUS

Section 19.01	Counterparts; Integration; Effectiveness; Electronic Execution

(1)
Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(2)
Electronic Execution of Assignments. The words “execution,” “signed,” “signature, “and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

Section 19.02	Severability
If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 19.02, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Law, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 19.03	Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (%4) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (%4) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations hereunder and the termination of this Agreement.

Section 19.04	No Waiver; Remedies Cumulative; Enforcement.
No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies remedy, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Credit Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.
Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article 12 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (%5) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (%5) any Lender from exercising setoff rights in accordance with Section 9.01 (subject to the terms of Section 2.12) or (%5) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (x) the Majority Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 12.01 and (y) in addition to the matters set forth in clauses (ii), and (iii) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Majority Lenders, enforce any rights or remedies available to it and as authorized by the Majority Lenders.

Section 19.05	Affiliate Activities.
The Borrower acknowledge that the Administrative Agent, the Collateral Agent and each Lead Arranger (and each of their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and their respective affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Credit Documents (ii) be customers or competitors of the Borrower and their respective Affiliates, or (iii) have other relationships with the Borrower and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Credit Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

Section 19.06	No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and their respective Subsidiaries and the Administrative Agent, the Collateral Agent or any Lead Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Credit Documents, irrespective of whether the Administrative Agent, the Collateral Agent or any Lead Arranger has advised or is advising any of the Borrower their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and their respective Subsidiaries, on the one hand, and the Administrative Agent, the Collateral Agent and the Lead Arrangers, on the other hand, (C) each of the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Collateral Agent and the Lead Arrangers each are and have been acting solely as principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Collateral Agent or any Lead Arranger has any obligation to the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Collateral Agent and Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent nor any Lead Arranger has any obligation to disclose any of such interests and transactions to the Borrower or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent and Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
ARTICLE 20
TREATMENT OF CERTAIN INFORMATION: CONFIDENTIALITY

Section 20.01	Treatment of Certain Information: Confidentiality

(1)
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (in each of the foregoing cases, to the extent necessary to administer or enforce this Agreement and the other Credit Documents) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential; provided that the

Administrative Agent or any such Lender shall be responsible for compliance with this Section 20.01(1) by any of its Controlled Affiliates or its or any such Controlled Affiliates’ directors, officers or employees to the extent that any such Controlled Affiliate or its or any such Controlled Affiliates’ directors, officers or employees receives any Information), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (t) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations, (g) (i) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Loan Parties and the Accommodations is solely for purposes of evaluating an investment in such Securitization and who agrees to otherwise be bound by the provisions of this clause (1), (ii) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization and who agrees to otherwise be bound by the provisions of this clause (1); (iii) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Accommodations and Credit Documents in connection with ratings issued with respect to a securitization facility collateralized, in part, by the Accommodations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential on the terms set forth in this clause (1)); (h) with the prior written consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such Person or actually known to such Person or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party. If the Administrative Agent or any Lender is requested or required to disclose any Information (other than by any bank examiner) pursuant to or as required by Laws or by a subpoena or similar legal process, the Administrative Agent or such Lender, as applicable, shall, if practicable and unless prohibited by Law, use its reasonable commercial efforts to provide the Borrower with notice of such requests or obligation in sufficient time so that the Borrower may seek an appropriate protective order or waive the Administrative Agent’s, or such Lender’s, as applicable, compliance with the provisions of this Section, and the Administrative Agent and such Lender, as applicable, shall, to the extent reasonable, co-operate with the Borrower in the Borrower obtaining any such protective order.

(2)
For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the

Administrative Agent or any Lender on a non-confidential basis prior to such receipt or that was already in the possession of the Administrative Agent or any Lender prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in accordance with its internal policies. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such Person normally makes available in the course of its business of assigning identification numbers.

(3)
In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide to Loan Pricing Corporation and/or other recognized trade publishers information concerning the Borrower and the Term Loan Facility established herein of the nature customarily provided to Loan Pricing Corporation and/or other recognized trade publishers of such information for general circulation in the loan market.

(4)
Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE 21
DOMESTIC GUARANTEE

Section 21.01	Domestic Guarantee.
To induce the Administrative Agent, the Collateral Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Accommodations, and in consideration thereof, each Domestic Guarantor hereby, jointly and severally, and irrevocably and unconditionally, guarantees to the Administrative Agent, the Collateral Agent, the Lenders, the Cash Management Banks and the Hedge Lenders (the Administrative Agent, the Collateral Agent, the Lenders, the Cash Management Banks and the Hedge Lenders are collectively, the “Guaranteed Parties” and each a “Guaranteed Party”), due and punctual payment and performance to the Guaranteed Parties upon written demand made in accordance with the terms of this Agreement of all debts, liabilities and obligations of or owing (a) by the Borrower under this Agreement or any other Credit Document and (b) by any other Loan Party under any Eligible Cash Management Agreement or any Eligible Hedging Agreement, in each case, to any Guaranteed Party at any time, present and future, direct or indirect, absolute and contingent, matured or not, and all amendments, restatements, renewals, extensions or supplements and continuations thereof, and whether as principal or surety, and including, without limitation, all liabilities of the Borrower arising as a consequence of its failure to pay or fulfil any of such debts, liabilities and obligations, excluding for all purposes of the foregoing for each Domestic Guarantor, all Hedging Obligations that constitute Excluded Hedging Obligations for such Domestic Guarantor (collectively, the “Guaranteed Obligations” or the “Secured Obligations”).
Each Domestic Guarantor which is incorporated or formed under the laws of a jurisdiction located within the United States, and by its acceptance of this Guarantee, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guarantee and the Obligations of such Domestic Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of U.S. bankruptcy laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the Guaranteed Obligations of such Domestic Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and such Domestic Guarantors hereby irrevocably agree that the Guaranteed Obligations of such Domestic Guarantor under this Guarantee at any time shall be limited to the maximum amount as will not result in the Guaranteed Obligations of such Domestic Guarantor under this guarantee constituting a fraudulent transfer or conveyance.
Each Domestic Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guarantee or any other guarantee, such Domestic Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other Domestic Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Credit Documents.

Section 21.02	Indemnity.
In addition to the guarantee specified in Section 21.01, each Domestic Guarantor agrees to, jointly and severally, indemnify and save each Guaranteed Party harmless from and against all costs, losses, expenses and damages it may suffer as a result or consequence of the Borrower’s default in the performance of any of the Guaranteed Obligations, any of the Guaranteed Obligations being or becoming void, voidable or unenforceable or ineffective against the Borrower, or any inability by any Guaranteed Party to recover the ultimate balance due or remaining unpaid to such Guaranteed Party in respect of the Guaranteed Obligations, including without limitation, reasonable legal fees incurred by or on behalf of any Guaranteed Party resulting from any action instituted on the basis of this Guarantee, provided that such indemnity shall not, as to any Guaranteed Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Guaranteed Party.

Section 21.03	Payment and Performance.

(1)
If the Borrower fails or refuses to punctually make any payment or perform its Guaranteed Obligations, each Domestic Guarantor shall unconditionally render any such payment or performance upon demand in accordance with the terms of this Guarantee.

(2)
Nothing but payment and satisfaction in full of the Guaranteed Obligations shall release any Domestic Guarantor from its obligations under this Guarantee, except for the disposition of such Domestic Guarantor in a transaction permitted by this Agreement.

Section 21.04	Continuing Obligation.
The only condition (and no other document, proof or action other than as specifically provided in this Guarantee is) necessary as a condition of each Domestic Guarantor honouring its obligations under this Guarantee shall be a written demand by the Administrative Agent following the occurrence of an Event of Default which is continuing. This Guarantee shall be a continuing guarantee, shall cover all the Guaranteed Obligations, and shall apply to and secure any ultimate balance due or remaining unpaid to any Guaranteed Party. This Guarantee shall continue to be binding regardless of:

(1)	whether any other Person or Persons (an “Additional Guarantor”) shall become in any other way responsible to any Guaranteed Party for, or in respect of all or any part of the Guaranteed Obligations;

(2)	whether any such Additional Guarantor shall cease to be so liable;

(3)
the enforceability, validity, perfection or effect of perfection or non-perfection of any security interest securing the Guaranteed Obligations, or the validity or enforceability of any of the Guaranteed Obligations; or

(4)
whether any payment of any of the Guaranteed Obligations has been made and where such payment is rescinded or must otherwise be returned upon the occurrence of any action or event, including the insolvency or bankruptcy of any Loan Party or otherwise, all as though such payment had not been made.

Section 21.05	Guarantee Unaffected.
This Guarantee shall not be determined or affected, or the Guaranteed Parties’ rights under this Guarantee prejudiced by, the termination of any Guaranteed Obligations by operation of law or otherwise, including without limitation, the bankruptcy, insolvency, dissolution or liquidation of any Loan Party, any change in the name, business, powers, capital structure, constitution, objects, organization, directors or management of any Loan Party, with respect to transactions occurring either before or after such change. This Guarantee is to extend to the liabilities of the Person or Persons for the time being and from time to time carrying on the business now carried on by any Loan Party, notwithstanding any reorganization of any Loan Party or any Additional Guarantor or the amalgamation of any Loan Party or any Additional Guarantor with one or more other corporations (in this case, this Guarantee shall extend to the liabilities of the resulting corporation and the terms “Domestic Guarantor”, and “Additional Guarantor” shall include such resulting corporation) or any sale or disposal of any Loan Party’s or the Additional Guarantor’s business in whole or in part to one or more other Persons and all of such liabilities shall be included in the Guaranteed Obligations. Each Domestic Guarantor agrees that the manner in which the Guaranteed Parties may now or subsequently deal with any other Loan Party or any Additional Guarantor or any security (or any collateral subject to the security) or other guarantee in respect of the Guaranteed Obligations shall have no effect on any Domestic Guarantor’s continuing liability under this Guarantee and such Domestic Guarantor irrevocably waives any rights it may have in respect of any of the above.

Section 21.06	Waivers.
Each Domestic Guarantor waives each of the following, to the fullest extent permitted by Law:

(1)	any defence based upon:

(a)
the unenforceability or invalidity of all or any part of the Guaranteed Obligations, or any security or other guarantee for the Guaranteed Obligations or any failure of any Guaranteed Party to take proper care or act in a commercially reasonable manner in respect of any security for the Guaranteed Obligations or any collateral subject to the security, including in respect of any disposition of the Collateral or any set-off of any Loan Party’s bank deposits against the Guaranteed Obligations;

(b)
any act or omission of a Loan Party or any other Person, including the Guaranteed Parties, that directly or indirectly results in the discharge or release of a Loan Party or any other Person or any of the Guaranteed Obligations or any security for the Guaranteed Obligations; or

(c)
any Guaranteed Party’s present or future method of dealing with any Loan Party, any Additional Guarantor or any security (or any collateral subject to the security) or other guarantee for the Guaranteed Obligations;

(2)	any right (whether now or hereafter existing) to require any Guaranteed Party, as a condition to the enforcement of this Guarantee including, without limitation, any indemnity provided for herein:

(a)	to accelerate any of the Guaranteed Obligations or proceed and exhaust any recourse against a Loan Party or any other Person;

(b)	to realize on any security that it holds;

(c)	to marshall the assets of such Domestic Guarantor or any other Loan Party; or

(d)	to pursue any other remedy that such Domestic Guarantor may not be able to pursue itself and that might limit or reduce such Domestic Guarantor’s burden;

(3)	presentment, demand, protest and notice of any kind including, without limitation, notices of default and notice of acceptance of this Guarantee;

(4)	all suretyship defences and rights of every nature otherwise available under Ontario law and the laws of any other jurisdiction; and

(5)	all other rights and defences (legal or equitable) the assertion or exercise of which would in any way diminish the liability of such Domestic Guarantor under this Guarantee.

Section 21.07	Guaranteed Parties’ Right to Act.
Each Guaranteed Party has the right to deal with any Domestic Guarantor, the documents creating or evidencing the Guaranteed Obligations and the security (or any collateral subject to the security) now or subsequently held by any Guaranteed Party (including without limitation, all modifications, extensions, replacements, amendments, renewals, restatements, and supplements to such documents or security) as such Guaranteed Party may see fit, without notice to any Domestic Guarantor or any Additional Guarantor and without in any way affecting, relieving, limiting or lessening such Domestic Guarantor’s or any Additional Guarantor’s liability under this Guarantee. Without limitation, each Guaranteed Party may:

(1)	grant time, renewals, extensions, indulgences, releases and discharges to any Domestic Guarantor;

(2)	take new or additional security (including without limitation, other guarantees) from any Domestic Guarantor;

(3)	discharge or partially discharge any or all existing security;

(4)	elect not to take security from any Domestic Guarantor or not to perfect security;

(5)	cease or refrain from, or continuing to, giving credit or making loans or advances to any Domestic Guarantor;

(6)	accept partial payment or performance from any Domestic Guarantor or otherwise waive compliance by any Domestic Guarantor with the terms of any of the documents or security;

(7)	assign any such document or security to any Person or Persons;

(8)	deal or dispose in any manner (whether commercially reasonably or not) with any security (or any collateral subject to the security) or other guarantee for the Guaranteed Obligations; or

(9)
apply all dividends, compositions and moneys at any time received from any Domestic Guarantor or others or from the security upon such part of the Guaranteed Obligations as each Guaranteed Party deems appropriate.

Section 21.08	Assignment and Postponement.
All indebtedness and liability, present and future, of each Loan Party to each Domestic Guarantor are hereby assigned to the Administrative Agent on behalf and for the benefit of the Guaranteed Parties and postponed to the Guaranteed Obligations, and, following the occurrence of an Event of Default that is continuing, all monies received by any Domestic Guarantor in respect thereof shall be received in trust for the Guaranteed Parties and forthwith upon receipt thereof shall be paid over to the Administrative Agent on behalf and for the ratable benefit of the Guaranteed Parties; provided that, for the avoidance of doubt, absent the continuance of an Event of Default, this Section 21.08 shall not prohibit or restrict payments and repayments by or to any Domestic Guarantor to the extent otherwise permitted by this Agreement.

Section 21.09	Action or Inaction.
Except as otherwise provided at Law, no action or omission on the part of any Guaranteed Party in exercising or failing to exercise its rights under this Section or in connection with or arising from all or part of the Guaranteed Obligations shall make any Guaranteed Party liable to any Domestic Guarantor for any loss occasioned to such Domestic Guarantor. No loss of or in respect of any securities received by any Guaranteed Party from any other Loan Party or others, whether occasioned by any Guaranteed Party’s fault or otherwise, shall in any way affect, relieve, limit or lessen any Domestic Guarantor’s liability under this Guarantee.

Section 21.10	Guaranteed Parties’ Rights.
The rights and remedies provided in this Section are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by Law.

Section 21.11	Demand.
The Administrative Agent may make demand in writing to any Domestic Guarantor at any time and from time to time after the occurrence of and during the continuance of an Event of Default, each such written demand to be accepted by such Domestic Guarantor as complete and satisfactory evidence of the amount of the Guaranteed Obligations to be paid by such Domestic Guarantor absent manifest error. Each Domestic Guarantor shall pay to the Administrative Agent such amount or amounts payable under this Guarantee immediately upon such written demand.

Section 21.12	No Representations.
Each Domestic Guarantor acknowledges that this Guarantee has been delivered free of any conditions and that there are no representations which have been made to such Domestic Guarantor affecting such Domestic Guarantor’s liability under this Guarantee except as may be specifically embodied in this Guarantee and agrees that this Guarantee is in addition to and not in substitution for any other guarantee(s) held or which may subsequently be held by or for the benefit of any Guaranteed Party.

Section 21.13	Keepwell.
Each Domestic Guarantor that is a Qualified ECP Guarantor at the time of the Guarantee made by such Domestic Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder (a “Specified Loan Party”) or the grant of a security interest under the Credit Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Hedging Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Hedging Obligation as may be needed by such Specified Loan Party from time to time to honor all of its Obligations under the Credit Documents in respect of such

Hedging Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s Obligations and undertakings under this Section 21.13, or otherwise under this Agreement or any other Credit Document, voidable under applicable Debtor Relief Laws, and not for any greater amount). The Obligations and undertakings of each applicable Domestic Guarantor under this Article shall remain in full force and effect until the Guaranteed Obligations have been paid in full and the commitments relating thereto have expired or been terminated. Each Domestic Guarantor intends this Section 21.13 to constitute, and this Section 21.13 shall be deemed to constitute, a guarantee of the Obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 21.14	Intercreditor Agreement.
Each Lender hereby approves the Intercreditor Agreement and authorizes the Administrative Agent to execute the Intercreditor Agreement on its behalf. Without limiting the foregoing and notwithstanding any other provision of this Agreement or any other Credit Document, any requirement under this Agreement or under any other Credit Document providing for Collateral to be delivered to the Administrative Agent or the Collateral Agent shall be satisfied upon the delivery of such Collateral to the Authorized Representative (as defined in the Intercreditor Agreement) for the applicable Secured Parties.

ARTICLE 22
PARALLEL DEBT

Section 22.01	Definitions.
In this Article 22:
“Corresponding Debt” means the Accommodations Outstanding and any unused Commitments in effect.
“Parallel Debt” means any amount which a Borrower owes to the Administrative Agent under this Article 22.

Section 22.02	Undertaking.
Each Loan Party irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to, and in the currency or currencies of, its Corresponding Debt.

Section 22.03	Characteristics.
The Parallel Debt of each Loan Party:
(1)    shall become due and payable at the same time as its Corresponding Debt; and
(2)    is independent and separate from, and without prejudice to, its Corresponding Debt.

Section 22.04	Administrative Agent.
For purposes of this Article 22, the Administrative Agent:
(1)    is the independent and separate creditor of each Parallel Debt;
(2)    acts in its own name and not as agent, representative or trustee of the Lenders and its claims in respect of each Parallel Debt shall not be held on trust; and
(3)    shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

Section 22.05	Payments of Parallel Debt.
The Parallel Debt of a Loan Party shall be (a) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (b) increased to the extent to that its Corresponding Debt has increased, and the Corresponding Debt of a Loan Party shall be (x) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of a Loan Party shall never exceed its Corresponding Debt.

Section 22.06	Application of Payments of Parallel Debt.
All amounts received or recovered by the Agent in connection with this Article 22, to the extent permitted by applicable law, shall be applied in accordance with Section 2.09.

Section 22.07	Application to German Security Only.
Notwithstanding anything to the contrary contained herein, this Article 22 shall only apply to Loan Parties incorporated or formed under the law of Germany in connection with the Credit Documents governed by German law.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

OCELOT MERGER SUB, INC. (which on the Closing Date shall be merged with and into GXS Group, Inc., with GXS Group, Inc. surviving such merger as the Borrower)
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: Treasurer

GXS GROUP, INC. (as successor in interest by merger to Ocelot Merger Sub, Inc. )
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: Treasurer

OPEN TEXT CORPORATION, as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: Chief Financial Officer and Chief Administrative Officer

OPEN TEXT ULC, as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: President and Chief Financial Officer

OPEN TEXT INC., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: President, Chief Executive Officer and Chief Financial Officer

OPEN TEXT USA INC., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: President

VIGNETTE PARTNERSHIP, LP, by its general partner OPEN TEXT CANADA LTD., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: President, Chief Financial Officer and Treasurer

OPEN TEXT HOLDINGS, INC., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: President and Chief Financial Officer

OPEN TEXT CANADA, LTD., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: President, Chief Financial Officer and Treasurer

EASYLINK SERVICES INTERNATIONAL CORPORATION, as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: President

EASYLINK SERVICES USA, INC., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: President

GXS HOLDINGS, INC., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: Vice President and Assistant Treasurer

GXS WORLDWIDE, INC., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: Vice President and Assistant Treasurer

GXS, INC., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: Vice President and Assistant Treasurer

GXS INVESTMENTS, INC., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: Vice President and Assistant Treasurer

GXS INTERNATIONAL, INC., as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: Vice President and Assistant Treasurer

XPEDITE SYSTEMS, LLC , as Domestic Guarantor
By:	/s/Paul McFeeters
Name: Paul McFeeters
Title: President

(signatures continued on the next following page)

BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent
By:	/s/Ritam Bhalla
Name: Ritam Bhalla
Title: Director

(signatures continued on the next following page)

Commitment	BARCLAYS BANK PLC, as Lender
$800,000,000.00	By:	/s/Ritam Bhalla
Name: Ritam Bhalla
Title: Director

SCHEDULE A
Jurisdiction of Incorporation; Equity Securities; Locations; Etc.

1.	Jurisdictions of Incorporation, Etc.

Party	Jurisdiction of Incorporation
Borrower:
1. Ocelot Merger Sub, Inc. (to be merged into GXS Group, Inc. with GXS Group, Inc. surviving such merger as the Borrower)	Delaware, USA
Domestic Guarantors:
2. Open Text Corporation	Canada
3. Open Text USA Inc.	Delaware, USA
4. Vignette Partnership, LP	Delaware, USA
5. Open Text Inc.	Delaware, USA
6. Open Text ULC	Nova Scotia, Canada
7. Open Text Holdings, Inc.	Delaware, USA
8. Easylink Services International Corporation	Delaware, USA
9. Open Text Canada Ltd.	Canada
10. EasyLink Services USA, Inc.	Delaware, USA
11. Xpedite Systems, LLC	Delaware, USA
12. GXS Holdings, Inc.	Delaware, USA
13. GXS Worldwide, Inc.	Delaware, USA
14. GXS, Inc.	Delaware, USA
15. GXS, Investments, Inc.	Delaware, USA
16. GXS International, Inc.	Delaware, USA
Foreign Guarantors (to be added within 60 days of Closing Date):
17. Open Text Coöperatief U.A.	Netherlands
18. Open Text SARL	France
19. Open Text SA	Luxembourg
20. Open Text Software GmbH	Germany
21. Open Text UK Limited	United Kingdom
22. Open Text Finance Sarl	Luxembourg with Ireland branch
23. Sysgenics Limited	England & Wales
Subsidiaries:
24. 2016090 Ontario Inc.	Ontario
25. 2016091 Ontario Inc.	Ontario
26. 8493642 Canada Inc.	Canada
27. bizzApps B.V.*	Netherlands
28. Cordys (Beijing) Co. Ltd.*	China

29. Cordys Australia Pty. Ltd.*	Australia
30. Cordys Deutschland AG*	Germany
31. Cordys Deutschland Service GmbH*	Germany
32. Cordys France S.a.r.l.*	France
33. Cordys Holding B.V.*	Netherlands
34. Cordys Hong Kong Ltd. *	Hong Kong
35. Cordys Investments B.V.*	Netherlands
36. Cordys Israel Ltd. *	Israel
37. Cordys Japan Co. Ltd. *	Japan
38. Cordys Nederland B.V.*	Netherlands
39. Cordys Nederland B.V. - China Representation Office*	China
40. Cordys Nordics AB*	Sweden
41. Cordys R&D B.V.*	Netherlands
42. Cordys Shanghai Co. Ltd.*	China
43. Cordys Singapore Pte. Ltd.*	Singapore
44. Cordys Software B.V.*	Netherlands
45. Cordys Software India Pvt. Ltd.*	India
46. Cordys UK Ltd.*	England & Wales
47. Cordys, Inc.*	Michigan
48. Easylink Do Brasil Comunicacoes Ltda	Brazil
49. Easylink Services (Deutschland) GMBH	Germany
50. Easylink Services (France) S.A.R.L.	France
51. Easylink Services (Hong Kong) Limited	Hong Kong
52. Easylink Services Australia Pty Limited	Australia
53. Easylink Services Corp. Pte Ltd	Singapore
54. Easylink Services Corporation India Private Limited	India
55. Easylink Services International Limited	England & Wales
56. Easylink Services International Limited - Ireland Branch	Ireland
57. Easylink Services K.K.	Japan
58. Easylink Services Korea Corporation	Republic of Korea
59. Easylink Services Latin America, Inc.	Delaware, USA
60. Federation Web, Inc.*	Delaware, USA
61. Federation, Inc.*	Delaware, USA
62. Global 360 (Australia) Pty Limited	Australia
63. Global 360 China Limited	Hong Kong
64. Global 360 China Limited - China Branch	China
65. Global 360 Germany GmbH	Germany
66. Global 360 Spain S.L.U.	Spain
67. Global 360 UK Limited	England & Wales
68. ICCM Professional Services Ltd.	England & Wales
69. Metastorm Limited	England & Wales
70. Metastorm UK Limited	England & Wales

71. Nstein Technologies France S.A.S.U.	France
72. Nstein Technologies Inc.	Quebec
73. Open Text (Asia) Pte Limited	Singapore
74. Open Text (Hong Kong) Limited	Hong Kong
75. Open Text A/S	Denmark
76. Open Text AB	Sweden
77. Open Text AG	Switzerland
78. Open Text Brasil Comercio De Software LTDA	Brazil
79. Open Text Conseil Inc.	Canada
80. Open Text Coöperatief U.A. – BELGIUM Branch	Belgium
81. Open Text Corporation India Private Limited	India
82. Open Text Document Technologies GmbH	Germany
83. Open Text Finance SARL - IRELAND Place of Business	Ireland
84. Open Text Ireland Limited	Ireland
85. Open Text K.K.	Japan
86. Open Text Middle East (Open Text Inc. - United Arab Emirates Branch)	United Arab Emirates
87. Open Text New Zealand Limited	New Zealand
88. Open Text OY	Finland
89. Open Text Pty Limited	Australia
90. Open Text Public Sector Solutions, Inc	Virginia
91. Open Text S. de R.L. de C.V.	Mexico
92. Open Text S.r.l.	Italy
93. Open Text s.r.o.	Czech Republic
94. Open Text SA - IRELAND place of business	Ireland
95. Open Text Software Austria GmbH	Austria
96. Open Text Software S.L.U.	Spain
97. Open Text Software S.L.U. - Portugal Branch	Portugal
98. Open Text Software Technology (Shanghai) Co., Limited	China
99. Open Text South Africa Pty Limited	South Africa
100. Open Text Sp.z.o.o.	Poland
101. Open Text Technologies India Private Limited	India
102. Open Text Venture Capital Investment Limited Partnership	Ontario
103. Resonate KT Ltd.	England & Wales
104. StreamServe Development AB	Sweden
105. StreamServe Limited	England & Wales
106. StreamServe S.a.r.l. B.V.	Netherlands – Luxembourg

107. The Easylink Services Corporation SDN. BHD.	Malaysia
108. Vignette India Private Limited	India
109. Xpedite Inc.	Japan
110. Xpedite Systems (UK) Limited	England & Wales
111. Xpedite Systems AG	Switzerland
112. Xpedite Systems GmbH	Germany
113. Xpedite Systems Holdings, Inc.	Delaware, USA
114. Xpedite Systems Incorporated (Malaysia) SDN. BHD.	Malaysia
115. Xpedite Systems Limited	New Zealand
116. Xpedite Systems Limited	Hong Kong
117. Xpedite Systems Participations E.U.R.L.	France
118. Xpedite Systems Pte Ltd	Singapore
119. Xpedite Systems Pty Limited	Australia
120. Xpedite Systems S.r.l.	Italy
121. Xpedite Systems SA	France
122. Xpedite Systems Spain, SA	Spain
123. Xpedite Systems Worldwide, Inc.	Delaware, USA
124. Xpedite, Ltd	Republic of Korea
125. HAHT Commerce, Inc.	Delaware, USA
126. GXS (ANZ) Pty Limited	Australia
127. GXS S.A.	Belgium
128. GXS Tecnologia da Informaco (Brasil) Ltda	Brazil
129. GXS Canada Inc.	Canada
130. GXS (Shanghai) Software Development Ltd.	China
131. GXS SAS	France
132. GXS GmbH	Germany
133. GXS India Technology Centre Private Limited	India
134. GXS SpA	Italy
135. GXS (HK) Limited	Hong Kong
136. GXS Co. Ltd.	Japan
137. GXS Inc.	Korea
138. GXS Mexico S de R.L. de C.V.	Mexico
139. Harbinger de Mexico, S. de C.V. de R.L. (dormant)	Mexico
140. GXS B.V.	Netherlands
141. InterCommerce Gateway, Inc. (in liquidation)	Philippines
142. GXS Philippines, Inc.	Philippines
143. EC1 Pte Ltd	Singapore
144. GXS AG	Switzerland
145. GXS Ltd.	Thailand

146. GXS UK Holding Limited	United Kingdom
147. Acquisition UK Limited	United Kingdom
148. GXS Limited	United Kingdom
149. UDEX Holdings Limited (in liquidation)	United Kingdom
150. GXS Product Data Quality Limited (in liquidation)	United Kingdom
151. Inovis UK Limited (in liquidation)	United Kingdom
152. Freeway Commerce Limited (in liquidation)	United Kingdom

*See Summary of corporate changes according to Cordys Reorg Plan (Annex I attached hereto).
See also Schedule F for full Open Text and Company organization charts.

2.	Current Canadian Chief Executive Office and Principal Place of Business and Domicile
Open Text Corporation
275 Frank Tompa Drive
Waterloo, Ontario
N2L 0A1
Open Text ULC
1959 Upper Water Street
Suite 900
Halifax, Nova Scotia
B3J 3N2
Open Text Canada Ltd.
275 Frank Tompa Drive
Waterloo, Ontario
N2L 0A1

Ocelot Merger Sub, Inc. (to be merged into GXS Group, Inc. with GXS Group, Inc. surviving such merger as the Borrower); Open Text USA Inc.; Vignette Partnership, LP; Open Text Inc.; Open Text Holdings, Inc.; Easylink Services International Corporation; Open Text Coöperatief U.A.; Open Text SARL; Open Text SA; Open Text Software GmbH; Open Text UK Limited; Open Text Finance Sarl; EasyLink Services USA, Inc.; Xpedite Systems, LLC; Sysgenics Limited; GXS Holdings, Inc.; GXS Worldwide, Inc.; GXS, Inc.; GXS, Investments, Inc.; GXS International, Inc. - Located outside of Canada

3.	Canadian Warehouses and Premises of Assets and Collateral
38 Leek Crescent
Richmond Hill, Ontario
L4B 4N8

10 Rideau Street

Ottawa, Ontario
K1N 9J1

2680 Skymark Avenue, Suite 500
Mississauga, Ontario
L4W 5L6
See also Schedule C referenced herein.

4.	Locations of Duplicate Copies of Records re: Collateral Records kept in Quebec
Not Applicable

5.	Securities and Instruments
Securities owned by Domestic Guarantors:

(a)    Open Text Corporation

Open Text Corporation holds 100% of the issued and outstanding shares of the following:

•2016090 Ontario Inc. (Ontario, Canada)
•2016091 Ontario Inc. (Ontario, Canada)
•Open Text (Hong Kong) Limited (Hong Kong)
•8493642 Canada Inc. (Canada)
•Nstein Technologies Inc. (Quebec, Canada)
•Open Text (Asia) Pte Ltd. (Singapore)
•Open Text K.K. (Japan)
•Open Text Pty Ltd. (Australia)
•Vignette India Private Limited (India)
•Easylink Services K.K. (Japan)
•Ocelot Merger Sub, Inc. (to be merged into GXS Group, Inc. with GXS Group, Inc. surviving such merger as the Borrower ) (Delaware, USA)
•Open Text Holdings, Inc. (Delaware, USA)

Additional Securities held:

•	Open Text Brasil Comercio de Software Ltda. (Brazil) – 99%

•	Open Text Technologies India Private Limited (India) – 99%

•	Vignette Partnership, LP (Delaware, USA) – 92.41% LP

•	Open Text Coöperatief U.A. (Netherlands) – 99%

•	Easylink Services Corporation India Private Limited (India) – 99%

•	Open Text Canada Ltd. (Canada) – 89,69%

•	Open Text Corporation India Private Limited (India) – 99%

•	Open Text S. de R.L. de C.V. (Mexico) – 99%

•	Open Text Venture Capital Investment Limited Partnership (Ontario) – Limited Partner - 100% of Limited Partner Units

(b)    Open Text USA Inc.

Open Text USA Inc. holds 100% of the issued and outstanding shares of the following:

•	Open Text Inc. (Delaware, USA)

•	Open Text Public Sector Solutions, Inc. (Virginia, USA)

(c)    Vignette Partnership, LP

Vignette Partnership, LP holds 100% of the issued and outstanding shares of the following:

•	EasyLink Services International Corporation (Delaware, USA)

•	Open Text ULC (Nova Scotia, Canada)

(d)    Open Text Holdings, Inc. (Delaware, USA)

Open Text Holdings, Inc. holds 100% of the issued and outstanding shares of the following:

•	Open Text USA Inc. (Delaware, USA)

(e)    EasyLink Services International Corporation (Delaware, USA)

EasyLink Services International Corporation holds 100% of the issued and outstanding shares of the following:

◦	EasyLink Services USA, Inc. (Delaware, USA)

◦	Xpedite Systems LLC (Delaware, USA)

(f)    Open Text ULC (Nova Scotia, Canada)

Open Text ULC holds 100% of the issued and outstanding shares of the following:

◦	Open Text SA (Luxembourg)

◦	Sysgenics Ltd. (United Kingdom)

(g)    Open Text Inc. (Delaware, USA)

None

(h)    Open Text Canada Ltd. (Canada)

Securities held:

◦	Vignette Partnership, LP (Delaware, USA) – 7.59% GP

◦	Open Text Coöperatief U.A. (Netherlands) – 1%

(i)    EasyLink Services USA, Inc. (Delaware, USA)

EasyLink Services USA, Inc. holds 100% of the issued and outstanding shares of the following:

◦	EasyLink Services Latin America, Inc. (Delaware, USA)

(j)    Xpedite Sysems, LLC (Delaware, USA)

Xpedite Sysems, LLC holds 100% of the issued and outstanding shares of the following:

◦	Xpedite Systems Worldwide, Inc. (Delaware, USA)

◦	Xpedite Systems Holdings, Inc. (Delaware, USA)

(k)	Ocelot Merger Sub, Inc. (to be merged into GXS Group, Inc. with GXS Group, Inc. surviving such merger as the Borrower) (Delaware, USA)
Ocelot Merger Sub, Inc. (to be merged into GXS Group, Inc. with GXS Group, Inc. surviving such merger as the Borrower) holds 100% of the issued and outstanding shares of the following:

◦	GXS Holdings, Inc. (Delaware, USA)

(l)    GXS Holdings, Inc. (Delaware, USA)

GXS Holdings, Inc. holds 100% of the issued and outstanding shares of the following:

◦	GXS Worldwide, Inc. (Delaware, USA)

(m)    GXS Worldwide, Inc. (Delaware, USA)

GXS Worldwide, Inc. holds 700 shares Class A Common Stock; 175 shares Class A Common Stock of the following:

◦	GXS, Inc. (Delaware, USA)

(n)    GXS, Inc. (Delaware, USA)

GXS, Inc. holds 100% of the issued and outstanding shares of the following:

•	GXS Investments, Inc. (Delaware, USA)

•	HAHT Commerce, Inc. (Delaware, USA)

•	GXS S.A. (Belgium)

•	GXS SpA (Italy)

•	Harbinger de Mexico, S. de C.V. de R.L. (dormant) (Mexico)

•	GXS AG (Switzerland)
Additional Securities held:

•	GXS Tecnologia da Informaco (Brasil) Ltda – 99.9% (Brazil)

•	GXS SAS – 99,997 shares (France)

•	GXS Co. Ltd. – 50% (Japan)

•	GXS Inc. – 85% (Korea)

•	GXS Mexico S de R.L. de C.V. – 99% (Mexico)

•	GXS Ltd. – 149,994 shares (Thailand)

(o)    GXS Investments, Inc. (Delaware, USA)

GXS Investments, Inc. holds 100% of the issued and outstanding shares of the following:

•	GXS International, Inc. (Delaware, USA)
Additional Securities held:

•	GXS India Technology Centre Private Limited – 1 share (India)

•	RailMarketplace.com, Inc. – 6%

•	GTNX, Inc. -- <1%

•	Enterworks, Inc. -- <1%

(p)    GXS International, Inc. (Delaware, USA)

GXS International, Inc. holds 100% of the issued and outstanding shares of the following:

•	GXS (ANZ) Pty Limited (Australia)

•	GXS Canada Inc. (Canada)

•	GXS GmbH (Germany)

•	GXS (HK) Limited (Hong Kong)

•	GXS B.V. (Netherlands)

•	GXS UK Holding Limited (United Kingdom)

Additional Securities held:

•	GXS India Technology Centre Private Limited – 99.999% (India)

•	GXS Co. Ltd. – 50% (Japan)

•	GXS Mexico S de R.L. de C.V. – 1 share (Mexico)

•	GXS Philippines, Inc. – 99.88% (Philippines)

•	EC1 Pte Ltd – 81% (Singapore)

•	GXS Tecnologia da Informaco (Brasil) Ltda – 1 quota (Brazil)

•	B2B Commerce (M) Sdn. Bhd. (Malaysia) – 5.6%,

•	eSkylink.com Inc. – 29.6% (Taiwan)

•	General Electronic Commerce Services Co., Ltd. – 10.7% (Thailand)

Annex I - Cordys Reorg Plan

1.	Mergers:

1.1	Cordys reorg plan:

13	December 31, 2013	Cordys Holding BV sells the shares of Cordys Inc. to Open Text Inc. and then Cordys Inc. merges into Open Text Inc.
15	Jan 1, 2014 (TBC)	Cordys Deutschland AG merges into Open Text Softsware GmbH
17	Jan 2, 2014	bizzApps BV, Cordys Investments BV, Cordys Netherland BV, Cordys R&D BV and Cordys Software BV merge into the Dutch Co-op

2.	Dissolutions/striking offs of the following entities:
2.4. Cordys Reorg plan

4	November 30, 2013	Federation Inc. & Federation Web, Inc. dissolve. Cordys Israel becomes a subsidiary of Cordys Holding BV until liquidation (currently in progress)

3.	Change of ownership (transfer of shares/ownership interest):
3.4. Cordys Reorg plan

5	November 30, 2013	Cordys Holding BV sells the shares of Cordys Deutschland AG to Open Text Software GmbH
6	November 30, 2013	Cordys Holding BV sells the shares of Cordys France SARL to Nstein France (whose parent is Open Text SARL (France).
7	November 30, 2013	Cordys Holding BV sells the shares of Cordys UK Ltd. to Open Text UK Ltd.
11A	Jan. 1, 2014 (00:15h)	Cordys Holding BV sells the shares of Cordys Nederland BV, Cordys R&D, Cordys Software BV and Cordys Investments BV to Dutch Co-op.
11B	Jan 1, 2014 (00:15h)	Cordys Investment BV sells the shares of bizzApps BV to Dutch Co-op
13	December 31, 2013	Cordys Holding BV sells the shares of Cordys Inc. to Open Text Inc. and then Cordys Inc. merges into Open Text Inc.
16A	December 31, 2013 (Must happen before registration of step 17)	Cordys Nederland BV sells one of its two shares of Cordys Software India Pvt Ltd. to Open Text Corp. for 1 USD. The remaining share is sold to Open Text Canada Ltd. for 1 USD

4.	Migrations (change of governing jurisdiction) and Conversions (change of organization form): N/A

5.	Name changes: N/A

6.	Other changes: N/A

SCHEDULE B

Litigation
Nil.

SCHEDULE C
Location of Business
Places of Business / Locations of Material Tangible Personal Property of Loan Parties

Ottawa, Ontario	10 Rideau Street, Ottawa, Ontario K1N 9J1
Richmond Hill, Ontario	38 Leek Crescent, Richmond Hill, Ontario L4B 4N8
Waterloo, Ontario	275 Frank Tompa Drive, Waterloo, Ontario N2L 0A1

Austin, TX	Four Barton Skyway, 1301 S Mopac Expressway, Ste 100
Bellevue, WA	301, 116th Avenue SE, Suite 500, Bellevue, WA 98004
Columbus, OH	3671 Ridge Mill Drive, Hilliard, OH, 43026
Piscataway, NJ	33 Knightsbridge Road
San Francisco, CA	600 Montgomery Street, San Francisco, CA
Tampa, FL	Intellicenter Building I, 12653 Telecom Drive, Temple Terrace, FL 33637
Tinton Falls, NJ	100 Tormee Drive
Gaithersburg, MD	9711 Washingtonian Blvd., Ste. 700, Gaithersburg, MD 20878
Brookpark, OH	5347 West 161st Street, Brook Park, OH 44142
Lithia Springs, GA	375 Riverside Pkwy, Lithia Springs, GA 30122
Allen, TX	900 Venture Dr, Allen, TX 75013

Additional locations of material tangible personal property by non-Loan Parties:
Technopark2
Werner-von-Siemens- Ring 20, D-85630
Grasbrunn, Germany

Thames Valley Park
420 Thames Valley Park Drive
Reading, UK
RG6 1PU

Unit No. 301, 3rd Floor, Building No. 14 & Unit 4, 9th Floor
Building No. 20
MindSpace IT Park, Hi-Tec City, Madhapur
Hyderabad AP 500 081 India

Marunouchi Trust Tower – Main
1-8-3 Marunouchi Chiyado-ku
Tokyo, 100-0005 Japan

SCHEDULE D
Trademarks / Patents, Etc.
Nil.

SCHEDULE E
Owned Real Property

•	275 Frank Tompa Drive
Waterloo, Ontario
N2L 0A1

Note:    Building on this location is owned. However, land that building is situated on is leased.

•	5347 West 161st Street
Brook Park, OH
44142

SCHEDULE F
Subsidiaries

Open Text Corporation
CANADA
>99%
Open Text Brasil Comercio de Software Ltda
BRAZIL
>99%
EasyLink Do Brasil Comunicacoes Ltda
BRAZIL
Canada Inc
CANADA
General Partner
Limited Partner
Open Text Venture Capital Investment Limited Partnership
ONTARIO, CANADA
Limited Partner
<20%
Sierra Ventures
USA
(affiliate external to OTC
99%
C.V.
Mexico
1%
90%
Canada Ltd
CANADA
1%
99%
Open Text Cooperatief U.A.
NETHERLANDS
Open Text Cooperatief U.A.- Belgium Branch
BELGIUM
Kong Limited
HONG KONG
China Ltd
HONG KONG
**
China Ltd
Branch
SHANGHAI, China
**
Xpedite Systems Limited
HONG KONG
Kong Limited
HONG KONG
>99%
Open Text Corporation India Private Limited
INDIA
Text Canada Ltd
>99%
EasyLink Services Corporation India Private Limited
INDIA
Text Canada Ltd
>99%
Open Text Technologies India Private Limited
INDIA
Ontario Inc
ONTARIO
CANADA
Open Text Software GmbH
GERMANY
Open Text SARL
FRANCE
Cordys Holding
NETHERLANDS
Subsidiaries
Open Text South Africa Pty Ltd
SOUTH AFRICA
CZECH REPUBLIC
Nstein Technologies France SASU
FRANCE
Xpedite Systems Spain
SPAIN
Open Text Software S.L.U.
SPAIN
Secursal em Portugal Branch
PORTUGAL
Open Text New Zealand Limited
NEW ZEALAND
Xpedite Systems Limited
NEW ZEALAND
Open Text Oy
FINLAND
Open Text Srl
ITALY
Xpedite Systems Srl
ITALY
EasyLink Services France SARL
FRANCE
31%
69%
Xpedite Systems
FRANCE
>99%
Xpedite Systems SA
FRANCE
Open Text Software Austria GmbH
AUSTRIA
Open Text Document Technologies GmbH
GERMANY
EasyLink Services
GERMANY
Xpedite Systems GmbH
GERMANY
Open Text AG
SWITZERLAND
Xpedite Systems AG
SWITZERLAND
Open Text UK Limited
UK
Open Text Ireland Limited
IRELAND
DENMARK
Open Text AB
SWEDEN
POLAND
Metastorm UK Ltd
UK
**
Metastorm Ltd
UK
**
ICCM Professional Services Ltd
UK
StreamServe Ltd
UK
**
Limited
UNITED KINGDOM
EasyLink Services International Limited
UNITED KINGDOM
EasyLink Services International Limited IRELAND Branch
IRELAND
19.9%
Addoro AB
SWEDEN
(affiliate external to OTC)
80.1%
Lars Granelli
Anders Hermansson
Hakan Warlinge
(affiliates external to OTC
** Proposed Dissolution/Merger Out
NOTE: Ownership 100% unless otherwise specified

Open Text Corporation
CANADA
99%
90%
Open Text Canada Ltd
CANADA
1%
Open Text Cooperatief
NETHERLANDS
Nstein Technologies Inc
QUEBEC
CANADA
10%
Cordys Holding B.V.
NETHERLANDS
Cordys UK Ltd
United Kingdom
Cordys Nederland B.V.
Netherlands
Federation Inc*
Delaware
**
Cordys R&D B.V.*
Netherlands
Cordys Software B.V.
Netherlands
Cordys Investments B.V.
Netherlands
**
bizzApps B.V.*
Netherlands
Cordys Deutschalnd AG
Germany
Cordys Deutschalnd Service GmbH
Germany
**
Cordys Israel Ltd
Israel
**
Cordys France SAS*
France
Cordys Nordics AB
Sweden
**
Federation West Inc*
Delaware
**
Cordys Australia Pty*
Australia
Cordys Singapore Pte Ltd
Singapore
**
Cordys Nederland B.V. - CHINA
REPRESENTATIVE OFFICE
China
Cordys Inc*
Michigan
Cordys Japan Ltd*
Japan
Cordys Shanghai Ltd
China
Cordys Beijing Co Ltd*
China
Cordys Software India Pvt Ltd
India
Cordys Hong Kong Ltd
Hong Kong
* See Summary of proposed corporate changes under Cordys reorg plan
** Proposed Dissolution/Merger Out
NOTE: Ownership 100% unless otherwise specified

Note: Also refer to Summary of corporate changes according to Cordys Reorg Plan (Annex I to Schedule A)

SCHEDULE G
Material Permits
Nil.

SCHEDULE H
Material Agreements
Nil.

SCHEDULE I
Environmental Matters
Nil.

SCHEDULE J
Exempt Immaterial Subsidiaries

Business Entity	Jurisdiction
1. 2016090 Ontario Inc.	Ontario
2. 2016091 Ontario Inc.	Ontario
3. 8493642 Canada Inc.	Canada
4. bizzApps B.V.*	Netherlands
5. Cordys (Beijing) Co. Ltd.*	China
6. Cordys Australia Pty. Ltd.*	Australia
7. Cordys Deutschland AG*	Germany
8. Cordys Deutschland Service GmbH*	Germany
9. Cordys France S.a.r.l.*	France
10. Cordys Holding B.V.*	Netherlands
11. Cordys Hong Kong Ltd. *	Hong Kong
12. Cordys Investments B.V.*	Netherlands
13. Cordys Israel Ltd. *	Israel
14. Cordys Japan Co. Ltd. *	Japan
15. Cordys Nederland B.V.*	Netherlands
16. Cordys Nederland B.V. - China Representation Office*	China
17. Cordys Nordics AB*	Sweden
18. Cordys R&D B.V.*	Netherlands
19. Cordys Shanghai Co. Ltd.*	China
20. Cordys Singapore Pte. Ltd.*	Singapore
21. Cordys Software B.V.*	Netherlands
22. Cordys Software India Pvt. Ltd.*	India
23. Cordys UK Ltd.*	England & Wales
24. Cordys, Inc.*	Michigan
25. Easylink Do Brasil Comunicacoes Ltda	Brazil
26. Easylink Services (Deutschland) GMBH	Germany
27. Easylink Services (France) S.A.R.L.	France
28. Easylink Services (Hong Kong) Limited	Hong Kong
29. Easylink Services Australia Pty Limited	Australia
30. Easylink Services Corp. Pte Ltd	Singapore
31. Easylink Services Corporation India Private Limited	India
32. Easylink Services International Limited	England & Wales
33. Easylink Services International Limited - Ireland Branch	Ireland
34. Easylink Services K.K.	Japan
35. Easylink Services Korea Corporation	Republic of Korea
36. Easylink Services Latin America, Inc.	Delaware
37. Federation Web, Inc.*	Delaware

Business Entity	Jurisdiction
38. Federation, Inc.*	Delaware
39. Global 360 (Australia) Pty Limited	Australia
40. Global 360 China Limited	Hong Kong
41. Global 360 China Limited - China Branch	China
42. Global 360 Germany GmbH	Germany
43. Global 360 Spain S.L.U.	Spain
44. Global 360 UK Limited	England & Wales
45. ICCM Professional Services Ltd.	England & Wales
46. Metastorm Limited	England & Wales
47. Metastorm UK Limited	England & Wales
48. Nstein Technologies France S.A.S.U.	France
49. Open Text (Asia) Pte Limited	Singapore
50. Open Text (Hong Kong) Limited	Hong Kong
51. Open Text A/S	Denmark
52. Open Text AB	Sweden
53. Open Text Brasil Comercio De Software LTDA	Brazil
54. Open Text Conseil Inc.	Canada
55. Open Text Coöperatief U.A. – BELGIUM Branch	Belgium
56. Open Text Corporation India Private Limited	India
57. Open Text Document Technologies GmbH	Germany
58. Open Text Finance SARL - IRELAND Place of Business	Ireland
59. Open Text Ireland Limited	Ireland
60. Open Text K.K.	Japan
61. Open Text Middle East (Open Text Inc. - United Arab Emirates Branch)	United Arab Emirates
62. Open Text New Zealand Limited	New Zealand
63. Open Text OY	Finland
64. Open Text Pty Limited	Australia
65. Open Text Public Sector Solutions, Inc	Virginia
66. Open Text S. de R.L. de C.V.	Mexico
67. Open Text S.r.l.	Italy
68. Open Text s.r.o.	Czech Republic
69. Open Text SA - IRELAND place of business	Ireland
70. Open Text Software Austria GmbH	Austria
71. Open Text Software S.L.U.	Spain
72. Open Text Software S.L.U. - Portugal Branch	Portugal
73. Open Text Software Technology (Shanghai) Co., Limited	China
74. Open Text South Africa Pty Limited	South Africa
75. Open Text Sp.z.o.o.	Poland

Business Entity	Jurisdiction
76. Open Text Technologies India Private Limited	India
77. Open Text Venture Capital Investment Limited Partnership	Ontario
78. Resonate KT Ltd.	England & Wales
79. StreamServe Limited	England & Wales
80. StreamServe S.a.r.l. B.V.	Netherlands - Luxembourg
81. The Easylink Services Corporation SDN. BHD.	Malaysia
82. Vignette India Private Limited	India
83. Xpedite Inc.	Japan
84. Xpedite Systems (UK) Limited	England & Wales
85. Xpedite Systems AG	Switzerland
86. Xpedite Systems GmbH	Germany
87. Xpedite Systems Holdings, Inc.	Delaware
88. Xpedite Systems Incorporated (Malaysia) SDN. BHD.	Malaysia
89. Xpedite Systems Limited	New Zealand
90. Xpedite Systems Limited	Hong Kong
91. Xpedite Systems Participations E.U.R.L.	France
92. Xpedite Systems Pte Ltd	Singapore
93. Xpedite Systems Pty Limited	Australia
94. Xpedite Systems S.r.l.	Italy
95. Xpedite Systems SA	France
96. Xpedite Systems Spain, SA	Spain
97. Xpedite Systems Worldwide, Inc.	Delaware
98. Xpedite, Ltd	Republic of Korea
99. HAHT Commerce, Inc.	Delaware, USA
100. GXS (ANZ) Pty Limited	Australia
101. GXS S.A.	Belgium
102. GXS Tecnologia da Informaco (Brasil) Ltda	Brazil
103. GXS Canada Inc.	Canada
104. GXS (Shanghai) Software Development Ltd.)	China
105. GXS SAS	France
106. GXS GmbH	Germany
107. GXS India Technology Centre Private Limited	India
108. GXS SpA	Italy
109. GXS (HK) Limited	Hong Kong
110. GXS Co. Ltd.	Japan
111. GXS Inc.	Korea
112. GXS Mexico S de R.L. de C.V.	Mexico

Business Entity	Jurisdiction
113. Harbinger de Mexico, S. de C.V. de R.L. (dormant)	Mexico
114. GXS B.V.	Netherlands
115. InterCommerce Gateway, Inc. (in liquidation)	Philippines
116. GXS Philippines, Inc.	Philippines
117. EC1 Pte Ltd	Singapore
118. GXS AG	Switzerland
119. GXS Ltd.	Thailand
120. GXS UK Holding Limited	United Kingdom
121. Acquisition UK Limited	United Kingdom
122. GXS Limited	United Kingdom
123. UDEX Holdings Limited (in liquidation)	United Kingdom
124. GXS Product Data Quality Limited (in liquidation)	United Kingdom
125. Inovis UK Limited (in liquidation)	United Kingdom
126. Freeway Commerce Limited (in liquidation)	United Kingdom

*See Summary of corporate changes according to Cordys Reorg Plan (Annex I to Schedule A)

SCHEDULE K
Existing Debt / Liens / Restrictions

Existing Debt

1.	Debt under the Existing Credit Agreement

2.	See below schedule of Open Text intercompany loans:

Borrower	Lender	Amount US$

Xpedite Systems Worldwide, Inc.	Easylink Services International Corporation	$1,342,601
Xpedite Systems Worldwide, Inc.	Xpedite Systems LLC	1,941,315
Xpedite Systems Worldwide, Inc.	Xpedite Systems LLC	1,323,594
Open Text Software S.L.U.	Open Text SA	6,758,170
Open Text Inc. - United Arab Emirates Branch	Open Text SA	3,864,865
Open Text Conseil Inc.	Open Text SA	749,826
Open Text S.r.l.	Open Text SA	381,223
Open Text South Africa Pty Limited	Open Text Coöperatief U.A.	1,039,492
Xpedite Systems Participations EURL	Open Text Coöperatief U.A.	16,171,347
Xpedite Systems Participations EURL	Open Text Coöperatief U.A.	929,086
Sysgenics Limited	Open Text UK Limited	21,379,274
Open Text (Hong Kong) Limited	Easylink Services International Corporation	2,117,553
Open Text Sp. z.o.o.	Open Text Software GmbH	821,539
Open Text Sp. z.o.o.	Open Text Software GmbH	47,077
Open Text Corporation	Open Text Document Technologies GmbH	23,379,312
Open Text Coöperatief U.A.	Xpedite Systems Worldwide, Inc.	9,045,126
Open Text UK Limited	Global 360 UK Limited	3,439,303
Open Text UK Limited	ICCM Professional Services Ltd.	5,331,402
Open Text Corporation	Open Text A/S	6,653,698
Open Text UK Limited	Metastorm Ltd.	7,624,053
Open Text Coöperatief U.A.	Metastorm Ltd.	1,577,385
Open Text SA	Open Text Software Austria GmbH	11,367,879
Open Text Coöperatief U.A.	Open Text AG	22,136,689
Open Text UK Limited	Resonate KT Limited	2,810,798
Open Text SA	StreamServe S.a.r.l. B.V.	29,967,101

3.	See below schedule of GXS intercompany loans as of September 30, 2013:

Borrower	Lender	Amount US$

GXS, Inc.	GXS SAS (France)	$3,797,105
GXS, Inc.	GXS SA (Belgium)	3,585,414
GXS, Inc.	GXS GmbH (Germany)	5,528,049
GXS, Inc.	GXS (ANZ) Pty Ltd	6,705,472
GXS, Inc.	GXS Canada Inc.	7,755,200
GXS, Inc.	GXS Tecnologia da Informação (Brasil)	4,880,940
GXS, Inc.	GXS Ltd (UK)	4,816,500
GXS Inc. (Korea)	GXS, Inc.	400,000
GXS Company Ltd. (Japan)	GXS, Inc.	1,403,586
GXS Tecnologia da Informação (Brasil)	GXS, Inc.	4,546,246
Acquisition UK Ltd	GXS International, Inc.	42,499,057
Acquisition UK Ltd	GXS Ltd (UK)	6,285,533
GXS UK Holding Ltd	GXS Ltd (UK)	5,930,727
GXS BV (Netherlands)	GXS SpA (Italy)	810,300
GXS, Inc.	GXS Worldwide, Inc.	785,000,000
GXS, Inc.	GXS Holdings, Inc.	67,643,584

Existing Liens

1.	Encumbrances securing Debt in a principal amount of up to U.S. $900,000,000 under the Existing Credit Agreement (or any Refinancing Debt in respect thereof)

2.	Encumbrances securing Debt referred to in clause (f) of the definition of Permitted Debt (or any Refinancing Debt in respect thereof)

3.
Quota Pledge Agreement, made as of March 23, 2009 among GXS, Inc., Banco ABN AMRO Real S.A., FNC - Comercio E Partcipacoes Ltda., Unibanco Participacoes Societarias S.A., EDS - Electronic Data Systems Do Brasil Ltda. and GXS Tecnologia Da Informacao (Brasil) Ltda. (pledge of 15% of quotas of GXS Tecnologia Da Informacao (Brasil) Ltda.)

4.
Quota Pledge Agreement, dated as of December 23, 2009 by and among GXS, Inc., Wilmington Trust FSB, as collateral trustee for the Secured Parties and GXS Tecnologia da Informacao (Brasil) Ltda. (pledge of 65% of quotas of GXS Tecnologia Da Informacao (Brasil) Ltda.)*

*Pledge in connection with the GXS Indebtedness which will be repaid on the Closing Date but lien may remain in place for a period after the Closing Date due to lien release mechanics in Brazil.

Existing Restrictions

1.
EC1 Pte Ltd: Shareholders Agreement for Commerce Network Singapore Pte Ltd by and among GEIS International, Inc., ST Computer Systems & Services Ltd, and Commerce Network Singapore Ltd., dated September 29, 1998 (Restrictions on EC1 Pte. Ltd. (Singapore) to pay dividends, enter certain transactions with affiliates or take certain other actions without approval of minority shareholder)

2.
GXS Ltd. (Korea): Stock Purchase Agreement, dated as of December 12, 1997, by and between the Digital Management Inc. Shareholders and GE Information Services, Inc. (Restrictions on GXS Inc. (Korea) to pay dividends, enter certain transactions with affiliates or take certain other actions without approval of minority shareholder)

3.	The Existing Credit Agreement

SCHEDULE L

A)	Open Text Corporation - Intercompany Securities

Loan Party		Securities	% of Issued and Outstanding Securities	% of interest PLEDGED
OPEN TEXT CORPORATION
1.	2016090 Ontario Inc. (Canada)	Securities: 100 Common Shares	100%	All
2.	2016091 Ontario Inc. (Canada)	Securities: 100 Common Shares	100%	All
3.	Open Text (Hong Kong) Limited (Hong Kong)	Securities: 2 Ordinary Shares	100%	All
4.	8493642 Canada Inc. (Canada)	Securities: 1 Common Share	100%	All
5.	Nstein Technologies Inc. (Quebec, Canada)	Securities: 1,101 Common Shares	100%	All
6.	Open Text (Asia) Pte. Ltd. (Singapore)	Securities: 13,850,000 Ordinary Shares	100%	All
7.	Open Text K.K. (Japan)	Securities: 400 Common Shares	100%	All

Loan Party		Securities	% of Issued and Outstanding Securities	% of interest PLEDGED
8.	EasyLink Services K.K. (Japan)	Securities: 710 Common Shares	100%	All
9.	Open Text Pty Ltd. (Australia)	Securities: 100 Ordinary Shares	100%	All
10.	Vignette India Pvt Ltd. (India)	Securities: 1,664,600 Shares	99.99%	All
11.	Ocelot Merger Sub, Inc. (Delaware, USA) (to be merged into GXS Group, Inc. with GXS Group, Inc. surviving such merger as the Borrower)	Securities: 1,000 Common Shares (Uncertificated)	100%	All
12.	Open Text Holdings, Inc. (Delaware, USA)	Securities: 1,000 Common Shares	100%	All
13.	Open Text Brasil Comerico de Software Ltda. (Brazil)	Securities: 984,150 Quota	99%	All
14.	Open Text Technologies India Private Limited (India)	Securities: 9,999 Shares	99%	All
15.	Vignette Partnership, LP (Delaware, USA)	Securities: Limited Partner	92.41%	All
16.	Open Text Coöperatief U.A. (Netherlands)	Securities: 99 Ordinary Shares	99%	All

Loan Party		Securities	% of Issued and Outstanding Securities	% of interest PLEDGED
17.	Easylink Services Corporation India Private Limited (India)	Securities: 9,999 Common Shares	99%	All
18.	Open Text Canada Ltd. (Canada)	Securities: 2,027 Common Shares	89,69%	All
19.	Open Text Corporation India Private Limited (India)	Securities: 999 Common Shares	99%	All
20.	Open Text S. de R.L. de C.V. (Mexico)	Securities: 99,000 Mexico Pesos Equity Parts	99%	All
21.	Open Text Venture Capital Investment Limited Partnership (Ontario, Canada)	Securities: 5,250,001 Limited Partner Units	100% (of LP Units)	All
OPEN TEXT USA INC.
1.	Open Text Inc. (Delaware, USA)	Securities: 1,100 Common Shares	100%	All
2.	Open Text Public Sector Solutions, Inc. (Virginia, USA)	Securities: 1,000 Common Shares	100%	All
VIGNETTE PARTNERSHIP, LP
1.	EasyLink Services International Corporation (Delaware, USA)	Securities: 100 common shares	100%	All

Loan Party		Securities	% of Issued and Outstanding Securities	% of interest PLEDGED
2.	Open Text ULC (Nova Scotia, Canada)	Securities: 9,238 common shares	100%	All
OPEN TEXT INC.
1.	Open Text Middle East – DUBAI, UAE Branch of Open Text Inc.	Securities: No securities issued	N/A	N/A
OPEN TEXT ULC
1.	Open Text SA (Luxembourg)	Securities: 25,150,000 MRP A Shares 12,500,000 MRP C Shares 473,067,418 MRP B Shares 564,724,050 Ordinary Shares	97.94%	All
2.	Sysgenics Ltd. (United Kingdom)	Securities: 320,250 Ordinary Shares and 140,000 Ordinary A Series Shares	100%	All
OPEN TEXT HOLDINGS, INC.
1.	Open Text USA Inc. (Delaware, USA)	Securities: 883 common shares	100%	All
EASYLINK SERVICES INTERNATIONAL CORPORATION
1.	EasyLink Services USA, Inc. (Delaware, USA)	Securities: 1 common share	100%	All
2.	Xpedite Systems LLC (Delaware, USA)	Securities: 100 units	100%	All
OPEN TEXT CANADA LTD.

Loan Party		Securities	% of Issued and Outstanding Securities	% of interest PLEDGED
1.	Vignette Partnership, LP (Delaware, USA)	Securities: General Partner	7.59%	All
2.	Open Text Coöperatief U.A. (Netherlands)	Securities: 1 Ordinary Shares	1%	All
EASYLINK SERVICES USA, INC.
1.	EasyLink Services Latin America, Inc. (Delaware, USA)	Securities: 100 Common Shares	100%	All
XPEDITE SYSTEMS, LLC
1.	Xpedite Systems Worldwide, Inc. (Delaware, USA)	Securities: 200 Common Shares	100%	All
2.	Xpedite Systems Holdings, Inc. (Delaware, USA)	Securities: 100 Common Shares	100%	All
BORROWER
1. GXS Holdings, Inc.		Securities: 100 shares Common Stock	100%	All
GXS HOLDINGS, INC.
1. GXS Worldwide, Inc.		Securities: 1000 shares Common Stock	100%	All
GXS WORLDWIDE, INC.
1. GXS, Inc.		Securities: 700 shares Class A Common Stock; 175 shares Class A Common Stock	100%	All
GXS, INC.
1. GXS Investments, Inc.		Securities: 100 shares of common stock	100%	All
2. HAHT Commerce, Inc.		Securities: 1000 shares of Common Stock	100%	All
3. GXS S.A.		Securities: All	100%	None

Loan Party	Securities	% of Issued and Outstanding Securities	% of interest PLEDGED
4. GXS SpA	Securities: All	100%	None
5. Harbinger de Mexico, S. de C.V. de R.L. (dormant)	Securities: All	100%	None
6. GXS AG	Securities: All	100%	None
7. GXS Tecnologia da Informaco (Brasil) Ltda	Securities: 99.9%	99.9%	85%
8. GXS SAS	Securities: 99.9%	99.9%	None
9. GXS Co. Ltd.	Securities: 200 shares	50%	None
10. GXS Inc.	Securities: 85%	85%	None
11. GXS Mexico S de R.L. de C.V.	Securities: 2,970 pesos	99%	None
12. GXS Ltd.	Securities: 149,994 shares	99.99%	None
GXS INVESTMENTS, INC.
1. GXS International, Inc.	Securities: 100 shares Common Stock	100%	All
2. GXS India Technology Centre Private Limited	Securities: 1 share	0.01%	None
GXS INTERNATIONAL, INC.
1. GXS (ANZ) Pty Limited	Securities: 9,000,000 shares	100%	None
2. GXS Canada Inc.	Securities: 22,100 common shares	100%	None
3. GXS GmbH	Securities: All	100%	100%
4. GXS (HK) Limited	Securities: 3,864,903 shares	100%	None
5. GXS B.V.	Securities: All	100%	None
6. GXS UK Holding Limited	Securities: All	100%	None
7. GXS India Technology Centre Private Limited	Securities: 999,999 shares	99.99%	None
8. GXS Co. Ltd.	Securities: 200 shares	50%	None
9. GXS Mexico S de R.L. de C.V.	Securities: 30 pesos	1%	None
10. GXS Philippines, Inc.	Securities: 99.88%	99.88%	None

Loan Party	Securities	% of Issued and Outstanding Securities	% of interest PLEDGED
11. EC1 Pte Ltd	Securities: 81%	81%	None
12. GXS Tecnologia da Informaco (Brasil) Ltda	Securities: 1 quota	0.01%	None
OPEN TEXT COÖPERATIEF U.A.
1. Open Text South Africa Pty. Ltd. (South Africa)	Securities: 100 Ordinary Shares	100%	All
2. Open Text S.r.o. (Czech Republic)	Securities: CZK 200,000	100%	All
3. Open Text SARL (France)	Securities: 6,003 Ordinary Shares	100%	All
4. Cordys Holding B.V.*	Securities: 1,046,047,100 Ordinary Shares	100%	All
5. Open Text Software S.L.U. (Spain)	Securities: EURO 4,025	100%	All
6. Open Text New Zealand Limited (New Zealand)	Securities: 100 Ordinary Shares	100%	All
7. Open Text Oy (Finland)	Securities: 100 Shares	100%	All
8. Open Text S.R.L. (Italy)	Securities: EURO 100,000	100%	All
9. EasyLink Services France SARL	Securities: 1,054,532 Shares	100%	All
10. Xpedite Systems Participations E.U.R.L. (France)	Securities: 646,434 Shares	69%	All
11. Open Text AG (Switzerland)	Securities: 1,100,000 Ordinary Shares	100%	All
12. Open Text UK Limited (UK)	Securities: 8,600,100 Ordinary Shares	100%	All
13. Open Text Ireland Limited (Ireland)	Securities: 60,003 Ordinary Shares	100%	All
14. Open Text A/S (Denmark)	Securities: 5,000 Shares	100%	All
15. Open Text AB (Sweden)	Securities: 100,000 Shares	100%	All
16. Open Text Sp. Z.o.o. (Poland)	Securities: PLN 100,000	100%	All
17. Metastorm UK Ltd. (UK)	Securities: 1,000 Ordinary Shares	100%	All
18. Open Text Coöperatief U.A. – BELGIUM Branch	Securities: No securities issued	N/A	N/A
OPEN TEXT SARL

Loan Party	Securities	% of Issued and Outstanding Securities	% of interest PLEDGED
1. Nstein Technologies France SASU (France)	Securities: 1,200 Ordinary Shares	100%	All
OPEN TEXT SA
1. StreamServe S.a.r.l. B.V. (Luxembourg/Netherlands)	Securities: 41 Ordinary Shares	100%	All
2. Global 360 UK Ltd. (United Kingdom)	Securities: 1,000 Ordinary Shares	100%	All
3. Open Text Finance SARL (Luxembourg)	Securities: 35,820,000 Ordinary Shares	100%	All
4. Global 360 Germany GmbH (Germany)	Securities: Euro 50,000	100%	All
5. Global 360 Spain S.L.U. (Spain)	Securities: 3,200 Shares	100%	All
6. Open Text SA – IRELAND PLACE OF BUSINESS (Ireland)	Securities: No securities issued	N/A	N/A
OPEN TEXT SOFTWARE GMBH
1. Open Text Software Austria GmbH (Austria)	Securities: 1 Share	100%	All
2. Open Text Document Technologies GmbH (Germany)	Securities: Euro 25,000	100%	All
OPEN TEXT UK LIMITED
1. StreamServe Ltd. (United Kingdom)	Securities: 1 Ordinary Share	100%	All
2. ICCM Professional Services Ltd. (United Kingdom)	Securities: 50 Ordinary Shares	100%	All
3. Xpedite Systems (UK) Limited (United Kingdom)	Securities: 6,351,711 Ordinary Shares	100%	All
4. EasyLink Services International Limited (United Kingdom)	Securities: 100 Ordinary Shares	100%	All
OPEN TEXT FINANCE S.A.R.L.
1. Open Text Finance SARL– IRELAND PLACE OF BUSINESS (Ireland)	Securities: No securities issued	N/A	N/A
SYSGENICS LIMITED
1. Resonate KT Ltd. (United Kingdom)	Securities: 600 Ordinary Shares	100%	All

Loan Party	Securities	% of Issued and Outstanding Securities	% of interest PLEDGED
2. Open Text SA (Luxembourg)	Securities: 16,359,483 MRP B Shares	1.49%	All

*See Summary of corporate changes according to Cordys Reorg Plan (Annex I to Schedule A)

PARI PASSU INTERCREDITOR AGREEMENT

dated as of

January 16, 2014

among

Barclays Bank PLC,
as Intercreditor Agent as of the date hereof,

Barclays Bank PLC,
as Authorized Representative under the 2011 Credit Agreement,

Barclays Bank PLC,
as Authorized Representative under the 2014 Credit Agreement,

and

each additional Authorized Representative from time to time party hereto relating to

OPEN TEXT CORPORATION

TABLE OF CONTENTS
Page
ARTICLE I

Definitions

SECTION 1.01	Construction; Certain Defined Terms 1
ARTICLE II

Priorities and Agreements with Respect to Common Collateral

SECTION 2.01	Priority of Claims 11

SECTION 2.02	Actions with Respect to Common Collateral; Prohibition on Contesting Liens 13

SECTION 2.03	No Interference; Payment Over 14

SECTION 2.04	Automatic Release of Liens; Amendments to First-Priority Collateral Documents 15

SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings 15

SECTION 2.06	Reinstatement 16

SECTION 2.07	Insurance 16

SECTION 2.08	Refinancings 16

SECTION 2.09	Possessory Collateral Agent as Gratuitous Bailee/Agent for Perfection 17
ARTICLE III

Existence and Amounts of Liens and Obligations
ARTICLE IV

The Intercreditor Agent

SECTION 4.01	Appointment and Authority 18

SECTION 4.02	Rights as a First-Priority Secured Party; Resignation and Replacement 19

SECTION 4.03	Exculpatory Provisions 20

SECTION 4.04	Reliance by Intercreditor Agent 23

SECTION 4.05	Delegation of Duties 23

SECTION 4.06	Non-Reliance on Applicable Authorized Agent and Other First-Priority Secured Parties 23

SECTION 4.07	Collateral and Guaranty Matters 23

SECTION 4.08	Voting 24

ARTICLE V

Miscellaneous

SECTION 5.01	Notices 24

SECTION 5.02	Waivers; Amendment; Joinder Agreements 25

SECTION 5.03	Parties in Interest 26

SECTION 5.04	Survival of Agreement 26

SECTION 5.05	Counterparts 26

SECTION 5.06	Severability 26

SECTION 5.07	Governing Law 26

SECTION 5.08	Submission to Jurisdiction; Waivers 27

SECTION 5.09	WAIVER OF JURY TRIAL 27

SECTION 5.10	Headings 27

SECTION 5.11	Conflicts 28

SECTION 5.12	Provisions Solely to Define Relative Rights 28

SECTION 5.13	Authorized Representatives 28

SECTION 5.14	Joinder Requirements 28

Annexes and Exhibits

Annex A    Consent of Grantors

This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”), dated as of January 16, 2014, is among BARCLAYS BANK PLC, as Intercreditor Agent (as defined herein), BARCLAYS BANK PLC, as Authorized Representative for the 2011 Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “2011 Administrative Agent”), BARCLAYS BANK PLC, as Authorized Representative for the 2014 Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “2014 Administrative Agent”), and each additional Authorized Representative from time to time party hereto for the Other First-Priority Secured Parties of the Series with respect to which it is acting in such capacity, as consented to by the Grantors in the Consent of Grantors.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Barclays Bank PLC, in its capacity as Intercreditor Agent, the 2011 Administrative Agent (for itself and on behalf of the 2011 Credit Agreement Secured Parties), the 2014 Administrative Agent (for itself and on behalf of the 2014 Credit Agreement Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other First-Priority Secured Parties of the applicable Series) agree as follows:
ARTICLE I

Definitions
SECTION 1.01    Construction; Certain Defined Terms.
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) unless otherwise expressly stated herein, all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
(b)    It is the intention of the First-Priority Secured Parties of each Series that the holders of First-Priority Obligations of such Series (and not the First-Priority Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Priority Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Priority Obligations), (y) any of the First-Priority Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Priority Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Priority Obligations and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) on a basis ranking prior to the security interest of such Series of First-Priority Obligations but junior to the security interest of any other Series of First-Priority Obligations or (ii) the existence of any Collateral for any other Series of First-Priority Obligations that is not Common Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Priority Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First-Priority Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Priority Obligations, and the rights of the holders of such Series of First-Priority Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Priority Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Priority Obligations subject to such Impairment. Additionally, in the event the First-Priority Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Priority Obligations or the Secured Credit Documents governing such First-Priority Obligations shall refer to such obligations or such documents as so modified.
(c)    Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the 2011 Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:
“2011 Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.
“2011 Credit Agreement” means that certain Credit Agreement, dated as of October 2, 2006, amended as of February 15, 2007, further amended as of September 24, 2009, amended and restated as of November 9, 2011 and further amended as of the date of this agreement, among Open Text ULC, the Company, the other borrowers party thereto, the lending institutions from time to time parties thereto, the 2011 Administrative Agent and the other parties thereto as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including, in the event such 2011 Credit Agreement is terminated or replaced and the Company subsequently enters into any agreement or other document evidencing any Indebtedness in the form of loans or commitments to make loans or issue letters of credit, such agreement or other document if designated by the Company to be the “2011 Credit Agreement” hereunder.
“2011 Credit Agreement Collateral Agent” means Barclays Bank PLC, in its capacity as collateral agent for the 2011 Credit Agreement Secured Parties, together with its successors and assigns in such capacity.
“2011 Credit Agreement Documents” means the 2011 Credit Agreement and the other “Credit Documents” as defined in the 2011 Credit Agreement (or any Equivalent Provision thereof).

“2011 Credit Agreement Obligations” means all “Guaranteed Obligations” (as such term is defined in the 2011 Credit Agreement (or the Equivalent Provision thereof)) of the Company and other obligors under the 2011 Credit Agreement or any of the other 2011 Credit Agreement Documents and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the 2011 Credit Agreement Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the 2011 Credit Agreement Documents, according to the respective terms thereof and in the case incurred in a principal amount in excess of $900,000,000 after the date hereof, to the extent expressly permitted to constitute First-Priority Obligations subject to this Agreement under the terms of each extant Secured Credit Document.
“2011 Credit Agreement Secured Parties” means the “Guaranteed Parties” as defined in the 2011 Credit Agreement (or the Equivalent Provision thereof).
“2014 Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.
“2014 Credit Agreement” means that certain Credit Agreement, dated as of January 16, 2014, among Ocelot Merger Sub, Inc., the Company, the other Grantors party thereto, the lending institutions from time to time parties thereto, the 2014 Administrative Agent and the other parties thereto as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including, in the event such 2014 Credit Agreement is terminated or replaced and the Company subsequently enters into any agreement or other document evidencing any Indebtedness in the form of loans or commitments to make loans or issue letters of credit, such agreement or other document if designated by the Company to be the “2014 Credit Agreement” hereunder.
“2014 Credit Agreement Collateral Agent” means Barclays Bank PLC, in its capacity as collateral agent for the 2014 Credit Agreement Secured Parties, together with its successors and assigns in such capacity.
“2014 Credit Agreement Documents” means the 2014 Credit Agreement and the other “Credit Documents” as defined in the 2014 Credit Agreement (or any Equivalent Provision thereof).
“2014 Credit Agreement Obligations” means all “Guaranteed Obligations” (as such term is defined in the 2014 Credit Agreement (or the Equivalent Provision thereof)) of the Company and other obligors under the 2014 Credit Agreement or any of the other 2014 Credit Agreement Documents and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the 2014 Credit Agreement Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the 2014 Credit Agreement Documents, according to the respective terms thereof and in the case incurred after the date hereof, to the extent expressly permitted to constitute First-Priority Obligations subject to this Agreement under the terms of each extant Secured Credit Document.

“2014 Credit Agreement Secured Parties” means the “Guaranteed Parties” as defined in the 2014 Credit Agreement (or the Equivalent Provision thereof).
“Act of Required Debtholders” means, as to any matter at any time:
(a)    prior to the Discharge of Credit Agreement Obligations, a direction in writing delivered to the Intercreditor Agent by or with the written consent of the holders of (x) if the direction relates to an action that requires the consent of “all Lenders” or “all affected Lenders” under the 2011 Credit Agreement or the 2014 Credit Agreement, 100% of the sum of and (y) otherwise, a majority of the sum of:
i.the aggregate outstanding principal amount of Credit Agreement Obligations (including outstanding letters of credit whether or not then available or drawn); and
ii.the aggregate unfunded commitments to extend credit which, when funded, would constitute Credit Agreement Obligations; and

(b)    at any time after the Discharge of Credit Agreement Obligations, a direction in writing delivered to the Intercreditor Agent by or with the written consent of the Major Non-Controlling Authorized Representative.
For purposes of this definition, votes will be determined in accordance with Section 4.08.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Authorized Representative” means (i) in the case of any 2011 Credit Agreement Credit Agreement Obligations or the 2011 Credit Agreement Secured Parties, the 2011 Administrative Agent, (ii) in the case of the 2014 Credit Agreement Credit Agreement Obligations or the 2014 Credit Agreement Secured Parties, the 2014 Administrative Agent and (iii) in the case of any Series of Other First-Priority Obligations or Other First-Priority Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code, the BIA, the CCCA and any similar applicable Federal, provincial, state or foreign law for the relief of debtors.
“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time.
“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of “Eligible Cash Management Agreements” as defined in the 2011 Credit Agreement or the 2014 Credit Agreement.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended from time to time.
“Collateral” means all assets and properties subject to Liens created pursuant to any First-Priority Collateral Document to secure one or more Series of First-Priority Obligations.
“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Priority Obligations (or their respective Authorized Representatives on behalf of such holders) hold a valid and perfected security interest or Lien (including, without limitation, in respect of equity interests of Foreign Subsidiaries directly owned by any Grantor that have been pledged as Collateral) at such time. If more than two Series of First-Priority Obligations are outstanding at any time and the holders of less than all Series of First-Priority Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First-Priority Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.
“Company” means Open Text Corporation.
“Consent of Grantors” means the Consent of Grantors in the form of Annex A attached hereto.
“Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“Controlling Secured Parties” means, with respect to any Common Collateral, (a) prior to the Discharge of Credit Agreement Obligations, the Credit Agreement Secured Parties and (b) after the Discharge of Credit Agreement Obligations, the Series of First-Priority Secured Parties whose Authorized Representative would be, if the Discharge of Credit Agreement Obligations had not occurred, the Major Non-Controlling Authorized Representative.
“Credit Agreement Obligations” means, collectively, the 2011 Credit Agreement Obligations and the 2014 Credit Agreement Obligations.
“Credit Agreement Secured Parties” means, collectively, the 2011 Credit Agreement Secured Parties and the 2014 Credit Agreement Secured Parties.
“Discharge” means, with respect to any Series of First-Priority Obligations, the occurrence of all of the following:
(a)    termination or expiration of all commitments to extend credit that would constitute First-Priority Obligations;
(b)    payment in full in cash of the principal of, and interest and premium, if any, on all First-Priority Obligations (other than any undrawn letters of credit);

(c)    discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable First-Priority Document) of all outstanding letters of credit constituting First-Priority Obligations; and
(d)    payment in full in cash of all other First-Priority Obligations that are outstanding and unpaid at the time such debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).
The term “Discharged” has a corresponding meaning.
“Discharge of Credit Agreement Obligations” means the Discharge of the 2011 Credit Agreement Obligations and the 2014 Credit Agreement Obligations; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations or an incurrence of First-Priority Obligations secured by Common Collateral under an Other First-Priority Agreement evidencing loans, letters of credit or commitments to make loans or issue letters of credit, which has been designated in writing by the Company to the Intercreditor Agent and each other Authorized Representative as the “2011 Credit Agreement” or the “2014 Credit Agreement” for purposes of and in accordance with this Agreement.
“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, supplemented, modified or replacement agreement that is the equivalent to such specific provision in such original agreement.
“Event of Default” means an Event of Default under and as defined in the 2011 Credit Agreement, the 2014 Credit Agreement or any other Other First Priority Agreement (or, in each case, the Equivalent Provision thereof).
“First-Priority Cash Management Obligations” means any Cash Management Obligations secured by any Common Collateral under the First-Priority Collateral Documents.
“First-Priority Collateral Documents” means any agreement, instrument or document entered into in favor of any Authorized Representative for purposes of securing any Series of First-Priority Obligations.
“First-Priority Hedging Obligations” means any Hedging Obligations secured by any Common Collateral under the First-Priority Collateral Documents.
“First-Priority Obligations” means, collectively, (i) the Credit Agreement Obligations, (ii) each Series of Other First-Priority Obligations and (iii) any other First-Priority Hedging Obligations and First-Priority Cash Management Obligations (which shall be deemed to be part of the Series of Other First-Priority Obligations to which they relate to the extent provided in the applicable Other First-Priority Agreement).

“First-Priority Secured Parties” means (a) the Credit Agreement Secured Parties and (b) the Other First-Priority Secured Parties with respect to each Series of Other First-Priority Obligations.
“Grantors” means Open Text ULC, Ocelot Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and, immediately following the consummation of the merger of Merger Sub into GXS Group, Inc., a Delaware corporation (“GXS”), GXS, the Company and each of the Subsidiaries of the Company that has executed and delivered a First-Priority Collateral Document as a grantor thereunder.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under an “Eligible Hedging Agreement” as defined in the 2011 Credit Agreement or the 2014 Credit Agreement.
“Impairment” has the meaning assigned to such term in Section 1.01(b).
“Intercreditor Agent” means, with respect to any Common Collateral, (i) until the Discharge of Credit Agreement Obligations, Barclays Bank PLC or any successor appointed in accordance with Section 4.02(b) and (ii) from and after the Discharge of Credit Agreement Obligations, the Major Non-Controlling Authorized Representative or any other person appointed pursuant to Section 4.02(b).
“Interim Financing” has the meaning assigned to such term in Section 2.05(b).
“Interim Financing Liens” has the meaning assigned to such term in Section 2.05(b).
“Interim Lenders” has the meaning assigned to such term in Section 2.05(b).
“Insolvency or Liquidation Proceeding” means:
(1)    any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Secured Credit Documents); or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

It is understood and agreed that the definition of “Insolvency or Liquidation Proceeding” in the Intercreditor Agreement does not amend or modify Section 8.01(l) of the 2011 Credit Agreement or Section 7.01(l) of the 2014 Credit Agreement which shall govern with respect to the Grantors.
“Intercreditor Agent” has the meaning assigned to such term in Section 5.14(b).
“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).
“Joinder Agreement” means the documents required to be delivered by an Authorized Representative to the Intercreditor Agent pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First-Priority Obligations or a Refinancing of any Series of First-Priority Obligations.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Major Non-Controlling Authorized Representative” means, with respect to any Common Collateral, the Authorized Representative of the Series of Other First-Priority Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Other First-Priority Obligations with respect to such Common Collateral.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Controlling Authorized Representative” means, at any time with respect to any Common Collateral, any Authorized Representative that is not the Intercreditor Agent at such time with respect to such Common Collateral.
“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First-Priority Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.
“Obligations” means any principal, interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), penalties, fees indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness.
“Other First-Priority Agreement” means each of the agreements, documents and instruments providing for, evidencing or securing any Other First-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other First-Priority Agreement at any time or otherwise evidencing or securing any indebtedness arising under any First-Priority Document and includes the 2014 Credit Agreement.

“Other First-Priority Obligations” means any indebtedness or Obligations (other than 2011 Credit Agreement Obligations, 2011 Hedging Obligations, 2011 Cash Management Obligations, 2014 Credit Agreement Obligations, 2014 Hedging Obligations and 2014 Cash Management Obligations) of the Grantors that are to be secured with a Lien pari passu with the Liens on the Collateral securing the 2011 Credit Agreement Obligations and are designated by the Company as Other First-Priority Obligations hereunder; provided, however, the requirements set forth in Section 5.14 shall have been satisfied.
“Other First-Priority Secured Party” means the holders of any Other First-Priority Obligations and any Authorized Representative with respect thereto and includes the 2014 Credit Agreement Secured Parties.
“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Possessor Agent” has the meaning specified in Section 2.09(a).
“Possessory Collateral” means any Common Collateral in the possession or control of a Possessor Agent, to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code or PPSA of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, (x) any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of a Possessor Agent under the terms of the First-Priority Collateral Documents and (y) any deposit accounts, securities accounts, commodity accounts or uncertificated securities, in each case, subject to a control agreement in favor of a Possessor Agent under the terms of the First Priority Collateral Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.
“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Administrative Agent’s or the Collateral Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions..
“Proceeds” has the meaning assigned to such term in Section 2.01(a).
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any 2011 Credit Agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Documents (as defined in the 2011 Credit Agreement), (ii) the Credit Documents (as defined in the 2014 Credit Agreement) and (iii) each Other First-Priority Agreement.
“Series” means (a) with respect to the First-Priority Secured Parties, each of (i) the 2011 Credit Agreement Secured Parties (in their capacities as such), (ii) the 2014 Credit Agreement Secured Parties (in their capacity as such) and (iii) the Other First-Priority Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First-Priority Secured Parties) and (b) with respect to any First-Priority Obligations, each of (i) the 2011 Credit Agreement Credit Agreement Obligations, (ii) the 2014 Credit Agreement Credit Agreement Obligations and (iii) the Other First-Priority Obligations incurred pursuant to any Other First-Priority Agreement (other than the 2014 Credit Agreement), which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First-Priority Obligations).
“Subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
ARTICLE II
Priorities and Agreements with Respect to Common Collateral
SECTION 2.01    Priority of Claims.
(a)    Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Intercreditor Agent or any First-Priority Secured Party is taking action to enforce rights in respect of any Common Collateral, or any distribution is made in respect of any Common Collateral in any Bankruptcy Case of any Grantor or any First-Priority Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Common Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First-Priority Secured Party or received by the Intercreditor Agent or any First-Priority Secured Party pursuant to any such intercreditor agreement with respect to such Common Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Priority Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Intercreditor Agent in the order specified below:
FIRST, to the payment of all costs and expenses incurred by the Intercreditor Agent and any other Authorized Representative in connection with such collection or sale or otherwise in connection with this Agreement, any Secured Credit Document or any of the First-Priority Obligations, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Intercreditor Agent or the relevant Authorized Representatives hereunder or under any Secured Credit Document on behalf of any Grantor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any Secured Credit Document, and all other fees, indemnities and other amounts owing or reimbursable to the Intercreditor Agent or any other Authorized Representative hereunder or under any Secured Credit Document;
SECOND, to the Authorized Representatives for each Series of First-Priority Obligations on a pro rata basis in accordance with the respective amounts of the First-Priority Obligations owed to the First-Priority Secured Parties of each such Series on the date of any such distribution (with the amounts so applied to each Series to be distributed by the Authorized Representative for such Series as specified in the applicable Secured Credit Documents for such Series) until the Discharge of each Series of First-Priority Obligations has occurred; and
THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
If, despite the provisions of this Section 2.01(a), any First-Priority Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First-Priority Obligations to which it is then entitled in accordance with this Section 2.01(a), such First-Priority Secured Party shall hold such payment or recovery in trust for the benefit of all First-Priority Secured Parties for distribution in accordance with this Section 2.01(a).
Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First-Priority Secured Party and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) has a lien or security interest that is junior in priority to the security interest of any Series of First-Priority Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Priority Obligations (such third party an “Intervening Creditor”), the value of any Common Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or Proceeds to be distributed in respect of the Series of First-Priority Obligations with respect to which such Impairment exists.
(b)    It is acknowledged that the First-Priority Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Priority Secured Parties of any Series.
(c)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Priority Obligations granted on the Common

Collateral and notwithstanding any provision of the Uniform Commercial Code or PPSA of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Priority Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b) hereof), each First-Priority Secured Party hereby agrees that the Liens securing each Series of First-Priority Obligations on any Common Collateral shall be of equal priority.
SECTION 2.02    Actions with Respect to Common Collateral; Prohibition on Contesting Liens.
(a)    With respect to any Common Collateral, (i) notwithstanding Section 2.01, only the Intercreditor Agent shall act or refrain from acting with respect to the Common Collateral, (ii) the Intercreditor Agent shall not follow any instructions with respect to such Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral) from any NonControlling Authorized Representative (or any other First-Priority Secured Party) and (iii) no Non-Controlling Authorized Representative or other First-Priority Secured Party (other than the Intercreditor Agent) shall or shall instruct the Intercreditor Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral), whether under any First-Priority Collateral Document, applicable law or otherwise, it being agreed that only the Intercreditor Agent shall be entitled to take any such actions or exercise any such remedies with respect to Common Collateral. Notwithstanding the equal priority of the Liens, the Intercreditor Agent may deal with the Common Collateral as if the Controlling Secured Parties had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Intercreditor Agent or the Controlling Secured Party or any other exercise by the Intercreditor Agent or the Controlling Secured Party of any rights and remedies relating to the Common Collateral or seek to cause the Intercreditor Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Priority Secured Party, Intercreditor Agent or any Authorized Representative with respect to any Collateral not constituting Common Collateral.
(b)    Each of the Authorized Representatives agrees that it will not accept any Lien on any Common Collateral for the benefit of any Series of First-Priority Obligations (other than funds deposited for the discharge or defeasance of any Other First-Priority Agreement) other than pursuant to the First-Priority Collateral Documents and, by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First-Priority Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First-Priority Collateral Documents applicable to it.
(c)    Each of the First-Priority Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First-Priority Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Intercreditor Agent, any Authorized Representative or any other First-Priority Secured Party to enforce this Agreement.
SECTION 2.03    No Interference; Payment Over.
(a)    Each First-Priority Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Priority Obligations of any Series or any First-Priority Collateral Document or the validity, attachment, perfection or priority of any Lien under any First-Priority Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Common Collateral by the Intercreditor Agent, (iii) except in the case of the Controlling Secured Parties pursuant to an Act of Required Debtholders, it shall have no right to (A) direct the Intercreditor Agent or any other First-Priority Secured Party to exercise any right, remedy or power with respect to any Common Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Intercreditor Agent or any other First-Priority Secured Party of any right, remedy or power with respect to any Common Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Intercreditor Agent or any other First-Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral, and none of the Intercreditor Agent or any other First-Priority Secured Party shall be liable for any action taken or omitted to be taken by the Intercreditor Agent or any other First-Priority Secured Party with respect to any Common Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Intercreditor Agent or any other First-Priority Secured Party to enforce this Agreement.
(b)    Each First-Priority Secured Party hereby agrees that, if it shall obtain possession of any Common Collateral or shall realize any proceeds or payment in respect of any such Common Collateral, pursuant to any First-Priority Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of First-Priority Obligations, then it shall hold such Common Collateral, proceeds or payment in trust for the other First-Priority Secured Parties and promptly transfer such Common Collateral, proceeds or payment, as the case may be, to the Intercreditor Agent, to be distributed by the Intercreditor Agent in accordance with the provisions of Section 2.01(a) hereof.
SECTION 2.04    Automatic Release of Liens; Amendments to First-Priority Collateral Documents.
(a)    If at any time any Common Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Intercreditor Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of any Authorized Representative, for the benefit of each Series of First-Priority Secured Parties upon such Common Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding; provided that any proceeds of any Common Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.
(b)    Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Intercreditor Agent to evidence and confirm any release of Common Collateral, whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, or amendment to any First-Priority Collateral Document provided for in this Section.
SECTION 2.05    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
(a)    This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under Bankruptcy Law by or against the Company or any of its Subsidiaries.
(b)    If any Grantor shall become subject to a case (a “Bankruptcy Case”) under any Bankruptcy Law, and shall move for approval of financing (“Interim Financing”) to be provided by one or more lenders (the “Interim Lenders”) under Section 364 of the Bankruptcy Code or equivalent provisions of the BIA, CCAA or other Bankruptcy Law, or the use of cash collateral under Section 363 of the Bankruptcy Code or equivalent provisions of the BIA, CCAA or other Bankruptcy Law, each First-Priority Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Common Collateral securing the same (“Interim Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such Interim Financing or such Interim Financing Liens or use of cash collateral (and (i) to the extent that such Interim Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Priority Secured Parties constituting Interim Financing Liens) are subordinated thereto, and (ii) to the extent that such Interim Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First-Priority Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth herein), in each case so long as (A) the First-Priority Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the Interim Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First-Priority Secured Parties (other than any Liens of the First-Priority Secured Parties constituting Interim Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Priority Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Priority Secured Parties as adequate protection or otherwise in connection with such

Interim Financing or use of cash collateral, with the same priority vis-a-vis the First-Priority Secured Parties as set forth in this Agreement, (C) if any amount of such Interim Financing or cash collateral is applied to repay any of the First-Priority Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First-Priority Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such Interim Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the First-Priority Secured Parties receiving adequate protection shall not object to any other First-Priority Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Priority Secured Parties in connection with an Interim Financing or use of cash collateral.
SECTION 2.06    Reinstatement. In the event that any of the First-Priority Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under any Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Priority Obligations shall again have been paid in full in cash.
SECTION 2.07    Insurance. As between the First-Priority Secured Parties, the Intercreditor Agent, acting pursuant to an Act of Required Debtholders, shall have the right to adjust or settle any insurance policy or claim covering or constituting Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.
SECTION 2.08    Refinancings. The First-Priority Obligations of any Series may be Refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of, any First-Priority Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.
SECTION 2.09    Possessory Collateral Agent as Gratuitous Bailee/Agent for Perfection.
(a)    Each of the 2011 Credit Agreement Collateral Agent, the 2014 Credit Agreement Collateral Agent and the Intercreditor Agent (each, in any capacity in which it holds Possessory Collateral, a “Possessor Agent”) agrees to hold, and acknowledges that it does hold, any Common Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or, in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit and on behalf of each other First-Priority Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to a Possessor Agent, each other Authorized Representative agrees to hold and acknowledges that it will hold any Common Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee and/or gratuitous agent for the benefit and on behalf of each other First-Priority Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.
(b)    The duties or responsibilities of the Intercreditor Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Common Collateral constituting Possessory Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party for purposes of perfecting the Lien held by such First-Priority Secured Parties therein.
(c)    The agreement of each Possessor Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 2.09 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the New York UCC.
ARTICLE III
Existence and Amounts of Liens and Obligations
Whenever the Intercreditor Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Priority Obligations of any Series, or the Common Collateral subject to any Lien securing the First-Priority Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that, if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Intercreditor Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. The Intercreditor Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Priority Secured Party or any other person as a result of such determination.
ARTICLE IV
The Intercreditor Agent
SECTION 4.01    Appointment and Authority.
(a)    Each of the First-Priority Secured Parties hereby irrevocably appoints Barclays Bank PLC, to act on its behalf as the Intercreditor Agent hereunder and, for such purposes, as its agent under each of the other First-Priority Collateral Documents and authorizes the Intercreditor Agent to take such actions on its behalf and to exercise such powers as are delegated to the Intercreditor Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First-Priority Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Intercreditor Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Intercreditor Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First-Priority Collateral Documents, or for exercising any rights and remedies thereunder), shall be entitled to the benefits of all provisions of this Article IV of this Agreement, Articles XIII and XIV of the 2011 Credit Agreement, Articles XII and XIII of the 2014 Credit Agreement and the equivalent provision of any Other First-Priority Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the First-Priority Collateral Documents) as if set forth in full herein with respect thereto.
(b)    Each Non-Controlling Secured Party acknowledges and agrees that the Intercreditor Agent shall be entitled, for the benefit of the First-Priority Secured Parties, to sell, transfer or otherwise dispose of or deal with any Common Collateral as provided herein and in the First-Priority Collateral Documents, without regard to any rights to which NonControlling Secured Parties would otherwise be entitled as a result of holding any First-Priority Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Intercreditor Agent or any other First-Priority Secured Party shall have any duty or obligation first to marshal or realize upon any type of Common Collateral (or any other Collateral securing any of the First-Priority Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Common Collateral (or any other Collateral securing any First-Priority Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First-Priority Secured Parties waives any claim it may now or hereafter have against the Intercreditor Agent or the Authorized Representative of any other Series of First-Priority Obligations or any other First-Priority Secured Party of any other Series arising out of (i) any actions which the Intercreditor Agent, any Authorized Representative or any First-Priority Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Obligations from any account debtor, guarantor or any other party) in accordance with the First-Priority Collateral Documents or any other agreement related thereto or to the collection of the First-Priority Obligations or the valuation, use, protection or release of any security for the First-Priority Obligations, (ii) any election by any Intercreditor Agent or any holders of First-Priority Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05 of this Agreement, any borrowing or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Intercreditor Agent shall not accept any Common Collateral in full or partial satisfaction of any First-Priority Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Priority Obligations for whom such Collateral constitutes Common Collateral.
SECTION 4.02    Rights as a First-Priority Secured Party; Resignation and Replacement.

(a)    The Person serving as the Intercreditor Agent hereunder shall have the same rights and powers in its capacity as a First-Priority Secured Party under any Series of First-Priority Obligations that it holds as any other First-Priority Secured Party of such Series and may exercise the same as though it were not the Intercreditor Agent and the term “First-Priority Secured Party” or “First-Priority Secured Parties” or (as applicable) “2011 Credit Agreement Secured Party”, “2011 Credit Agreement Secured Parties”, “2014 Credit Agreement Secured Party”, “2014 Credit Agreement Secured Parties”, “Other First-Priority Secured Party” or “Other First-Priority Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Intercreditor Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary of the Company or other Affiliate thereof as if such Person were not the Intercreditor Agent hereunder and without any duty to account therefor to any other First-Priority Secured Party.
(b)    (i)    The Intercreditor Agent may resign at any time upon 30 days’ notice to the Authorized Representatives for the Controlling Secured Parties and the Company. Upon receipt of any such notice of resignation, the Controlling Secured Parties shall have the right pursuant to an Act of Required Debtholders, with the prior consent of the Company (except during the occurrence or continuation of an Event of Default, during which no consent shall be required), to appoint a successor.
(ii)    If no such successor shall have been so appointed by an Act of Required Debtholders and shall have accepted such appointment within 30 days (or, in the event that the Intercreditor Agent determines that it is subject to any conflict of interest, or, in the case of Barclays Bank PLC, if it has resigned or been removed from its role as 2011 Administrative Agent or 2014 Administrative Agent, with 5 business days), after the retiring Intercreditor Agent gives notice of its resignation, then the retiring Intercreditor Agent may, but shall not be required to, with the prior consent of the Company (such consent not to be unreasonably withheld or delayed), on behalf of the Controlling Secured Parties, appoint a successor Intercreditor Agent; provided, that if the Intercreditor Agent shall notify the Company and the Authorized Representatives that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Intercreditor Agent shall be discharged from its duties and obligations hereunder and (2) all payments, communications and determinations provided to be made by, to or through the Intercreditor Agent shall instead be made by or to the Authorized Representatives in respect of the Credit Agreement Obligations (acting jointly) or, after the Discharge of Credit Agreement Obligations, the Major Non-Controlling Authorized Representative, until such time as the Controlling Secured Parties pursuant to an Act of Required Debtholders appoint a successor Intercreditor Agent as provided for above in the preceding paragraph.
(iii)    Upon a successor’s appointment as Intercreditor Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Intercreditor Agent, and the former Intercreditor Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided in the preceding paragraph). After the termination of the service of the former Intercreditor Agent, the provisions of this Article IV shall continue in effect for the benefit of such former Intercreditor Agent, its agents, designees and bailees in respect of any actions taken or omitted to be taken by any of them while the former Intercreditor Agent was acting as Intercreditor Agent.
SECTION 4.03    Exculpatory Provisions.
(a)    The Intercreditor Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Intercreditor Agent:
(i)    shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Intercreditor Agent is required to exercise; provided that the Intercreditor Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Intercreditor Agent to liability or that is contrary to any First-Priority Collateral Document or applicable law;
(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Intercreditor Agent or any of its Affiliates in any capacity;
(iv)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the percentage of Controlling Secured Parties required for such action, (ii) in the absence of its own gross negligence or willful misconduct as found by a court of competent jurisdiction in a final and non-appealable judgment or (iii) in reliance on a certificate of an authorized officer of the Company stating that such action is not prohibited by the terms of this Agreement (it being understood that the Company is not obligated to deliver such a certificate). The Intercreditor Agent shall be deemed not to have knowledge of any Event of Default under any Series of First-Priority Obligations unless and until notice describing such Event of Default is given to the Intercreditor Agent by the Authorized Representative of such First-Priority Obligations or the Company;
(v)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First-Priority Collateral Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First-Priority Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First-Priority Collateral Documents, (v) the value or the sufficiency of any Collateral for any Series of First-Priority Obligations, or (v) the satisfaction of any condition set forth in any Secured

Credit Document, other than to confirm receipt of items expressly required to be delivered to the Intercreditor Agent;
(vi)    shall be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this agreement, be delivered to it in a form and with substantive provisions reasonably satisfactory to it;
(vii)    shall not have any fiduciary duties or contractual obligations of any kind or nature under any First-Priority Agreement (but shall be entitled to all protections provided to the Intercreditor Agent and to all protections provided to the applicable Authorized Representative for such Series (as if the Intercreditor Agent were the Authorized Representative) therein);
(viii)    with respect to the 2011 Credit Agreement, 2014 Credit Agreement, any Other First-Priority Agreement or any First-Priority Collateral Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation; and
(ix)    may at any time solicit written confirmatory instructions, in the form of an Act of Required Debtholders, a certificate of a responsible officer of a Loan Party (it being understood that the Company is not obligated to deliver such a certificate) or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement.
(b)    Each Secured Party acknowledges that, in addition to acting as the initial Intercreditor Agent, Barclays Bank PLC, also serves as 2011 Administrative Agent under the 2011 Credit Agreement and 2014 Administrative Agent under the 2014 Credit Agreement, and each First-Priority Secured Party hereby agrees not to assert any claim (including as a result of any conflict of interest) against Barclays Bank PLC, or any successor, arising from the role of 2011 Administrative Agent under the 2011 Credit Agreement or 2014 Administrative Agent under the 2014 Credit Agreement, so long as Barclays Bank PLC, or any such successor is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.
(c)    The First-Priority Secured Parties hereby waive any claim they may now or hereafter have against the Intercreditor Agent or any other First-Priority Secured Parties arising out of (i) any actions which the Intercreditor Agent (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents, or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by the Intercreditor Agent (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code (or equivalent provisions of any other Bankruptcy Law), or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code (or equivalent provision of any other Bankruptcy Law) by, the Company or any of its Subsidiaries, as debtor-in-possession.
SECTION 4.04    Reliance by Intercreditor Agent. The Intercreditor Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Intercreditor Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Intercreditor Agent may consult with legal counsel (who may include, but shall not be limited to counsel for the Company or counsel for the 2011 Administrative Agent or the 2014 Administrative Agent independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 4.05    Delegation of Duties. The Intercreditor Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First-Priority Collateral Document by or through any one or more sub-agents appointed by the Intercreditor Agent. The Intercreditor Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Intercreditor Agent and any such sub-agent.
SECTION 4.06    Non-Reliance on Applicable Authorized Agent and Other First-Priority Secured Parties. Each First-Priority Secured Party acknowledges that it has, independently and without reliance upon the Intercreditor Agent, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First-Priority Secured Party also acknowledges that it will, independently and without reliance upon the Intercreditor Agent, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 4.07    Collateral and Guaranty Matters. Each of the First-Priority Secured Parties irrevocably authorizes the Intercreditor Agent, at its option and in its discretion (but without obligation to do so),
(a)    to release any Lien on any property granted to or held by the Intercreditor Agent under any First-Priority Collateral Document in accordance with Section 2.04 of this Agreement or upon receipt of a written request from the Company stating that the release of such Lien is not prohibited by the terms of each then extant Secured Credit Document; and
(b)    to release any Grantor from its obligations under the First-Priority Collateral Documents upon receipt of a written request from the Company stating that such release is not prohibited by the terms of each then extant Secured Credit Document.
SECTION 4.08    Voting. In connection with any matter under this Agreement requiring a vote of holders of First-Priority Obligations (including an Act of Required Debtholders), each Series of First-Priority Obligations will cast its votes in accordance with the First-Priority Documents governing such Series of First-Priority Obligations. The amount of First-Priority Obligations to be voted by a Series of First-Priority Obligations will equal (1) the aggregate outstanding principal amount of Secured Debt held by such Series of First-Priority Obligations (including outstanding letters of credit whether or not then available or drawn) plus (2) the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of First Priority Obligations. The Authorized Representative of a Series of First-Priority Obligations shall notify the Intercreditor Agent of (x) the percentage of such First-Priority Obligations required to take the action in question and (y) the total of (1) and (2) above represented by such Series and the portion of such total that voted in favor of the action or proposal in question. The Intercreditor Agent shall, in the case of any vote by the Credit Agreement Secured Parties, aggregate the numerator (of affirmative votes) and denominator of all Credit Agreement Obligations in order to determine whether an Act of Required Debtholders has occurred.

ARTICLE V
Miscellaneous
SECTION 5.01    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)    if to the Intercreditor Agent:
Barclays Bank PLC, as Intercreditor Agent
1301 Avenue of the Americas
New York, New York 10019
Attention: Hapreet Kaur
Email: harpreet.kaur@barclayscapital.com
Phone: (212) 320 - 7741
Fax: (917) 522 – 0569
Group Email: XraUSLoanOps5@barcap.com;

(b)    if to the 2011 Administrative Agent, to it as provided in the 2011 Credit Agreement;

(c)    if to the 2014 Administrative Agent, to it at as provided in the 2014 Credit Agreement;
(d)    if to any additional Other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Intercreditor Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
SECTION 5.02    Waivers; Amendment; Joinder Agreements.
(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall not be prohibited by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (or its authorized agent) and the Company. Notwithstanding anything in this Section 5.02(b) to the contrary, this Agreement may be amended from time to time at the request of the Company, at the Company’s expense, and without the consent of any Authorized Representative or any First-Priority Secured Party to add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) to the extent such obligations are not prohibited by any First-Priority Collateral Document, by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement. Each party to this Agreement agrees that (i) at the request (and sole expense) of the Company, without the consent of any First-Priority Secured Party, each of the Authorized Representatives shall execute and deliver an acknowledgment and confirmation of such modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications), (ii) the Company shall be a beneficiary of this Section 5.02(b) and, upon such execution and delivery, such Authorized Representative and the Other First-Priority Secured Parties and Other First-Priority Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First-Priority Collateral Documents applicable thereto.
SECTION 5.03    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
SECTION 5.04    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
SECTION 5.05    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or via electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 5.06    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 5.07    Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.
SECTION 5.08    Submission to Jurisdiction; Waivers. The Intercreditor Agent and each Authorized Representative, on behalf of itself and the First-Priority Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Priority Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive jurisdiction of the courts of the Province of Ontario and appellate courts from any thereof and waives any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01 hereof;
(d)    agrees that nothing herein shall affect the right of any other party hereto (or any First-Priority Secured Party) to effect service of process in any other manner permitted by law; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.
SECTION 5.09    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.
SECTION 5.10    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 5.11    Conflicts.
In the event of any conflict between the terms of this Agreement and the terms of any of the other Secured Credit Documents or First-Priority Collateral Documents, the terms of this Agreement shall govern.
SECTION 5.12    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Priority Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the 2011 Credit Agreement or any Other First-Priority Agreements), and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Priority Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13    Authorized Representatives Each of the 2011 Administrative Agent and the 2014 Administrative Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the 2011 Credit Agreement or the 2014 Credit Agreement, as applicable; and in so doing, neither the 2011 Administrative Agent nor the 2014 Administrative Agent shall be responsible for the terms or sufficiency of this Agreement for any purpose. Each of the 2011 Administrative Agent and the 2014 Administrative Agent shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each of the 2011 Administrative Agent and the 2014 Administrative Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the 2011 Credit Agreement or the 2014 Credit Agreement, as applicable.
SECTION 5.14    Joinder Requirements. The Company may designate additional obligations as Other First-Priority Obligations (under the definition thereof) pursuant to this Section 5.14 if (x) the incurrence of such obligations as First‑Priority Obligations under this Agreement is not prohibited under any First-Priority Document then in effect, (y) the Company shall have delivered an officer’s certificate to the Intercreditor Agent certifying the same and (z) and the applicable Authorized Representative shall have executed a Joinder Agreement. If not so prohibited, the Company shall notify each Authorized Representative in writing of such designation and the applicable Authorized Representative shall execute and deliver to each other Authorized Representative a Joinder Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Pari Passu Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BARCLAYS BANK PLC,
as Intercreditor Agent

By:
    Name:
    Title:

BARCLAYS BANK PLC,
as Authorized Representative under the 2011 Credit Agreement

By:
    Name:
    Title:

BARCLAYS BANK PLC,
as Authorized Representative under the 2014 Credit Agreement

By:
    Name:
    Title

Annex A
to Pari Passu Intercreditor Agreement
[Form of]
CONSENT OF GRANTORS
Dated: [____________]
Reference is made to the Pari Passu Intercreditor Agreement, dated as of January 16, 2014, among Barclays Bank PLC, as Intercreditor Agent, Barclays Bank PLC, as Authorized Representative under the 2011 Credit Agreement, and Barclays Bank PLC, as 2014 Administrative Agent (as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
Each of the Grantors party hereto has read the foregoing Intercreditor Agreement and consents thereto. Each of the Grantors party hereto confirms that the foregoing Intercreditor Agreement is for the sole benefit of the First-Priority Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.
Each of the Grantors party hereto agrees to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Intercreditor Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.
This Consent of Grantors shall be governed and construed in accordance with the laws of the Province of Ontario. Notices delivered to the Grantors pursuant to this Consent of Grantors shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.
[Signatures follow.]

IN WITNESS HEREOF, this Consent of Grantors is hereby executed by each of the Grantors as of the date first written above.

OCELOT MERGER SUB, INC., (which on the Closing Date (as defined in the 2014 Credit Agreement) shall be merged with and into GXS Group, Inc., with GXS Group, Inc. surviving such merger), as Grantor
By:
Name: Paul McFeeters
Title: Treasurer

OPEN TEXT CORPORATION, as Grantor
By:
Name: Paul McFeeters
Title: Chief Financial Officer and Chief Administrative Officer

OPEN TEXT ULC, as Grantor
By:
Name: Paul McFeeters
Title: President and Chief Financial Officer

OPEN TEXT INC., as Grantor
By:
Name: Paul McFeeters
Title: President, Chief Executive Officer and Chief Financial Officer

OPEN TEXT USA INC., as Grantor
By:
Name: Paul McFeeters
Title: President

VIGNETTE PARTNERSHIP, LP, by its general partner OPEN TEXT CANADA LTD., as Grantor
By:
Name: Paul McFeeters
Title: President, Chief Financial Officer and Treasurer

OPEN TEXT HOLDINGS, INC., as Grantor
By:
Name: Paul McFeeters
Title: President and Chief Financial Officer

EASYLINK SERVICES INTERNATIONAL CORPORATION, as Grantor
By:
Name: Paul McFeeters
Title: President

OPEN TEXT CANADA LTD., as Grantor
By:
Name: Paul McFeeters
Title: President, Chief Financial Officer and Treasurer

EASYLINK SERVICES USA, INC. as Grantor
By:
Name: Paul McFeeters
Title: President

XPEDITE SYSTEMS, LLC, as Grantor
By:
Name: Paul McFeeters
Title: President

GXS GROUP, INC., (as successor in interest by merger to Ocelot Merger Sub, Inc.)
By:
Name:
Title:

GXS HOLDINGS, INC.
By:
Name:
Title:

GXS WORLDWIDE, INC.
By:
Name:
Title:

GXS, INC.
By:
Name:
Title:

GXS INVESTMENTS, INC.
By:
Name:
Title:

GXS INTERNATIONAL, INC.
By:
Name:
Title:

SCHEDULE 1
FORM OF BORROWING NOTICE

[Date]
Barclays Bank PLC, as Administrative Agent
1301 Avenue of the Americas
New York, New York 10019
Attention: Hapreet Kaur
Email: harpreet.kaur@barclayscapital.com
Phone: (212) 320 - 7741
Fax: (917) 522 – 0569
Group Email: XraUSLoanOps5@barcap.com

Ladies and Gentlemen:
The undersigned, [NAME OF APPLICABLE BORROWER], refers to the credit agreement dated as of January 16, 2014 (as amended, supplemented, replaced, restated or amended and restated from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among Ocelot Merger Sub, Inc., GXS Group, Inc. Open Text Corporation, certain Subsidiaries of Open Text Corporation, the Lenders party thereto and Barclays Bank PLC, as sole administrative agent and collateral agent, and hereby gives you notice pursuant to Section 3.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and, in that connection sets forth below the information relating to such Borrowing as required by Section 3.02 of the Credit Agreement:

(a)	The date of the Borrowing, being a Business Day, is ●.

(b)	The aggregate amount of the Borrowing is ●.

(c)	The Type of Advance requested is ● [specify Type of Advance].

(d)	The initial Interest Period applicable to the Borrowing is ● [for LIBOR Advances].
The undersigned hereby certifies and confirms that on the date of the Accommodation requested under this Borrowing Notice, and immediately after giving effect thereto and to the application of any proceeds therefrom, (x) the representations and warranties contained in Article 5 of the Credit Agreement are true and correct in all material respects on and as of such date, all as though made on and as of such date, except for those changes to the representations and warranties which have been disclosed to and accepted by the Administrative Agent and the Lenders pursuant to Section 16.01 and any representation and warranty which is stated to be made as of a certain date (and then as of such date), and (y) no event or condition has occurred and is continuing, or would result from such Accommodation or giving effect to this Borrowing Notice, which constitutes a Default or an Event of Default. The undersigned further confirms and certifies to each Lender that the proceeds of the proposed Borrowing will be used solely for the purposes permitted by the Credit Agreement.
Yours truly,

[NAME OF APPLICABLE BORROWER]
Per:
Authorized Signatory

SCHEDULE 2
FORM OF INTEREST RATE ELECTION NOTICE

[Date]
Barclays Bank PLC, as Administrative Agent
1301 Avenue of the Americas
New York, New York 10019
Attention: Hapreet Kaur
Email: harpreet.kaur@barclayscapital.com
Phone: (212) 320 - 7741
Fax: (917) 522 – 0569
Group Email: XraUSLoanOps5@barcap.com

Ladies and Gentlemen:

The undersigned, [NAME OF BORROWER], refers to the credit agreement dated as of January 16, 2014 (as amended, supplemented, replaced, restated or amended and restated from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among Ocelot Merger Sub, Inc., GXS Group, Inc., Open Text Corporation, certain Subsidiaries of Open Text Corporation, the Lenders party thereto and Barclays Bank PLC, as sole administrative agent and collateral agent, and hereby gives you notice pursuant to Section 3.03(3) of the Credit Agreement that the undersigned hereby elects to [change one Type of Advance to another Type·of Advance or Type of Accommodation under the Credit Agreement] [continue a LIBOR Advance for an additional Interest Period], and in that connection sets forth below the information relating to such election as required by Section 3.03(3) of the Credit Agreement:

(a)	If the Type of Advance is to be changed:

(i)	the Type of Advance to be changed is ●;

(ii)	the new Type of Advance or Type of Accommodation is ●;

(iii)	the date of such change, being a Business Day, is ●; and

(iv)	the initial Interest Period applicable to such Advance is ● months [if applicable].

(b)	If the Advance is a LIBOR Advance which is to continue as a LIBOR Advance for an additional Interest Period, the subsequent Interest Period applicable to such LIBOR Advance is ● months.

Yours truly,

[NAME OF BORROWER]
Per:
Authorized Signatory

SCHEDULE 3
NOTICE PERIODS AND AMOUNTS

Type of Accommodation	Borrowing Notice (Section 3.02)	Change (Section 3.03(3))	Prepayment (Section 2.06)
ABR Advance	l Business Day	1 Business Day	3 Business Days
LIBOR Advance	3 Business Days	3 Business Days	3 Business Days

In the case of change, the notice period applicable to the other Type of Accommodation or Advance into which an Accommodation is to be changed must also be observed. The day on which any notice is given is included and the day on which the specified action is to occur is excluded in calculating the notice period.

SCHEDULE 4
APPLICABLE MARGINS

LIBOR Advances (per annum)	ABR Advances (per annum)
2.5%	1.50%

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE
[Date]
Barclays Bank PLC, as Administrative Agent
Barclays Bank PLC Bank Debt Management Group
745 Seventh Avenue
New York, New York 10019

Attention:	Portfolio Manager, Irina Dimova

Telephone:	(212) 526-2653

Facsimile:	(212) 526-5115
Email:    irina.dimova@barclays.com

Ladies and Gentlemen:

The undersigned, [NAME OF BORROWER], refers to the credit agreement dated as of January 16, 2014 (as amended, supplemented, replaced, restated or amended and restated from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among Ocelot Merger Sub, Inc., GXS Group, Inc., Open Text Corporation, certain Subsidiaries of Open Text Corporation, the Lenders party thereto and Barclays Bank PLC, as sole administrative agent and collateral agent. This Compliance Certificate is delivered pursuant to Section 6.01(1)(a)(iii) of the Credit Agreement for the Financial Quarter ending on [●] (the “Period”).
I,     , the [Chief Executive Officer], [Chief Financial Officer] [a senior officer] of Open Text Corporation, in such capacity and not personally, hereby certify that:

1.
I am the duly appointed [Chief Executive Officer] [Chief Financial Officer] of Open Text Corporation and as such I am providing this certificate for and on behalf of Open Text Corporation pursuant to the Credit Agreement.

2.	I am familiar with and have examined the provisions of the Credit Agreement.

3.
The financial statements most recently delivered pursuant to Section 6.01(l)(a)(i) or Section 6.01(l)(a)(ii), as applicable, of the Credit Agreement present fairly the financial position, results of operations and changes in financial position of the persons specified therein in accordance with GAAP (subject to normal year-end adjustments and the absence of any required notes to such financial statements).

4.	As of the date hereof, no Default or Event of Default has occurred and is continuing.

5.	As at the last day of the Period, the following ratio was as follows:
Consolidated Net Leverage Ratio (6.03):

Schedule A hereto sets forth details of the calculations of the above ratio.

Dated this      day of     .

(Signature)

(Name – please print)
[Title]

SCHEDULE 6
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee) (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the term loan facility identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate of [identify Lender]1]

3.	Administrative Agent: , as the administrative agent under the Credit Agreement

4.
Credit Agreement: means the credit agreement dated as of January 16, 2014 (as amended, supplemented, replaced, restated or amended and restated from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined) among Ocelot Merger Sub, Inc., GXS Group, Inc., Open Text Corporation, certain Subsidiaries of Open Text Corporation, the Lenders party thereto and Barclays Bank PLC, as sole administrative agent and collateral agent.

____________________________
1 Select as applicable.

5.	Assigned Interest:

Aggregate Amount of Commitment/Advances for all Lenders2	Amount of Commitment /Advances Assigned3	Percentage Assigned of Commitment / Advances4	CUSIP Number
$	$	%

[6. Trade Date: _____________]5
_________, 20___ (the “Effective Date”) [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]
By: ______________________

Title:
ASSIGNEE

[NAME OF ASSIGNEE]
By: ______________________

Title:
____________________________
2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
5 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent
By _______________________________
Title:

Consented to:

[NAME OF BORROWER]
By ________________________________
Title:

ANNEX 1 to Assignment and Assumption
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Credit Document.
1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01(1) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to the Effective Date, and to the Assignee for amount which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

SCHEDULE “A”

Lender	Assigned Lender’s Commitment	Assigned Accommodations Outstanding
●	$●	$●

SCHEDULE 7
FORM OF OPEN TEXT SOLVENCY CERTIFICATE
This Certificate is being delivered pursuant to Section 4.01(1)(d)(vii)(x) of the Credit Agreement dated as of January 16, 2014 (the “Credit Agreement”), among Ocelot Merger Sub, Inc., GXS Group, Inc., Open Text Corporation, certain Subsidiaries of Open Text Corporation, the Lenders party thereto and Barclays Bank PLC, as sole administrative agent and collateral agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
The undersigned, [ ], hereby certifies that he is the [ ] of Open Text Corporation (“Open Text”) and that he is knowledgeable of the financial and accounting matters of Open Text and its subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he is authorized to execute and deliver this Certificate on behalf of Open Text.
The undersigned , solely in his capacity as an officer of Open Text, and not in his individual capacity, hereby further certifies that on the date hereof, immediately after the consummation of the Transactions to occur on the date hereof:
(a)    the aggregate of the property of Open Text and its subsidiaries is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under the legal process, would be sufficient, to enable payment of all their obligations, due and accruing due;
(b)    Open Text and its subsidiaries, taken as a whole, are paying their current obligations in the ordinary course of business as they generally became due; and
(c)    Open Text and its subsidiaries, taken as a whole, will be able to meet their obligations as they generally become due.

SCHEDULE 8
FORM OF BORROWER SOLVENCY CERTIFICATE
This Certificate is being delivered pursuant to Section 4.01(1)(d)(vii)(y) of the Credit Agreement dated as of January 16, 2014 (the “Credit Agreement”), among Ocelot Merger Sub, Inc., GXS Group, Inc., Open Text Corporation, certain Subsidiaries of Open Text Corporation, the Lenders party thereto and Barclays Bank PLC, as sole administrative agent and collateral agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
The undersigned hereby certifies to the Administrative Agent and the Lenders, solely in such undersigned’s capacity as Financial Officer of the Borrower, and not individually (and without personal liability), and based upon financial information, projections and assumptions (including but not limited to those with respect to accounting, actuarial, investment and reserving) made in good faith and based on assumptions reasonably believed by the Borrower to be fair in light of facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), as follows:
As of the date hereof, on a pro forma basis after giving effect to the consummation of the Transactions, including the making of the Term Loan Advances under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Term Loan Advances:
(a)    the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;
(b)    the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;
(c)    the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and
(d)    the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.
For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries (taken as a whole). In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries (taken as a whole) after consummation of the Transactions.

SCHEDULE 9
AUCTION PROCEDURES
This outline is intended to summarize certain basic terms of any modified Dutch auction in order to purchase Term Loans (each, an “Auction”), pursuant to and in accordance with, the terms and conditions of Section 15.01(3) of the Credit Agreement, of which this Schedule 10 is attached (the “Auction Procedures”). It is not intended to be a definitive statement of all of the terms and conditions of an Auction, the definitive terms and conditions for which shall be set forth in the applicable auction procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager and any other Agent, or any of their respective Affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Term Loan Lender should sell its Term Loans to the Borrower pursuant to the Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent (or any of their Affiliates) in its capacity as a Term Loan Lender be deemed to constitute such a recommendation. Each Term Loan Lender should make its own decision as to whether to sell any of its Term Loans and, if it decides to do so, the principal amount of, and price to be sought for, such Term Loans. In addition, each Term Loan Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Auction and the Offer Documents. Capitalized terms not otherwise defined in this Schedule have the meanings assigned to them in the Credit Agreement.
Summary. The Borrower may conduct one or more Auction pursuant to the procedures described herein.
Notice Procedures. In connection with each Auction, the Borrower will provide notification (an “Auction Notice”) to the Auction Manager (for distribution to the Term Loan Lenders). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans that the Borrower is willing to purchase in such Auction (the “Auction Amount”), which shall be no less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Borrower would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended for a period not exceeding three Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time.
Reply Procedures. In connection with any Auction, each Term Loan Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, shall provide the Auction Manager a notice of participation in form and substance reasonably satisfactory to the Auction Manager which shall specify (i) a discount to par expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple in excess thereof, that such Term Loan Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that a Term Loan Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Term Loans held by such Term Loan Lender. Term Loan Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Term Loan Lender resulting in a Qualifying Bid. In addition to the Return Bid, each participating Term Loan Lender must execute and deliver to the Auction Manager, an assignment and acceptance Agreement in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (“Affiliate Assignment Agreement”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).
Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the applicable Auction within the Discount Range for such Auction that will allow the Borrower to complete such Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids (as defined below)). The Borrower shall purchase Term Loans from each Term Loan Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.
Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.
Notification Procedures. The Auction Manager will calculate and post the Applicable Threshold Price no later than the next Business Day after the date that the Return Bids were due. The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid. Upon written request of the submitting Term Loan Lender, the Auction Manager will promptly return any Affiliate Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.
Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction by written notice to the Auction Manager no later than 24 hours before the original Expiration Time so long as, as of such time, no Qualifying Bid has been received by the Auction Manager. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Term Loan Lender; provided that a Term Loan Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, an Auction shall become void if the Borrower fails to satisfy one or more of the conditions to purchase Term Loans set forth in, or otherwise comply with the provisions of, Section 15.01(3) of the Credit Agreement. The purchase price for each purchase of Term Loans shall be paid in cash by the Borrower directly to the respective assigning Term Loan Lender on a settlement date as determined by the Auction Manager in consultation with the Borrower (which shall be no later than ten Business Days after the date Return Bids are due). The Borrower shall execute each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid.
All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, which determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Borrower, will be final and binding.
None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their Affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.
The Auction Manager acting in its capacity as such under an Auction shall be entitled to the benefits of the provisions of Article 12 and Section 14.01 of the Credit Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, each reference therein to the “Credit Documents” were a reference to the Offer Documents, the Auction Notice and Affiliate Assignment Agreement and each reference therein to the “Transactions” were a reference to the transactions contemplated hereby, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.
This Schedule 9 shall not require the Borrower to initiate any Auction nor shall any Term Loan Lender be obligated to participate in any Auction.

SCHEDULE 10
FORM OF INTERCREDITOR AGREEMENT